Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Exhibit 10.3

COLLABORATION, Option AND LICENSE AGREEMENT

by and between

gilead sciences, Inc.

and

Gritstone oncology, inc.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

TABLE OF CONTENTS

Article I DEFINITIONS AND INTERPRETATION		1
Article II COLLABORATION AND OPTION		25
2.1.	Research and Development Activities	25
2.2.	Gilead Composition	27
2.3.	Materials Transfer	27
2.4.	Option	27
Article III LICENSES; EXCLUSIVITY		30
3.1.	Licenses to Gilead	30
3.2.	License to Gritstone	33
3.3.	Subcontracting	34
3.4.	No Other Rights; Retained Rights	34
3.5.	Exclusivity	34
3.6.	Change of Control	37
Article IV GOVERNANCE		38
4.1.	Joint Steering Committee	38
4.2.	Dispute Resolution	39
4.3.	Alliance Managers	39
4.4.	Ad-Hoc Committees	40
4.5.	Costs of Governance	40
Article V TECHNOLOGY TRANSFERS		40
5.1.	Disclosure of Know-How	40
5.2.	Consultation and Assistance	42
Article VI DEVELOPMENT AND REGULATORY MATTERS		42
6.1.	Development	42
6.2.	Development Reports	42
6.3.	Regulatory	42
6.4.	Development Diligence	44
6.5.	Pharmacovigilance	44
6.6.	Compliance	44
6.7.	Regulatory Notices	45
Article VII MANUFACTURING		45
7.1.	Supply Agreement	45
7.2.	Manufacturing	45
7.3.	Manufacturing Know-How and Assistance	45
7.4.	Manufacturing Technology Transfer	45
7.5.	Future Manufacturing Improvements	46
7.6.	Gritstone Operational Documentation	46
7.7.	Transfer Limitation	47
Article VIII COMMERCIALIZATION		47
8.1.	Commercialization	47
8.2.	Commercialization Diligence	47
Article IX FINANCIAL PROVISIONS		47
9.1.	Upfront Payment	47
9.2.	Equity Investment	47
9.3.	Option Exercise Fee	47
9.4.	Milestone Payments	47
9.5.	Royalty Payments	49
9.6.	Royalty Reductions	49

i

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

9.7.	Third Party Obligations	50
9.8.	Cumulative Effect of Reductions	53
9.9.	No Projections	54
9.10.	Non-Refundable and Non-Creditable Payments	54
Article X REPORTS AND PAYMENT TERMS		54
10.1.	Reports; Payment Terms	54
10.2.	Currency	55
10.3.	Blocked Currency	55
10.4.	Taxes; Withholding	56
10.5.	Records and Audit Rights	56
Article XI INTELLECTUAL PROPERTY RIGHTS		57
11.1.	Inventorship	57
11.2.	Ownership	57
11.3.	Prosecution and Maintenance	58
11.4.	Enforcement	59
11.5.	Defense	61
11.6.	Recovery.	62
11.7.	Trademarks	62
11.8.	Product Listings	62
11.9.	Patent Term Extensions	62
Article XII CONFIDENTIALITY		63
12.1.	Nondisclosure	63
12.2.	Exceptions	64
12.3.	Authorized Disclosure	64
12.4.	Terms of this Agreement	66
12.5.	Securities Filings; Disclosure under Applicable Law	66
12.6.	Publicity	66
12.7.	Publications	66
Article XIII TERM AND TERMINATION		67
13.1.	Term	67
13.2.	Termination for Material Breach	67
13.3.	Termination for Insolvency	68
13.4.	Termination by Gilead for Convenience	68
13.5.	[**].	68
13.6.	Rights in Bankruptcy	69
Article XIV EFFECT OF TERMINATION		70
14.1.	Termination by Gilead for Convenience or by Gritstone for Material Breach or Insolvency of Gilead or Expiration Without Option Exercise	70
14.2.	Termination by Gilead for Material Breach by or Insolvency of Gritstone	71
14.3.	Alternative to Termination.	72
14.4.	Surviving Provisions	72
Article XV REPRESENTATIONS, WARRANTIES, AND COVENANTS		75
15.1.	Representations and Warranties by Each Party	75
15.2.	Representations and Warranties by Gritstone as of the Effective Date	75
15.3.	Representations and Warranties by Gritstone as of the Disclosure Letter Date	79
15.4.	Covenants.	80
15.5.	Additional Covenants of Gritstone	81
15.6.	Limitation on Scope of Representations, Warranties and Covenants	82
15.7.	Disclaimer	83

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Article XVI INDEMNIFICATION; LIABILITY		83
16.1.	Indemnification by Gritstone	83
16.2.	Indemnification by Gilead	84
16.3.	Indemnification Procedure	84
16.4.	Mitigation of Loss	85
16.5.	Limitation of Liability	85
16.6.	Insurance	86
Article XVII GENERAL PROVISIONS		87
17.1.	Assignment	87
17.2.	Extension to Affiliates	87
17.3.	Severability	87
17.4.	Governing Law and Waiver of Jury Trial	87
17.5.	Dispute Resolution; Rules of Arbitration	88
17.6.	Force Majeure	89
17.7.	Waivers and Amendments	90
17.8.	Relationship of the Parties	90
17.9.	Notices	90
17.10.	Further Assurances	91
17.11.	Compliance with Law	91
17.12.	Parties in Interest; No Third Party Beneficiary Rights	91
17.13.	English Language	91
17.14.	Expenses	91
17.15.	Interpretation	91
17.16.	Entire Agreement	92
17.17.	Counterparts	92
17.18.	Cumulative Remedies	92

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

LIST OF SCHEDULES

Schedules

Schedule 1.29	ChAdV and SAM Platform Technology
Schedule 1.66	EDGE™ Machine-Learning Platform Technology
Schedule 1.71	Excluded Technology
Schedule 1.122	Existing In-License Agreements
Schedule 1.153	[**]
Schedule 2.1.2(a)	R&D Plan
Schedule 2.1.2(b)	Gritstone R&D Budget
Schedule 3.1.4	Future In-License Agreement [**]
Schedule 3.5.4	Selected Provisions of Gritstone-[**] Arrangement
Schedule 5.1	[**]
Schedule 6.2	Form of Development Report
Schedule 7.4	[**]
Schedule 9.2	Stock Purchase Agreement
Schedule 11.10	[**]-Related Provisions of Third Party Agreements
Schedule 12.6.2	Press Release
Schedule 15.2	Disclosure Schedule
Schedule 15.2.1	Licensed Patents
Schedule 15.3	Disclosure Schedule as of the Bringdown Letter Date
Schedule 15.3.1	Licensed Patents as of the Bringdown Letter Date

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

COLLABORATION, option AND LICENSE AGREEMENT

This COLLABORATION, OPTION AND LICENSE AGREEMENT (this “Agreement”) is made as of January 29, 2021 (the “Effective Date”), by and between Gilead Sciences, Inc., a Delaware corporation having an office at 333 Lakeside Drive, Foster City, CA 94404 (“Gilead”) and Gritstone Oncology, Inc., a Delaware corporation having an office at 5959 Horton Street, Suite 300, Emeryville, California 94608 (“Gritstone”). Gilead and Gritstone are each referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Gilead is a pharmaceutical company with expertise in the development and commercialization of pharmaceutical and biological products;

WHEREAS, Gritstone is a biotechnology company focused on discovering and developing therapeutics using its platform technology;

WHEREAS, Gilead and Gritstone wish to collaborate with respect to certain development and manufacturing process development activities with respect to a potential vaccine product using or incorporating the Licensed Technology for the Field of Use (each, as defined below); and

WHEREAS, Gilead wishes to obtain, and Gritstone wishes to grant, an exclusive option to a license under the Licensed Technology (as defined below) and, following the exercise by Gilead of such option, Gilead will have the right to perform further development, manufacturing, commercialization or Exploitation of products incorporating a Vaccine (each, as defined below), in each case in the Field of Use, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized will have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1. “ACA” means the Patient Protection and Affordable Care Act.

1.2. “Accounting Standards” means U.S. generally accepted accounting principles, consistently applied.

1.3. “Acquired Person” has the meaning set forth in Section 1.33.

1.4. “Acquiring Person” means, collectively, the Person referenced as the acquirer of the Acquired Person or the Acquired Person’s securities or assets in the definition of Change of Control and such Person’s Affiliates, other than the Acquired Person in the definition of Change of Control and such Acquired Person’s Affiliates, determined immediately prior to the closing of such Change of Control.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

1.5. “Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before, or otherwise involving, any Governmental Authority.

1.6. “Affiliate” means, with respect to a Person, any entity or person that controls, is controlled by, or is under common control with that Person, but solely during the period in which such entity or person controls, is controlled by, or is under common control with that Person. For the purpose of this Section 1.6 only, “control” or “controlled” means, (a) direct or indirect, ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity; (b) status as a general partner in any partnership; or (c) any other arrangement whereby the entity or person appoints or has the right to appoint (other than through the ownership of voting securities) a majority of the members of the board of directors or equivalent governing body of a corporation or other entity or has the ability to cause the direction of the management or policies of a corporation or other entity; provided, however, in the case of this clause (c), no person or entity will be deemed to be an Affiliate of such Person solely by virtue of such person’s or entity’s direct or indirect ownership of any securities of such Person. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by Applicable Law for a foreign investor is less than fifty percent (50%), such lower percentage will be substituted in clause (a) of the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.

1.7. “Agreement” has the meaning set forth in the preamble of this Agreement.

1.8. “Agreement Payments” has the meaning set forth in Section 10.4.1.

1.9. “Alliance Manager” has the meaning set forth in Section 4.3.

1.10. “Antitrust Filing” has the meaning set forth in Section 2.4.3(a).

1.11. “Antitrust Law” means any Applicable Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act.

1.12. “Applicable Law” means all applicable laws, statutes, rules, regulations, treaties (including tax treaties), orders, judgments or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city or other political subdivision, including, to the extent applicable, GCP, GLP and GMP, as well as all applicable data protection and privacy laws, rules and regulations, in each case that may be in effect from time to time during the Term, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and the EU General Data Protection Regulation (Regulation (EU) 2016/679).

1.13. “[**]” has the meaning set forth in Section [**].

1.14. “Audited Party” has the meaning set forth in Section 10.5.2.

1.15. “Auditing Party” has the meaning set forth in Section 10.5.2.

1.16. “Auditor” has the meaning set forth in Section 10.5.2.

1.17. “Biosimilar Application” has the meaning set forth in Section 11.4.2(f).

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

1.18. “Biosimilar Product” means, with respect to a Product that has Regulatory Approval in the country or jurisdiction in question, a biological medicine or biological product for human use which: (a) is highly similar to such Product; (b) has no clinically meaningful differences from such Product as determined by Applicable Laws or any applicable Regulatory Authority; and (c) is approved for use (i) in the U.S., as biosimilar (as defined in the ACA) to such Product pursuant to an abbreviated regulatory approval process established under the ACA in 42 U.S.C. § 262(k) as such regulations may be amended from time to time, or a successor regulatory classification, (ii) in the EU, as a similar biological medicinal product pursuant to Directive 2001/83/EC or Regulation (EC) No 726/2004 (as applicable) as such regulations may be amended from time to time, or a successor regulatory classification, or (iii) in any other country or jurisdiction, pursuant to an equivalent regime in such country or jurisdiction.

1.19. “BLA” means a Biologics License Application filed with the FDA in the United States with respect to a Product, as defined in 42 U.S.C. § 262(a) and Title 21 of the U.S. Code of Federal Regulations, Section 601.2 et seq.

1.20. “[**]” has the meaning set forth in Section [**].

1.21. “[**]” has the meaning set forth in Section [**].

1.22. “Breaching Party” has the meaning set forth in Section 13.2.1.

1.23. “Brief” has the meaning set forth in Section 17.5.4.

1.24. “Business Day” means a day other than: (a) Saturday or Sunday; (b) any other day on which commercial banks located in San Francisco, California are obligated by Applicable Laws or executive order to close; (c) the Sunday through Saturday containing July 4th; or (d) December 26 through December 31.

1.25. “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1, and October 1, except that the first Calendar Quarter of the Term will commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1, or October 1 after the Effective Date, and the last Calendar Quarter will end on the last day of the Term.

1.26. “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term will commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term will commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.27. “Cassette” means HIV Antigen sequences that may additionally include [**].

1.28. “ChAdV” means a chimpanzee adenovirus vector.

1.29. “ChAdV and SAM Platform Technology” means [**].

1.30. “Challenge” has the meaning set forth in Section 13.5.

1.31. “Challenge Notice” has the meaning set forth in Section 13.5.

1.32. “Challenging Party” has the meaning set forth in Section 13.5.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

1.33. “Change of Control” means, with respect to a Person (an “Acquired Person”), the occurrence of any of the following events from and after the Effective Date: (a) any Person or group of Persons becomes the beneficial owner (directly or indirectly) of more than fifty percent (50%) of the voting shares of such Acquired Person; (b) such Acquired Person consolidates with or merges into or with another Person pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of such Acquired Person immediately preceding such consolidation or merger; or (c) such Acquired Person sells or transfers to a Person other than an Affiliate of such Acquired Person all or substantially all of such Acquired Person’s assets. Notwithstanding the foregoing, the following will not constitute a Change of Control: (i) a sale of capital stock to underwriters in an underwritten public offering of a Party’s capital stock solely for the purpose of financing, (ii) the acquisition of securities of the Acquired Person by any Person or group of Persons that acquires the Acquired Person’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Acquired Person through the issuance of equity securities, (iii) a transaction solely to change the domicile of a Party; or (iv) a transaction or series of related transactions involving solely the Acquired Person and one or more Affiliates of the Acquired Person.

1.34. “Claims” has the meaning set forth in Section 16.1.

1.35. “Clinical Trial” means any human clinical trial of a pharmaceutical or biological product.

1.36. “CMC” means chemistry, manufacturing, and controls portion of a Regulatory Filing.

1.37. “CMO” means a Third Party contract manufacturer.

1.38. “Code” has the meaning set forth in Section 13.3.

1.39. “Collaboration IP” means, collectively, all Collaboration Know-How and Collaboration Patents.

1.40. “Collaboration Know-How” means, subject to Section 11.10.1, any and all Know-How that is conceived, discovered or otherwise made by or on behalf of either Party or their respective Affiliates in the course of performing activities under this Agreement during the Term, whether solely or jointly with the other Party or any Third Party(ies); provided, for clarity, that Collaboration Know-How excludes (a) Know-How that is [**] and (b) Know-How that is [**], except that this clause (b) shall not exclude Know-How that is (i) [**] or (ii) [**].

1.41. “Collaboration Patents” means, subject to Section 11.10.1, any Patent Right of a Party or any of its Affiliates that claims any Collaboration Know-How.

1.42. “Combination Product” means any Product, in any dosage strength, formulation, or method of administration, that includes: (a) a Vaccine; and (b) one (1) or more [**] (each in clause (b), an “Other Product”), whether in fixed dose combination, co-formulated, co-packaged, or otherwise sold together for one (1) price; provided, however, that in the case of any Product that includes [**], an “Other Product” is deemed to exclude [**]. For clarity, Combination Products include [**].

1.43. “Commercialize” means any and all activities directed to the commercialization of a product, including marketing; detailing; promotion; distributing; order processing; handling returns and recalls; booking sales; administering and commercially selling such product; importing, exporting and transporting such product for commercial sale; and seeking Pricing Approval of a product (if applicable),

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

whether before or after Regulatory Approval has been obtained, as well all regulatory compliance with respect to the foregoing. For clarity, “Commercialization” does not include: (a) Manufacturing; or (b) any Clinical Trials and other trials commenced after Regulatory Approval. When used as a verb, “Commercialize” means to engage in Commercialization.

1.44. “Commercially Reasonable Efforts” means, with respect to a particular activity, Product and Party, that [**].

1.45. “Competing Infringement” has the meaning set forth in Section 11.4.1.

1.46. “Competing Product” has the meaning set forth in Section 3.5.2.

1.47. “Compulsory License” means, with respect to a Product in a country or territory, a license, or rights granted to a Third Party by a governmental agency within such country or territory to sell or offer for sale such Product in such country or territory under any Patent Right or Know-How owned or controlled by either Party or its Affiliates, without direct or indirect authorization from such Party or its Affiliates.

1.48. “Compulsory Licensee” means a Third Party granted a Compulsory License.

1.49. “Confidential Information” means, with respect to a Party, all confidential and proprietary information, including chemical or biological materials, chemical structures, nucleic acid or amino acid sequences, Commercialization plans, correspondence, customer lists, data, Development plans, formulae, improvements, Inventions, Know-How, processes, Regulatory Materials, reports, strategies, techniques or other confidential or proprietary business, scientific or technical information, in each case, that are disclosed by or on behalf of such Party to the other Party in connection with this Agreement, whether prior to, on or after the Effective Date, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the disclosing Party in oral, written, visual, graphic or electronic form. Without limitation to the foregoing, (a) Gritstone Collaboration IP shall be deemed Confidential Information of Gritstone, and Gritstone shall be deemed the disclosing Party and Gilead shall be deemed the receiving Party with respect thereto; (b) Gilead Collaboration IP shall be deemed the Confidential Information of Gilead, and Gilead shall be deemed the disclosing Party and Gritstone shall be deemed the receiving Party with respect thereto; and (c) Joint Collaboration IP shall be deemed Confidential Information of both Parties, and both Parties shall be deemed the disclosing Party and the receiving Party with respect thereto.

1.50. “Control” or “Controlled” means with respect to (a) any Patent Rights, Know-How, other intellectual property right, Regulatory Materials or Confidential Information, the ability of a Party or its Affiliates, as applicable (whether through ownership or license (other than a license granted in this Agreement)) to grant to the other Party or its Affiliates the licenses or sublicenses as provided herein and to otherwise disclose such Know-How, intellectual property right, Regulatory Materials or Confidential Information to the other Party as provided herein, and (b) any right of reference, the ability of a Party or its Affiliates to grant such right of reference as provided herein in each case ((a) and (b)), to the extent not in violation of the terms of any then-existing agreement with any Third Party at the time such Party or its Affiliates, as applicable, (x) in the case of clause (a), would be required hereunder to grant the other Party or its Affiliates such license or sublicenses as provided herein or to otherwise disclose such Know-How, intellectual property right, Regulatory Materials or Confidential Information to the other Party or its Affiliates or (y) in the case of clause (b), would be required to grant the other Party or its Affiliates such right of reference. Notwithstanding the foregoing, a Party and its Affiliates will be deemed not to “Control” any intellectual property rights or rights of reference that are owned or in-licensed by a Third Party (or any

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Affiliates of such Third Party in existence prior to the Change of Control, other than such Party or its Affiliates) that becomes an Affiliate of such Party (or that merges or consolidates with such Party) after the Effective Date as a result of a Change of Control of such Party unless (a) prior to the consummation of such Change of Control, such Party or any of its Affiliates also Controlled such Patent Right, Know-How, other intellectual property right, Regulatory Materials or right of reference; or (b) after the consummation of such Change of Control, such Party or any of its Affiliates uses, develops or invents any such Patent Right, Know-How, other intellectual property right, Regulatory Materials or right of reference in the performance of its obligations or exercise of its rights under this Agreement (for clarity, other than in the case of Gritstone or any of its Affiliates or sublicensees pursuant to the license granted in Section 3.2.2), in each of which cases ((a) and (b)), such Patent Right, Know-How, other intellectual property right, Regulatory Materials or right of reference will be deemed to be “Controlled” by such Party for purposes of this Agreement.

1.51. “Cover” means, with reference to a Valid Claim and a product, that the making, using, offering to sell, selling, importing or exporting of such product would infringe such Valid Claim in the country in which such activity occurs without a license thereto (or ownership thereof).

1.52. “Cure Period” has the meaning set forth in Section 13.2.1.

1.53. “[**]” has the meaning set forth in Section [**].

1.54. “Default” means: (a) any breach, violation or default; (b) the existence of circumstances or the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach, violation or default; or (c) the existence of circumstances or the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation, acceleration or material change of terms.

1.55. “Develop” or “Development” means clinical drug development activities and other development activities with respect to a product, including Clinical Trials, test method development and stability testing; toxicology; formulation; qualification; validation; statistical analysis and report writing; the preparation and submission of INDs and MAAs; regulatory affairs with respect to the foregoing and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval. For clarity, “Development” does not include Research or Manufacturing. When used as a verb, “Develop” means to engage in Development.

1.56. “Development Milestone Events” has the meaning set forth in Section 9.4.1.

1.57. “Development Milestone Payments” has the meaning set forth in Section 9.4.1.

1.58. “Disclosing Party” has the meaning set forth in Section 12.1.

1.59. “Disclosure Letter” has the meaning set forth in Section 2.4.2.

1.60. “Disclosure Letter Date” has the meaning set forth in Section 2.4.2.

1.61. “Dispute” has the meaning set forth in Section 17.5.1.

1.62. “Divestment Period” has the meaning set forth in Section 3.5.2.

1.63. “DOJ” has the meaning set forth in Section 2.4.3(a).

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

1.64. “Dollars” or “$” means the legal tender of the United States.

1.65. “Drug Master File” has the meaning set forth in Section 6.3.2.

1.66. “EDGE™ Machine-Learning Platform Technology” means the [**].

1.67. “Effective Date” has the meaning set forth in the preamble of this Agreement.

1.68. “EMA” means the European Medicines Agency, or any successor agency or authority thereto with comparable responsibilities.

1.69. “Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, assignment to a Third Party, power of sale, right of pre-emption, or security interest of any kind.

1.70. “European Union” or “EU” means all of the European Union member states as of the Effective Date.

1.71. “Excluded Technology” means [**].

1.72. “Existing CDA” means the Mutual Confidential Disclosure Agreement between the Parties, dated May 5, 2017.

1.73. “Existing In-License Agreement” has the meaning set forth in Section 1.122.

1.74. “Exploit” means to make, have made, import, export, distribute, use, have used, sell, have sold, or offer for sale, including to Research, Develop, Manufacture, perform or have performed medical affairs, Commercialize, register, modify, enhance, improve, or otherwise exploit. “Exploitation” and “Exploiting” will be construed accordingly.

1.75. “FDA” means the United States Food and Drug Administration, or any successor agency or authority thereto with comparable responsibilities.

1.76. “FDA Debarment List” means the list of firms or persons debarred pursuant to Sections 306(a) or 306(b) of the Federal Food, Drug, and Cosmetic Act (the “FDCA”) (21 U.S.C. § 335(a)).

1.77. “FDCA” has the meaning set forth in Section 1.76.

1.78. “Field of Use” means all uses in the field of HIV, including treatment, cure, diagnosis, or prevention thereof and, for clarity, acquired immunodeficiency syndrome; provided that, with respect to any Licensed Technology for which Gilead receives a sublicense under (a) the [**], the “Field of Use” will be limited to [**], (b) [**], (c) [**]; (d) [**] or (e) [**].

1.79. “First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first sale of such Product in such country for use or consumption by the general public (following receipt of all Regulatory Approvals that are required in order to sell such Product in such country) and for which any of Gilead or its Affiliates or Sublicensees has invoiced sales of Products in the Territory; provided, however, that the following will not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee, unless such Affiliate or Sublicensee is the last Person in the distribution chain of the Product; (b) any use of such Product in Clinical Trials or non-clinical development activities with respect to such Product by or on behalf of a Party; or (c) [**].

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

1.80. “Force Majeure” has the meaning set forth in Section 17.6.

1.81. “Foundational Licensed Patent” means any [**].

1.82. “FPFD” means the administration of the first dose of a Product to the first patient (or healthy volunteer, as relevant) while such patient or healthy volunteer is participating in a Clinical Trial.

1.83. “FTC” has the meaning set forth in Section 2.4.3(a).

1.84. “FTE” means [**] hours per year. Any person who devotes less than [**] hours per year on the activities under the R&D Plan will be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on such activities, divided by [**]. Overtime, and work on weekends, holidays, and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. For the avoidance of doubt, no individual shall count as more than one (1) FTE for any year.

1.85. “Future Core In-License Agreement” means a Gritstone In-License Agreement other than an Existing In-License Agreement pursuant to which Gritstone in-licenses, or otherwise acquires, Control of Patent Rights, Know-How or other intellectual property rights [**].

1.86. “Future Gritstone Product-Related Agreement” means an agreement, other than a Future Core In-License Agreement, entered into by Gritstone or any of its Affiliates and one or more Third Party(ies) after the Effective Date that (a) [**], or (b) [**], in each case (a) and (b), [**]; provided that [**].

1.87. “Future Gritstone Product-Related [**]” means a Future Gritstone Product-Related Agreement, excluding any Future Gritstone Product-Related [**].

1.88. “Future Gritstone Product-Related [**]” means (i) a Future Gritstone Product-Related Agreement described in clause (a) of the definition of Future Gritstone Product-Related Agreement or (ii) [**], including, for clarity, [**].

1.89. “[**]” means any issued Patent Rights that (a) are Controlled by Gritstone or any of its Affiliates [**], and (b) would be [**] (for clarity, other than [**], excluding [**].

1.90. “[**]” means any [**] that is Controlled by Gritstone or any of its Affiliates [**].

1.91. “Future Gritstone Product-Related Agreement Sublicense” has the meaning set forth in Section 9.7.2(c)(ii).

1.92. “Future Other In-License Agreement” means a Gritstone In-License Agreement other than an Existing In-License Agreement, a Future Core In-License Agreement or a Future Gritstone Product-Related Agreement Sublicense.

1.93. “GCP” means the then-current standards, practices and procedures concerning Clinical Trials promulgated or endorsed by a Regulatory Authority of competent jurisdiction, as such regulations may be amended from time to time, including: (a) for the United States, as set forth in 21 C.F.R. Parts 11, 50, 54, 56, and 312, and guidance for industry, including “Guidance for Industry E6(R2) Good Clinical Practice: Integrated Addendum to ICH E6(R1),” including related regulatory requirements imposed by the FDA; (b) for the European Union, as set forth in Directive 2001/20/EC of the European Parliament and of the Council of 4 April 2001 and Commission Directive 2005/28/EC of 8 April 2005; (c) as set forth in ICH

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Guideline for Good Clinical Practice E6(R2); and (d) analogous Applicable Laws of an applicable Regulatory Authority of competent jurisdiction.

1.94. “Generic Version” means, with respect to a Product, a product (including a “biogeneric,” “follow-on biologic,” “follow-on biological medicine or product,” “follow-on protein product,” “similar biological medicine or product,” or “biosimilar product”) that: (a) within the U.S., is “biosimilar” or “interchangeable,” with respect to such Product as evaluated by the FDA or otherwise determined by Applicable Law; or (b) in the ROW, is determined by the applicable Regulatory Authority or by Applicable Law to be “similar,” “interchangeable,” “bioequivalent,” or “biosimilar” to such Product. For clarity, with respect to a Product, a Biosimilar Product will constitute a Generic Version of such Product.

1.95. “[**]” means [**], or any successor or permitted assignee under [**].

1.96. “[**]” means that certain [**] between [**] and as may be further amended from time to time in accordance with its terms and Section 15.5.7.

1.97. “[**]” means that certain [**].

1.98. “Gilead” has the meaning set forth in the preamble of this Agreement.

1.99. “Gilead Background IP” means any and all Patent Rights, Know-How and other intellectual property rights: (a) in existence and owned or otherwise controlled by Gilead or its Affiliates as of the Effective Date; or (b) invented, conceived, discovered or otherwise made outside of this Agreement and owned or otherwise controlled by Gilead or its Affiliates after the Effective Date, but during the Term.

1.100. “Gilead Collaboration IP” means, collectively, the Gilead Collaboration Know-How and the Gilead Collaboration Patents.

1.101. “Gilead Collaboration Know-How” means any Collaboration Know-How other than (a) Gritstone Collaboration Know-How; or (b) Joint Collaboration Know-How.

1.102. “Gilead Collaboration Patents” means any Collaboration Patents other than (a) Gritstone Collaboration Patents; or (b) Joint Collaboration Patents.

1.103. “Gilead Composition” means any HIV Antigen [**] provided by or on behalf of Gilead under the Agreement, and any nucleic acid encoding such HIV Antigen [**], including [**].

1.104. “Gilead Indemnitee” has the meaning set forth in Section 16.1.

1.105. “Gilead Licensed Know-How” means any Know-How Controlled by Gilead or any of its Affiliates as of the Effective Date or during the Term, other than Joint Collaboration Know-How, that is (a) [**] for Gritstone to conduct any Gritstone R&D Activities or any of its activities under the Supply Agreement, in each case in accordance with this Agreement or the Supply Agreement, as applicable; and (b) either (i) [**] by Gilead to Gritstone [**] for use in such activities, (ii) relate to Gilead Compositions or Gilead Materials transferred by Gilead to Gritstone under this Agreement, or (iii) constituting Gilead Collaboration Know-How [**].

1.106. “Gilead Licensed Patents” means any Patent Right Controlled by Gilead or any of its Affiliates as of the Effective Date or during the Term, other than Joint Collaboration Patents, that (a) claims any Gilead Licensed Know-How; or (b) is otherwise [**] for Gritstone to conduct any Gritstone R&D

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Activities or any of its activities under the Supply Agreement, in each case in accordance with this Agreement or the Supply Agreement, as applicable.

1.107. “Gilead Licensed Technology” means all Gilead Licensed Know-How, Gilead Licensed Patents and any Materials Controlled by Gilead or any of its Affiliates as of the Effective Date or during the Term that are provided to Gritstone for use in the performance of the Gritstone R&D Activities or Gritstone’s activities under the Supply Agreement.

1.108. “Gilead Materials” has the meaning set forth in Section 2.3.

1.109. “Gilead R&D Activities” has the meaning set forth in Section 2.1.1.

1.110. “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, as such regulations may be amended from time to time, and analogous Applicable Laws of an applicable Regulatory Authority and all additional Regulatory Authority documents or regulations that replace, amend, modify, supplant or complement any of the foregoing.

1.111. “GMP” means the then-current standards, practices and procedures concerning Good Manufacturing Practice promulgated or endorsed by a Regulatory Authority of competent jurisdiction, including: (a) section 501(a)(2)(B) of the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. 351(a)(2)(B)); (b) relevant United States regulations in Title 21 of the United States Code of Federal Regulations (including Parts 11, 210, 211, 600, and 610); (c) EU Commission Directive 2003/94/EC; (d) the European Community Guide to Good Manufacturing Practice for Medicinal Products for Human and Veterinary Use, in Volume 4 of the European Commission’s Rules Governing Medicinal Products in the European Union; (e) ICH Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; (f) analogous Applicable Laws of an applicable Regulatory Authority at the time of Manufacture; and (g) all additional Regulatory Authority documents, regulations, policies, guidances, or guidelines, that replace, amend, modify, supplant, or complement any of the foregoing.

1.112. “GMP Supply Product” has the meaning set forth in the Supply Agreement.

1.113. “Good Faith Efforts” means, with respect to a stated goal of a Party, that such Party will use good faith efforts to achieve such goal; provided that [**].

1.114. “Governmental Authority” means any: (a) federal, state, local, municipal, foreign or other government; (b) governmental or quasi-governmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature (including any arbiter).

1.115. “Gritstone” has the meaning set forth in the preamble of this Agreement.

1.116. “[**]” means that certain [**] by and between Gritstone, on the one hand, and [**], on the other hand, dated as of [**] and as may be further amended from time to time in accordance with Section 15.5.12.

1.117. “Gritstone Background IP” means any and all Patent Rights, Know-How and other intellectual property rights: (a) in existence and owned or otherwise Controlled by Gritstone or its Affiliates

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

as of the Effective Date; or (b) invented, conceived, discovered or otherwise made outside of this Agreement and owned or otherwise Controlled by Gritstone or its Affiliates after the Effective Date, but during the Term, in each case ((a) and (b)) that is necessary or reasonably useful to Exploit the Product in the Field of Use in the Territory.

1.118. “Gritstone Background Patent” means any Patent Right within the Gritstone Background IP.

1.119. “Gritstone Collaboration IP” means collectively, the Gritstone Collaboration Know-How and Gritstone Collaboration Patents.

1.120. “Gritstone Collaboration Know-How” means, subject to Section 11.10.1, any Know-How within the Collaboration Know-How that:

1.120.1. is conceived, discovered or otherwise made [**]; or

1.120.2. is conceived, discovered or otherwise made [**].

1.121. “Gritstone Collaboration Patents” means, subject to Section 11.10.1, any Collaboration Patents that:

1.121.1. are invented [**]; or

1.121.2. are invented [**];

1.121.3. provided that [**], all Patent Rights within [**] will be considered Gritstone Collaboration Patents for purposes of Sections [**].

1.122. “Gritstone In-License Agreement” means any contract or agreement with a Third Party (a) (i) pursuant to which Gritstone in-licenses, or otherwise acquires, Control of Patent Rights, Know-How or other intellectual property rights that constitute Licensed Technology for purposes of this Agreement that is set forth on Schedule 1.122 as of the Effective Date or (ii) that becomes an Existing In-License Agreements pursuant to Section 3.1.4(h) as of the date such agreement becomes an Existing In-License Agreement (each, ((i) and (ii)), an “Existing In-License Agreement”); or (b) that becomes a Gritstone In-License Agreement pursuant to Section 9.7.2 as of the date such agreement becomes a Gritstone In-License Agreement.

1.123. “Gritstone Indemnitee” has the meaning set forth in Section 16.2.

1.124. “Gritstone Materials” has the meaning set forth in Section 2.3.

1.125. “Gritstone Operational Documentation” means documents and information specifically related to the internal practices, policies, operating procedures, equipment and systems used by or on behalf of Gritstone or any of its Affiliates in carrying out its operations and activities, including all such documents and information maintained to comply with Applicable Law, which are (a) generally applicable to Gritstone’s operations, facilities or equipment (e.g., with respect to calibration and environmental monitoring); and (b) [**].

1.126. “Gritstone Other Agent” mean an Other Agent that is owned or exclusively licensed by Gritstone.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

1.127. “Gritstone Platform Technologies” means the ChAdV and SAM Platform Technology and the LNP Platform Technology.

1.128. “Gritstone Product Patents” has the meaning set forth in Section 11.3.1(c).

1.129. “Gritstone Product-Related Agreement Selected Improvement IP” has the meaning set forth in Section 9.7.2(b)(ii).

1.130. “Gritstone R&D Activities” has the meaning set forth in Section 2.1.1.

1.131. “Gritstone R&D Budget” has the meaning set forth in Section 2.1.2.

1.132. “Gritstone Reimbursable Costs” has the meaning set forth in Section 10.1.3.

1.133. “HIV” means human immunodeficiency virus.

1.134. “HIV Antigen” means any [**], intended to stimulate an HIV specific immune response in humans.

1.135. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a).

1.136. “ICC Rules” has the meaning set forth in Section 17.5.3.

1.137. “IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto. References herein to IND will include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a clinical trial application in the EU).

1.138. “Indemnification Claim Notice” has the meaning set forth in Section 16.3.1.

1.139. “Indemnified Party” has the meaning set forth in Section 16.3.1.

1.140. “Indemnifying Party” has the meaning set forth in Section 16.3.1.

1.141. “Indemnitee” means a Gilead Indemnitee or a Gritstone Indemnitee, as the context requires.

1.142. “Infringement” has the meaning set forth in Section 11.4.1.

1.143. “Infringement Action” has the meaning set forth in Section 11.4.2(a).

1.144. “Initial Outside Date” has the meaning set forth in Section 2.4.3(c).

1.145. “Initiating Party” has the meaning set forth in Section 11.4.2(e).

1.146. “Invention” means any invention or discovery that is created, conceived or reduced to practice.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

1.147. “Joint Collaboration IP” means, collectively, the Joint Collaboration Know-How and Joint Collaboration Patents.

1.148. “Joint Collaboration Know-How” means any Know-How within the Collaboration Know-How that (a) relates to [**]; (b) is not related to [**]; and (c) is conceived, discovered or otherwise made [**] jointly by or on behalf of Gritstone or any of its Affiliates, on the one hand, and by or on behalf of Gilead or any of its Affiliates, on the other hand.

1.149. “Joint Collaboration Patents” means any Collaboration Patents that (a) relate to any [**]; (b) are not related to any [**]; and (c) claim Joint Collaboration Know-How.

1.150. “Joint Steering Committee” or “JSC” has the meaning set forth in Section 4.1.1.

1.151. “JSC Co-Chair” has the meaning set forth in Section 4.1.2.

1.152. “Know-How” means algorithms, data, Inventions, methods (including methods of use or administration or dosing), practices, results, software, techniques, technology and trade secrets, including analytical and quality control data, analytical methods (including applicable reference standards), assays, batch records, chemical structures and formulation information, compositions of matter, formulae, manufacturing data and information, pharmacological, toxicological and clinical test data and results, processes, reports, research data, research tools, sequences, standard operating procedures and information of a scientific or technical nature, in each case, whether patentable or not, and, in each case, tangible manifestations thereof, excluding any Regulatory Materials and Gritstone Operational Documentation.

1.153. “Knowledge” means, with respect to Gritstone, [**]; provided that with respect to the “Knowledge” of [**].

1.154. “Licensed Gritstone Background Know-How” means any Licensed Know-How within the Gritstone Background IP, excluding, for clarity, any Collaboration Know-How.

1.155. “Licensed Gritstone Background Patent” means any Licensed Patent within the Gritstone Background IP, excluding, for clarity, any Collaboration Patent.

1.156. “Licensed Gritstone Background Technology” means any and all Licensed Gritstone Background Know-How and Licensed Gritstone Background Patents.

1.157. “Licensed Know-How” means any and all Know-How Controlled by Gritstone or any of its Affiliates [**] (including Gritstone Collaboration Know-How, but excluding Joint Collaboration Know-How) which is [**] to Exploit any Product in the Field of Use in the Territory, but excluding any Know-How within the Excluded Technology. For clarity, Licensed Know-How excludes any Licensed Patents.

1.158. “Licensed Patent” means any Patent Right Controlled by Gritstone or any of its Affiliates [**] (including Gritstone Collaboration Patents, but excluding Joint Collaboration Patents) which is [**] to Exploit any Product in the Field of Use in the Territory, but excluding any Patent Rights within the Excluded Technology.

1.159. “Licensed Technology” means, collectively, all Licensed Patents and Licensed Know-How.

1.160. “[**]” means that certain [**] between Gritstone and [**].

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

1.161. “LNP” means lipid nanoparticle technology.

1.162. “LNP Platform Technology” means the [**].

1.163. “Losses” has the meaning set forth in Section 16.1.

1.164. “MAA” means a BLA, a marketing authorization application submitted to the EMA or to the competent Regulatory Authority of a member state of the EU or any equivalent filing in a country or regulatory jurisdiction other than the U.S. or EU with the applicable Regulatory Authority, and all amendments and supplements thereto, to obtain marketing approval for a pharmaceutical or biological product, in a country or in a group of countries.

1.165. “Major European Market” means each of France, Germany, Italy, Spain and the United Kingdom.

1.166. “Manufacture” means all activities related to the manufacturing of a product or any component or ingredient thereof, including the production, manufacture, having manufactured, processing, filling, finishing, packaging, labeling, shipping and holding of product or any intermediate thereof, including process development, process qualification and validation, scale-up, commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control. For clarity, “Manufacture” does not include Research, Development, or Commercialization.

1.167. “Manufacturing Technology Transfer” has the meaning set forth in Section 7.4.

1.168. “Material Breach” means a breach of this Agreement which is material to the rights and obligations of the Parties and the transactions contemplated by this Agreement, taken as a whole.

1.169. “Material Manufacturing Improvement” means a [**] that is Controlled by Gritstone or any of its Affiliates with respect to the Manufacturing process for a [**], including [**].

1.170. “Material Platform Improvement” means a [**] that is Controlled by Gritstone or any of its Affiliates with respect to the Gritstone Platform Technology, including [**].

1.171. “Materials” has the meaning set forth in Section 2.3.

1.172. “Milestone Payments” has the meaning set forth in Section 9.4.2.

1.173. “Milestones” means the Development Milestone Events and Sales Milestone Events.

1.174. “Net Receipts” means [**].

1.175. “Net Sales” means [**]:

[**].

With respect to [**], the following will apply:

[**].

1.176. “New License Agreement” has the meaning set forth in Section 14.1.6.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

1.177. “Non-Breaching Party” has the meaning set forth in Section 13.2.1.

1.178. “Non-Challenging Party” has the meaning set forth in Section 13.5.

1.179. “Non-Prosecuting Party” has the meaning set forth in Section 11.3.2.

1.180. “Notice of Possible Option Exercise” has the meaning set forth in Section 2.4.2.

1.181. “Option” has the meaning set forth in Section 2.4.1.

1.182. “Option Effective Date” has the meaning set forth in Section 2.4.3(b).

1.183. “Option Exercise Date” has the meaning set forth in Section 2.4.1.

1.184. “Option Exercise Fee” has the meaning set forth in Section 9.3.

1.185. “Option Exercise Notice” has the meaning set forth in Section 2.4.1.

1.186. “Option Term” has the meaning set forth in Section 2.4.1.

1.187. “Other Agent” means an active agent, other than an HIV Antigen, including [**].

1.188. “Other Product” has the meaning set forth in Section 1.42.

1.189. “Outside Date” has the meaning set forth in Section 2.4.3(c).

1.190. “Owned Licensed Gritstone Background Technology” means any and all Licensed Gritstone Background Technology owned by Gritstone.

1.191. “Owned Licensed Technology” means any and all Licensed Technology owned by Gritstone.

1.192. “Party” and “Parties” has the meaning set forth in the preamble of this Agreement.

1.193. “Patent Rights” means all rights, title, and interests in and to: (a) all national, regional, and international patents and patent applications filed in any country of the world, including provisional patent applications and all supplementary protection certificates; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority to any of the foregoing, including any continuation, continuation-in-part, divisional, provisional, converted provisional and continued prosecution application, or any substitute application; (c) any patent issued with respect to or in the future issued from any such patent applications, including utility models, petty patents, design patents, and certificates of invention; and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

1.194. “Patent Term Extensions” means any patent term extension, supplementary protection certificate or similar extension.

1.195. “Payee” means a Party receiving a payment under this Agreement.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

1.196. “Payor” means a Party owing or making a payment under this Agreement.

1.197. “Per Product Annual Net Sales” has the meaning set forth in Section 9.4.2.

1.198. “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or any other entity not specifically listed herein.

1.199. “Pharmacovigilance Agreement” has the meaning set forth in Section 6.5.

1.200. “Phase 1 Clinical Trial” means a Clinical Trial that provides for the first introduction into humans of a pharmaceutical or biological product conducted in normal volunteers or patients to get information on product safety, tolerability, immunogenicity, pharmacological activity or pharmacokinetics, as more fully defined in 21 C.F.R. § 312.21(a) (or the foreign equivalent thereof).

1.201. “Phase 1b Clinical Trial” means a Phase 1 Clinical Trial in the target patient population that is designed to establish safety and immunogenicity, which may also be designed to establish an initial indication of efficacy.

1.202. “Phase 3 Clinical Trial” means a Clinical Trial of a pharmaceutical or biologic product on a sufficient number of patients, which trial the FDA permits to be conducted under an open IND and is designed to: (a) establish that the pharmaceutical or biologic product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the pharmaceutical or biologic product in the dosage range to be prescribed; and (c) together with other results, support an MAA to a Regulatory Authority for the pharmaceutical or biologic product, and that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(c) and its successor regulation or equivalents in other jurisdictions.

1.203. “Pivotal Clinical Trial” means any (a) Phase 3 Clinical Trial; or (b) other Clinical Trial of a pharmaceutical or biologic product on a sufficient number of patients, the results of which, together with prior data and information concerning such product, are intended to be or otherwise are sufficient, without any additional Clinical Trial to meet the evidentiary standard for demonstrating the safety, purity, efficacy, and potency of such product established by a Regulatory Authority in any particular jurisdiction and that is intended to support, or otherwise supports, the filing of an MAA to a Regulatory Authority in such jurisdiction (including any bridging study). Notwithstanding any provision to the contrary set forth in this Agreement, treatment of patients as part of an expanded access program, compassionate sales or use program (including named patient program or single patient program), or an indigent program, in each case, will not be included in determining whether or not a Clinical Trial is a Pivotal Clinical Trial or whether a patient has been dosed thereunder.

1.204. “[**] Agreement” means [**] Agreement between the Parties, [**].

1.205. “Pricing Approval” means any approval, agreement, determination or decision establishing prices that can be charged to consumers for a pharmaceutical or biological product or that will be reimbursed by Governmental Authorities for a pharmaceutical or biological product, in each case, in a country where Governmental Authorities approve or determine pricing for pharmaceutical or biological products for reimbursement or otherwise.

1.206. “Product” means any product that contains, incorporates or otherwise includes a Vaccine, in any form, dosage strength or formulation for any method of administration [**] and does not include any

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

(i) [**]; or (ii) [**]. All Products that [**], will be considered the same Product for purposes of this Agreement. For clarity, a Product may constitute a Combination Product.

1.207. “Product Mark” has the meaning set forth in Section 11.7.

1.208. “Product-Specific Third Party IP” has the meaning set forth in Section 9.7.1.

1.209. “Prosecuting Party” has the meaning set forth in Section 11.3.2.

1.210. “Prosecution and Maintenance” or “Prosecute and Maintain” means, with respect to a Patent Right, the preparation, filing, prosecution and maintenance of such Patent Right, as well as re-examinations, reissues, and appeals with respect to such Patent Right, together with the initiation or defense of interferences, oppositions, inter partes review, derivations, re-examinations, post-grant proceedings and other similar proceedings (or other defense proceedings with respect to such Patent Right, but excluding the defense of challenges to such Patent Right as a counterclaim in an infringement proceeding) with respect to the particular Patent Right, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent Right.

1.211. “Publication” has the meaning set forth in Section 12.7.

1.212. “Publishing Party” has the meaning set forth in Section 12.7.

1.213. “Qualifying Use of Gritstone Platform Technology” has the meaning set forth in Section 9.7.2(d).

1.214. “R&D Plan” means the plan set forth on Schedule 2.1.2(a), as may be updated from time to time pursuant to Section 2.1.2.

1.215. “R&D Program” means all activities conducted solely or jointly by the Parties during the Option Term pursuant to the R&D Plan.

1.216. “R&D Team Review Meeting” has the meaning set forth in Section 5.1.2(a).

1.217. “Receiving Party” has the meaning set forth in Section 12.1.

1.218. “Regulatory Approval” means all approvals, licenses and authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a pharmaceutical or biological product for a particular indication in a country or region (including separate Pricing Approvals, as applicable), and, as applicable, including the approvals by the applicable Regulatory Authority of any expansion or modification of the label for such indication.

1.219. “Regulatory Authority” means any national or supranational Governmental Authority, including the FDA, the EMA or any health regulatory authority in any country or region that is a counterpart to the foregoing agencies, in each case, that holds responsibility for development and commercialization of, and the granting of Regulatory Approval for, a pharmaceutical or biological product in such country or region.

1.220. “Regulatory Exclusivity” means the ability to exclude Third Parties from obtaining Regulatory Approval or Commercializing a Product in a country, either through data exclusivity rights (including as described in 42 U.S.C. § 351(k)), orphan-drug exclusivity, pediatric exclusivity (including as

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

described in 42 U.S.C. § 351(m)) or such other rights conferred by Applicable Laws or a Regulatory Authority in such country or jurisdiction, in each case, other than through Patent Rights.

1.221. “Regulatory Filings” means any submission to a Regulatory Authority of any appropriate regulatory application, including any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings will include any IND or MAA.

1.222. “Regulatory Materials” means Regulatory Filings, submissions, notifications, communications, correspondence, registrations, marketing approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to develop, manufacture, market, sell or otherwise commercialize a Product in a particular country or jurisdiction, including INDs, BLAs, and other applications for marketing approval.

1.223. “Research” means activities related to the characterization, design, discovery, generation, identification, non-clinical or pre-clinical studies, pre-clinical development, analytical and process development, optimization, production, or profiling of vaccine candidates or products. For clarity, “Research” does not include Development or Manufacturing. When used as a verb, “Research” means to engage in Research.

1.224. “Response” has the meaning set forth in Section 17.5.4.

1.225. “Reviewing Party” has the meaning set forth in Section 12.7.

1.226. “ROW” means all countries and territories of the world in the Territory other than the U.S.

1.227. “Royalties” has the meaning set forth in Section 9.5.1.

1.228. “Royalty Floor” has the meaning set forth in Section 9.8.1.

1.229. “Royalty Term” has the meaning set forth in Section 9.5.2.

1.230. “Sales Milestone Events” has the meaning set forth in Section 9.4.2.

1.231. “Sales Milestone Payments” has the meaning set forth in Section 9.4.2.

1.232. “SAM” means a self-amplifying mRNA system.

1.233. “Securities Regulator” has the meaning set forth in Section 12.3.1(a).

1.234. “Selected Collaboration IP” means any [**] that relates to (i) [**] or (ii) [**].

1.235. “Selected Collaboration Patents” means any Patent Right within the Selected Collaboration IP.

1.236. “Selected Dispute” has the meaning set forth in Section 17.5.1.

1.237. “Selected Licensed Data” has the meaning set forth in Section 5.1.2(b).

1.238. “Selling Party” means Gilead, its Affiliates, or its Sublicensees, in each case, expressly excluding distributors.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

1.239. “Senior Officers” means, with respect to Gilead, its Chief Medical Officer or his or her designee, and, with respect to Gritstone, its Chief Executive Officer or his or her designee.

1.240. “[**]” means a [**] agreement between such Third Party and a Party, any of its Affiliates, or any of its or their respective licensees or sublicensees, which agreement was entered into in connection with [**] regarding such Third Party’s ability to Exploit [**] in one or more countries [**] owned or controlled by such Party or its Affiliates; provided that no such Third Party shall be deemed a [**].

1.241. “Stock Purchase Agreement” has the meaning set forth in Section 9.2.

1.242. “Subcontractor” means a Third Party contractor engaged by a Party to perform certain obligations or exercise certain rights of such Party under this Agreement (for clarity, not including the performance of any obligations or exercise of any rights of Gritstone, its Affiliates or its or their sublicensees under Section 3.2.2) on a fee-for-service basis (including contract research organizations, Third Parties acting as distributors, or CMOs), which Third Party is not otherwise granted licenses or other rights to Exploit Products.

1.243. “Sublicensees” means any Third Party to whom a Party, any of its Affiliates or any of its Sublicensees grants a sublicense of its rights hereunder to Exploit Products, provided that [**], Sublicensees shall not include Subcontractors.

1.244. “Supply Agreement” has the meaning set forth in Section 7.1.

1.245. “Supply Product” has the meaning set forth in the Supply Agreement.

1.246. “Taxes” has the meaning set forth in Section 10.4.1.

1.247. “Term” has the meaning set forth in Section 13.1.

1.248. “Terminated Product” means, with respect to: (a) the termination of this Agreement with respect to a Product, the Product subject to such termination; (b) the termination of this Agreement with respect to a country in the Territory, all Products in the country in the Territory subject to such termination; and (c) the termination of this Agreement in its entirety, all Products in all countries in the Territory.

1.249. “Territory” means all countries and territories of the world.

1.250. “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.251. “Third Party Acquisition” has the meaning set forth in Section 3.5.2.

1.252. “Third Party Agreement-Governed Intellectual Property Rights” has the meaning set forth in Section 11.10.2(a).

1.253. “Third Party Infringement” has the meaning set forth in Section 11.5.1.

1.254. “Third Party Payment” means any amount paid or required to be paid by Gritstone pursuant to any Gritstone In-License Agreement.

1.255. “Transfer Taxes” has the meaning set forth in Section 10.4.1.

1.256. “Transferrable Manufacturing Improvement” means [**].

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

1.257. “Transferrable Platform Improvement” means [**].

1.258. “Transition Period” has the meaning set forth in Section 7.4.

1.259. “[**]” means that certain [**], as may be amended from time to time in accordance with its terms and Section 15.5.7.

1.260. “[**]” means that certain [**] between Gritstone [**], and as may be further amended from time to time in accordance with its terms.

1.261. “United States” or “U.S.” means the United States of America, its territories, and its possessions.

1.262. “Vaccine” means any vaccine developed under this Agreement, which vaccine (i) was developed from or otherwise uses the Gritstone Platform Technologies; and (ii) incorporates a ChAdV vector or a SAM vector, with or without LNP, that expresses one or more HIV Antigens; provided that such vaccine will not include any (1) [**] or (2) [**]. For clarity, [**].

1.263. “Valid Claim” means a claim in: (a) an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court, patent office, or other governmental agency of competent jurisdiction from which no appeal can be or has been taken within the time allowed for appeal, and which has not been disclaimed, donated to the public or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise; or (b) an [**].

Article II
Collaboration and Option

2.1. Research and Development Activities.

2.1.1. Each Party’s Responsibilities. Gilead will be responsible for conducting all activities assigned to it under the R&D Plan, including conducting a [**] Clinical Trial of a Vaccine and, at Gilead’s sole discretion, (a) one or more [**]; and (b) [**] (such activities, collectively, the “Gilead R&D Activities”). Gritstone will be responsible for performing all activities assigned to it under the R&D Plan, including conducting any [**] activities provided in such plan (such activities, the “Gritstone R&D Activities”). Gritstone will perform, or have performed, all Gritstone R&D Activities in accordance with the R&D Plan and this Agreement. Gritstone will not perform any activities with respect to a Product other than in accordance with the R&D Plan or the Supply Agreement. If the Gritstone R&D Activities have not been completed prior to Gilead’s delivery of an Option Exercise Notice pursuant to Section 2.4.1, at Gilead’s request, Gritstone will continue performing all remaining Gritstone R&D Activities in accordance with the R&D Plan and this Agreement and the license granted to Gritstone under Section 3.2.1 will survive until completion of the remaining Gritstone R&D Activities or until Gilead otherwise requests that Gritstone stop performing such remaining Gritstone R&D Activities. Gilead will reimburse Gritstone for the Gritstone Reimbursable Costs incurred by Gritstone in performing or having performed [**] in accordance with the Gritstone R&D Budget. Gritstone shall promptly inform Gilead upon Gritstone determining that it is likely to overspend or underspend by more than [**]. On a [**] for such [**] shall be deemed Gritstone Reimbursable Costs and reimbursed by Gilead [**].

2.1.2. R&D Plan and Gritstone R&D Budget. The initial draft of the R&D Plan agreed to by the Parties is attached hereto on Schedule 2.1.2(a). From time to time during the Option Term, and on [**], the JSC will review the then-current R&D Plan for potential amendments. Each Party’s JSC

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

representatives will consider in good faith all such amendments proposed by the other Party’s JSC representatives. Any proposed amendments to the R&D Plan will become effective only upon approval by the JSC, and subject to Section 4.2. The R&D Plan will be consistent with the terms of this Agreement and will form a part of this Agreement. In the event of an inconsistency between the R&D Plan and this Agreement, the terms of this Agreement will prevail. The R&D Plan will be deemed the Confidential Information of each Party. In addition, attached as Schedule 2.1.2(b) is a written budget for the Gritstone R&D Activities, which budget includes [**] (collectively, clause (a) and (b), the “Gritstone R&D Budget”).

2.1.3. Records. Each Party will prepare and maintain complete and accurate written records of all activities performed as well as results and data obtained pursuant to the R&D Plan, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. In addition to the reporting obligations set forth herein, upon reasonable request of Gilead, Gritstone will grant Gilead and its Affiliates reasonable access to [**] that is generated in the course of performance of the R&D Program in a format (e.g., remote web-access secured by end-user identity and authentication solutions or by other means providing a comparable, sufficient level of data security) reasonably acceptable to both Parties. Gilead and its Affiliates will also have the right, at reasonable intervals and upon reasonable notice to Gritstone, to [**]. All such records in their disclosed form will be deemed the Confidential Information of each Party (without affecting the ownership of or confidentiality and non-use obligations related to the information therein).

2.1.4. Reporting. Each Party will keep the other Party reasonably informed on the status, progress and results of its activities under the R&D Plan through the regularly-scheduled JSC meetings described in Section 4.1.3. At least [**] before each regularly-scheduled JSC meeting, each Party will submit to the JSC a written summary (in the form of a slide deck or as otherwise reasonably determined by such Party) of the status, progress and results of its activities under the R&D Plan since its prior report. The JSC will review and discuss the status, progress and results of the R&D Program. In addition, Gritstone will provide Gilead with a final written report within [**] following the completion of its activities under the R&D Plan, which report will summarize the activities undertaken and all accomplishments achieved under the R&D Plan. All such summaries and reports in their disclosed form will be deemed the Confidential Information of each Party (without affecting the ownership of or confidentiality and non-use obligations related to the information therein).

2.2. Gilead Composition.

2.2.1. Provision of Gilead Compositions. Gilead will provide Gritstone with Gilead Compositions consisting of HIV Antigens or otherwise as Gilead believes to be reasonably necessary for Gritstone to conduct its activities under the R&D Plan or the Supply Agreement, in each case as set forth in the R&D Plan. All such Gilead Compositions will remain at all times the property of Gilead. No such Gilead Compositions, or any derivatives, analogs, modifications or components thereof, may be transferred, delivered or disclosed to any Third Party other than a Third Party identified for such purpose in the R&D Plan without the prior written approval of Gilead. Gritstone and its Affiliates may only use, and will only permit the use by any permitted Third Party of, such Gilead Compositions provided to Gritstone as contemplated under the R&D Plan or the Supply Agreement and for no other purpose. Gritstone will not, and Gritstone will cause its Affiliates and permitted Third Party transferees to not, distribute or release any such Gilead Compositions to any Person other than Gritstone’s or Gritstone Affiliate’s or permitted Third Party’s laboratory personnel under the direct supervision of Gritstone or a Gritstone Affiliate. Gilead will have no obligation to provide to Gritstone additional Gilead Compositions beyond those consisting of HIV Antigens described in the R&D Plan or the Supply Agreement. Gritstone will not use, and will ensure that its Affiliates and permitted Third Party transferees (each as applicable) do not use, any such Gilead

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Compositions in connection with any Research, Development, Manufacturing or other activities that are subject to consulting or licensing obligations to any Third Party. Gritstone will use, and will ensure that its Affiliates and permitted Third Party transferees (each as applicable) use, such Gilead Compositions in compliance with all Applicable Law.

2.2.2. No Warranties. GRITSTONE UNDERSTANDS THAT ALL GILEAD COMPOSITIONS ARE SUPPLIED ON AN “AS IS” AND “WHERE IS” BASIS. GRITSTONE ACKNOWLEDGES THAT GILEAD COMPOSITIONS ARE EXPERIMENTAL IN NATURE AND MAY HAVE UNKNOWN HAZARDOUS CHARACTERISTICS, THAT GRITSTONE IS AWARE OF THE RISKS OF WORKING WITH EXPERIMENTAL MATERIAL AND THAT GRITSTONE WILL STRICTLY ADHERE TO PROPER LABORATORY PROCEDURES FOR HANDLING MATERIAL WITH UNKNOWN HAZARDS AND ANY OTHER INSTRUCTIONS PROVIDED BY GILEAD WITH RESPECT TO SUCH GILEAD COMPOSITIONS. THE GILEAD COMPOSITIONS WILL NOT BE USED IN HUMANS BY OR ON BEHALF OF GRITSTONE OR ITS AFFILIATES.

2.3. Materials Transfer. In addition to any Gilead Compositions transferred pursuant to Section 2.2, during the Option Term, Gilead or Gritstone may also transfer to Gritstone or Gilead, as applicable, or its respective designee, certain biological or chemical materials (including assays) within such Party’s or any of its Affiliates’ Control (the “Gilead Materials” or “Gritstone Materials”, as applicable, and together, the “Materials”) that are designated for transfer in the R&D Plan, which Materials will be used by the receiving Party solely to conduct the R&D Plan; provided that any transfer of such Materials by a Party to the other Party will be documented in a material transfer agreement executed by the Parties that sets forth the type, name and amount of Materials transferred, the recipient(s) and the date of the transfer. The receiving Party and any of its Affiliates or Subcontractors will have the right to use the Materials solely for conducting the R&D Plan or as otherwise specified in the applicable material transfer agreement or for such other purposes as may be agreed to by the Parties in writing and for no other purposes.

2.4. Option.

2.4.1. Option Grant. Gritstone hereby grants to Gilead the exclusive option, exercisable at Gilead’s sole discretion, to obtain the license set forth in Section 3.1.2 (such exclusive option, the “Option”). Subject to Section 2.4.3, Gilead may exercise the Option by delivering written notice of such exercise to Gritstone at any time after the Effective Date and before the earlier of (a) [**] after the earlier of (i) [**] or (ii) [**] (subject to extension under this Section 2.4.1 and Section 2.4.3(b), the “Option Term”, such notice, an “Option Exercise Notice” and the date of delivery of such notice, the “Option Exercise Date”); provided that the Option Term will be extended beyond [**] if (x) [**] or (y) [**]. In order to rely on the immediately foregoing proviso to extend the Option Term, Gilead must (1) provide Gritstone with written notice that [**], in a timely manner, [**] after [**] and (2) promptly follow-up with written notice to Gritstone specifying [**]. If Gilead does not provide an Option Exercise Notice prior to the expiration of the Option Term, then Gilead’s right to exercise the Option will terminate and Gritstone will have no further obligations to Gilead with respect to such Option and this Agreement will terminate. Unless and until the Option Effective Date occurs, Gilead shall not, and shall cause its Affiliates and its or their Sublicensees not to, [**].

2.4.2. Disclosure Schedule Update(s). In connection with Gilead’s consideration of whether to exercise the Option, Gilead will have the right to provide Gritstone written notice requesting a Disclosure Letter (such notice provided pursuant to this Section 2.4.2, the “Notice of Possible Option Exercise”); provided that [**]; provided, for clarity, that Gilead shall have the right to deliver an Option Exercise Notice without first delivering a Notice of Possible Option Exercise. [**] following Gritstone’s receipt of the Notice of Possible Option Exercise, Gritstone will deliver to Gilead a written document,

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

signed by a duly authorized officer of Gritstone (such letter, a “Disclosure Letter”), setting forth a schedule of exceptions to the representations and warranties in Section 15.3 as of the Disclosure Letter Date and a completed Schedule 15.3.1. From the delivery of the Disclosure Letter until Gilead’s exercise of the Option (and, as applicable, from the Option Exercise Date until the Option Effective Date), Gritstone shall have a right, but not an obligation, to further update the Disclosure Letter to reflect any further changes, supplements or amendments of which Gritstone becomes aware or as a result of an event, condition, fact or circumstance occurring during such period; provided that if Gritstone or its Affiliates receives any [**] after the Disclosure Letter Date but before Gilead’s exercise of the Option, Gritstone shall notify Gilead in writing no later than [**]. The date on which Gritstone delivers any Disclosure Letter pursuant to this Section 2.4.2, or any update to such Disclosure Letter pursuant to the immediately preceding sentence, shall be a “Disclosure Letter Date” with respect to such Disclosure Letter or update thereto, as applicable.

2.4.3. Antitrust Filings.

(a) Filings. If Gilead determines that any filings, notices, applications or other submissions under Antitrust Law are necessary in connection with Gilead’s exercise of the Option (“Antitrust Filing”), then Gilead and Gritstone will submit such Antitrust Filings within a time that Gilead determines, in its sole discretion, is prudent, and in any event, no later than [**] after the Option Exercise Date; provided that Gilead shall notify Gritstone in the Option Exercise Notice of any and all such Antitrust Filings that will or may be required. In connection with any such Antitrust Filing, the Parties will furnish promptly to the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) and any other applicable Governmental Authority any additional information requested within their authority under the HSR Act or other Antitrust Law, use commercially reasonable efforts to obtain antitrust clearance for the transactions contemplated hereunder as soon as practicable and otherwise cooperate with each other in any such governmental antitrust clearance process. Gilead will bear all fees in connection with any filings under this Section 2.4.3(a), and each Party will bear its respective attorneys’ fees and other expenses in connection therewith. Notwithstanding the foregoing, nothing in this Section 2.4.3(a) or otherwise in this Agreement will require either Party or its Affiliates to, in connection with obtaining antitrust clearance for the transaction contemplated hereunder, (i) propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of such Party or any of its Affiliates or otherwise take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of such Party or any of its Affiliates, or (ii) litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Governmental Authority seeking to impose any of the restrictions referenced in clause (ii) above.

(b) Effectiveness. Following the Option Exercise Notice, Gilead may not exercise the license set forth in Section 3.1.2 unless and until: (i) the applicable waiting period provided by the HSR Act has expired or terminated and all other required antitrust clearances have been obtained (solely to the extent applicable to any Antitrust Filings) or (ii) the Option Exercise Date occurs, where Gilead determines no Antitrust Filings are required, in each case ((i) and (ii)), the “Option Effective Date.” In addition, following the Option Exercise Notice, the Option Term will continue until the earlier of the Option Effective Date or the Outside Date.

(c) Outside Date. If (i) Gilead determines any Antitrust Filings are necessary or advisable in connection with Gilead’s exercise of the Option and (ii) the Option Effective Date does not occur on or before [**] after the Option Exercise Date (the “Initial Outside Date”), then Gilead may, in its sole discretion, provide written notice to Gritstone on or prior to the applicable Initial Outside Date to extend such Initial Outside Date by [**] (the Initial Outside Date, as it may be extended, if applicable, the “Outside Date”); provided, however, that the Parties may mutually agree to extend the Outside Date if such extension is necessary for Gilead to litigate, defend against, or otherwise contest any challenge, claim,

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

lawsuit or other cause of action in connection with the Gilead’s exercise of the Option pursuant to or under any Antitrust Law.

(d) Further Assurances. Without limiting the foregoing obligations in this Section 2.4.3, each Party will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Authority in connection with Gilead’s exercise of the Option and keep the other apprised on a prompt basis of the status of any such inquiry or request. To the extent permitted under Applicable Law and subject to a joint defense agreement between the Parties and their respective counsel, each Party will promptly inform the other Party of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding Gilead’s exercise of the Option, and permit the other Party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given to the applicable Governmental Authority(ies). Except as prohibited by Applicable Law, no Party will independently participate in any meeting or conference call with any Governmental Authority in respect of any such filings, investigation or other such inquiry without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate.

Article III
LICENSES; EXCLUSIVITY

3.1. Licenses to Gilead.

3.1.1. Collaboration License. Subject to the terms and conditions of this Agreement, Gritstone hereby grants to Gilead and its Affiliates, during the Option Term, an exclusive (even as to Gritstone, except to the extent necessary or reasonably useful for Gritstone to perform (or have performed) the Gritstone R&D Activities under the R&D Plan in accordance with this Agreement), royalty-free, worldwide license, with the right to sublicense through multiple tiers (subject to the provisions of Section 3.1.3 and Section 3.1.4), under the Licensed Technology and Gritstone’s right, title and interest in the Joint Collaboration IP, solely for the purpose of performing (or having performed) Gilead R&D Activities in the Field of Use and for use in Regulatory Filings to enable such activities for Products in the Field of Use in the Territory; provided, however, that while such license permits Gilead to conduct Gilead R&D Activities with respect to a Product that contains, incorporates or otherwise includes one or more Other Agents in addition to the Vaccine, Gritstone does not grant to Gilead and its Affiliates hereunder any license or other rights under Licensed Technology to Exploit any Other Agent.

3.1.2. Development and Commercial License. Subject to the terms and conditions of this Agreement, Gritstone hereby grants to Gilead and its Affiliates an exclusive (even as to Gritstone), worldwide, royalty-bearing license, with the right to sublicense through multiple tiers (subject to the provisions of Section 3.1.3 and Section 3.1.4), under the Licensed Technology and Gritstone’s right, title and interest in the Joint Collaboration IP, solely (subject to Section 3.1.5) to Exploit all Products in the Field of Use in the Territory; provided, however, that, while such license permits Gilead to Exploit a Product that contains, incorporates or otherwise includes one or more Other Agents in addition to the Vaccine, Gritstone does not grant to Gilead and its Affiliates hereunder any license or other rights under Licensed Technology to Exploit any Other Agent. Gilead covenants to Gritstone that Gilead and its Affiliates and its and their Sublicensees will not exercise the rights granted to it pursuant to this Section 3.1.2 unless and until the Option Effective Date occurs.

3.1.3. Sublicensing by Gilead. Gilead and its Affiliates may grant sublicenses under Sections 3.1.1 and 3.1.2 to any Affiliate or Third Party; provided that any sublicense under Section 3.1.1 to

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

any Third Party will require Gritstone’s prior written consent. Any sublicense under Sections 3.1.1 and 3.1.2 will be consistent with the terms of this Agreement and will include confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in Article XII of this Agreement. Gilead will deliver to Gritstone notice of, and, upon Gritstone’s written request, a copy of, any executed sublicense agreement granted by Gilead to a Third Party under any of the rights and licenses granted to it under Section 3.1.1 or Section 3.1.2 (which may be redacted to protect confidential information that is not necessary to confirm the scope of the sublicensed rights and compliance with this Agreement) no later than [**] following the execution thereof; provided, however, that unless required pursuant to a Gritstone In-License Agreement under which a sublicense is granted by Gilead, Gilead shall not have such obligation to deliver notice and a copy of a sublicense agreement entered into with a Subcontractor solely for the purposes of the subcontracted activities. In no event will Gilead or its Affiliates have a license under, or grant any Third Party a sublicense under, the Licensed Technology or Gritstone’s interest in any Joint Collaboration IP for a purpose or activity outside the scope of the license grants set forth under Sections 3.1.1 and 3.1.2.

3.1.4. Gritstone In-License Agreements.

(a) Limitations on Sublicense Scope. With respect to any Licensed Know-How or Licensed Patents with respect to which Gilead receives a sublicense under any Gritstone In-License Agreement, the sublicenses granted under Section 3.1.1 or Section 3.1.2 are subject to (i) any limitations under the applicable Gritstone In-License Agreements with respect to such sublicensed rights, including with respect to the scope of licensed products, the permitted field of use, the licensed territory and the scope of exclusivity (if any) (provided, for clarity, that in no event shall the sublicense granted by Gritstone to Gilead be greater in scope than provided in Section 3.1.1 or Section 3.1.2), and (ii) terms governing prosecution, enforcement and defense of Licensed Know-How or Licensed Patents governed by the applicable agreements, including as further provided in Section 11.10.

(b) Existing In-License Agreements. Gritstone has provided to Gilead a true and complete copy of each Existing In-License Agreement as of the Effective Date. Gilead shall cause its Affiliates, and, subject to Section 3.1.4(g), its and their Sublicensees to, comply with all provisions of such Existing In-License Agreements to the extent applicable.

(c) Future Core In-License Agreements. Upon adoption by Gilead of a potential Future Core In-License Agreement as a Gritstone In-License Agreement pursuant to Section 9.7.2(c), [**] with respect to such Gritstone In-License Agreement. Subject to Section 3.1.4(f), Gritstone shall have the right to [**]. Gilead shall, and shall cause its Affiliates and, subject to Section 3.1.4(g), its and their Sublicensees to, comply with [**] (including with respect to sublicensees and the Exploitation of any Product in the Field of Use) and [**] with respect to applicable terms [**] governed by the applicable agreements, in each case, [**].

(d) Future Other In-License Agreements. Upon adoption by Gilead of a potential Future Other In-License Agreement as a Gritstone In-License Agreement pursuant to Section 9.7.2(c), Gilead shall, and shall cause its Affiliates and, subject to Section 3.1.4(g), its and their Sublicensees to, comply with [**] to the extent applicable (including with respect to sublicensees and the Exploitation of any Product in the Field of Use) and either: (i) [**], with respect to such agreement or (ii) included in the copy of the such agreement provided to Gilead for review [**] pursuant to Section 9.7.2(b)(iii), as applicable based on Gritstone’s election thereunder, or were consented to by Gilead in writing.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

(e) Future Gritstone Product-Related Agreement Sublicense. Upon adoption by Gilead of a potential Future Gritstone Product-Related Agreement Sublicense as a Gritstone In-License Agreement pursuant to Section 9.7.2(c), Gilead shall, and shall cause its Affiliates and, subject to Section 3.1.4(g), its and their Sublicensees to, comply with [**] to the extent applicable (including with respect to sublicensees and the Exploitation of any Product in the Field of Use) and either: (i) [**], with respect to such agreement or (ii) included in the copy of the such agreement provided to Gilead for review [**] pursuant to Section 9.7.2(b)(iii), as applicable based on Gritstone’s election thereunder, or were consented to by Gilead in writing.

(f) Cooperation. If any question of interpretation arises with respect to any [**], at the request of either Party, the Parties shall confer in good faith as requested by either Party from time to time and discuss approaches [**]. In the event that Gritstone requests any amendment to [**], Gilead shall consider such requested amendment in good faith.

(g) Compliance by Gilead Sublicensees. If a Sublicensee (of Gilead or its Affiliates) fails to comply with a Gritstone In-License Agreement in accordance with the requirements in this Section 3.1.4 or Section 11.10 and either Gilead becomes aware or Gritstone provides notice of such failure to Gilead, then Gilead shall, within [**] of becoming aware of such failure, either (i) [**] or (ii) [**] and, in the event of either (i) or (ii), [**] this Agreement pursuant to [**] (except to the extent required to comply or maintain Gritstone’s rights under such Gritstone In-License Agreement); provided that Gilead shall remain responsible for the consequences of such breach. In the event that Gritstone provides notice to Gilead of an alleged failure to comply under this Section 3.1.4(g), if the Parties in good faith disagree as to whether there has been a failure to comply, then: (1) Gilead may contest the allegation by referring such matter, within [**]following its receipt of notice, for resolution in accordance with Section 17.5; (2) the relevant [**] with respect to such alleged failure to comply will be tolled from the date on which the disputing Party notifies the other Party of such Dispute and through the resolution of such Dispute in accordance with the applicable provisions of this Agreement (provided that such tolling is consistent with the applicable Gritstone In-License Agreement and Gritstone’s ability to comply with and maintain Gritstone’s rights under such Gritstone In-License Agreement); and (3) if it is ultimately determined that such failure to comply occurred, then Gilead will have the right to cure such failure to comply, after such determination, within the [**] cure period in accordance with this Section 3.1.4(g), which will commence as of the date of such determination (to the extent such a cure is consistent with the applicable Gritstone In-License Agreement and Gritstone’s ability to comply with and maintain Gritstone’s rights under such Gritstone In-License Agreement).

(h) Sublicense under [**]. Notwithstanding Section 3.1.2 or any other terms or conditions of this Agreement to the contrary, if Gilead requests a sublicense under Section 2.1(a) of the [**], then (i) Gritstone will grant such sublicense to Gilead, (ii) [**] will be considered an Existing In-License Agreement as of the effective date of such sublicense, and (iii) in addition to being subject to the provisions of Section 3.1.3 and Section 3.1.4, such sublicense shall also subject to all the obligations and requirements of [**] as they pertain to any Product for which a sublicense is granted thereunder, including Sections [**], and without limitation to the foregoing, Gilead hereby explicitly agrees to the requirements set forth in [**] of [**], as required pursuant to [**]. [**].

3.1.5. Sublicense under [**]. Notwithstanding Section 3.1.2 or any other terms or conditions of this Agreement to the contrary and subject to the provisions of Section 3.1.3 and Section 3.1.4, the sublicense granted by Gritstone under [**] is, as provided in [**] to (a) [**], or (b) [**], in each

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

case ((a) and (b)), in the Field of Use during the term of [**]. For purposes of this Section 3.1.5, [**] have the meanings given in [**] has the meaning given [**] has the meaning given [**].

3.2. License to Gritstone.

3.2.1. Collaboration License. Subject to the terms and conditions of this Agreement, Gilead hereby grants to Gritstone, during the Option Term, a non-exclusive, royalty-free, worldwide license, with the right to sublicense through multiple tiers (subject to the provisions of Section 3.2.3) under the Gilead Licensed Technology solely for the purpose of performing (or having performed) the Gritstone R&D Activities or Gritstone’s activities under the Supply Agreement.

3.2.2. Grantback License. Subject to the terms and conditions of this Agreement, Gilead hereby grants to Gritstone a non-exclusive, royalty-free, worldwide license, with the right to sublicense through multiple tiers (subject to the provisions of Section 3.2.3) under the Selected Collaboration IP [**]; provided, that Gilead does not [**]; provided, further, that such license does not include any [**]; provided, further, [**]. In no event will Gritstone or its Affiliates have a license under, or grant any Third Party a sublicense under, the Selected Collaboration IP for a purpose or activity outside the scope of the license grant set forth under this Section 3.2.2.

3.2.3. Sublicensing by Gritstone. Gritstone may not grant any sublicense of the rights granted to it under Section 3.2.1 without the prior written consent of Gilead. Any sublicense granted by Gritstone of the rights granted to it under Section 3.2.1 or Section 3.2.2 will be consistent with the terms of this Agreement and will include confidentiality, non-disclosure and non-use provisions at least as restrictive or protective of the Parties as those set forth in Article XII of this Agreement. Further, (a) [**], and (b) [**], provided that such sublicense shall be sufficient to satisfy the requirements of this clause (b) if [**]. Gritstone will deliver to Gilead notice of, and, upon Gilead’s written request, a copy of, any executed sublicense agreement granted by Gritstone of the rights granted to it under Section 3.2.1 (redacted as necessary to protect confidential information that is not necessary to confirm compliance with this Agreement) no later than [**] following the execution thereof.

3.3. Subcontracting. Each Party may subcontract the performance of tasks and other obligations hereunder to its Affiliates or Third Parties (provided that [**]), which subcontract may include a sublicense of rights necessary for the performance of the subcontract as reasonably required, provided that [**], any such Third Party will not be deemed to be a Sublicensee solely as a result of such sublicense to the extent granted to enable the performance by the subcontractor of the subcontracted activities. Notwithstanding any other term or condition of this Agreement, in the event that the R&D Plan provides for Gritstone to conduct or have conducted any [**] and Gritstone engages [**] to perform such [**]: (a) such performance may, at Gritstone’s election, be conducted under the [**]; (b) the terms of the [**] shall be deemed to meet all requirements for subcontracts under this Agreement and (c) Gritstone shall be deemed in compliance with all its applicable obligations under this Agreement with respect to the engagement of [**] to perform such [**] under the [**].

3.4. No Other Rights; Retained Rights. Each Party expressly reserves and retains all Patent Rights, Know-How or other intellectual property rights not expressly granted herein, and no right or license under any Patent Rights, Know-How or other intellectual property rights of either Party is granted or will be granted by implication. Without limiting the immediately preceding sentence and for clarity, Gritstone will retain the right to use one or more HIV or SIV polypeptides in connection with Research outside the Field of Use. Except as otherwise expressly provided in this Agreement, neither Party will receive any

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

rights under this Agreement to own, use, or access the Patent Rights, Know-How, or other intellectual property rights of the other Party.

3.5. Exclusivity.

3.5.1. Exclusivity Obligation. [**].

3.5.2. Exception for Third Party Acquisition. Notwithstanding Section 3.5.1, except in the case of a Change of Control (which is governed by Section 3.5.3), if Gritstone or its Affiliates acquires a Third Party (whether such acquisition occurs by way of a purchase of assets, merger, consolidation, change of control or otherwise) (an “Third Party Acquisition”) that is, prior to such acquisition, researching, developing, manufacturing or commercializing a product where such activities, if conducted by Gritstone or its Affiliates at such time, would constitute a breach of Section 3.5.1 (a “Competing Product”), then Gritstone will not be in breach of Section 3.5.1 as a result of such Third Party Acquisition; provided, that Gritstone provides written notice to Gilead no later than [**] following the closing of such Third Party Acquisition that such Third Party Acquisition occurred and whether it elects to either: (x) include such Competing Product as a Product within the scope of this Agreement (subject to Gilead’s prior written approval), in which case such Competing Product in the Field of Use will be deemed a Product and be subject to the terms and conditions of this Agreement; (y) divest its rights in and to such Competing Product in the Field of Use, in which case, Gritstone and the Acquired Person will [**] within [**] (the “Divestment Period”) in which event the continued Exploitation of such Competing Product during the Divestment Period while the divestment is being pursued shall not constitute a breach of Section 3.5.1; provided, that Gritstone and the Acquired Person [**], or (z) cease all research, development, manufacturing and commercialization activities with respect to such Competing Product in the Field of Use, in which case, within [**], [**] except in the case of [**]; provided that [**]. No Licensed Technology, Joint Collaboration IP or Gritstone’s Confidential Information shall be used in connection with any subsequent performance of any such activities with respect to any such Competing Products in the Field of Use following the consummation of such Third Party Acquisition. In the event that, following notice to Gilead that Gritstone (or its Affiliate) intends to pursue divestment of the applicable Competing Product pursuant to clause (y) of this Section 3.5.2, such divestment is not completed during the Divestment Period, Gritstone shall notify Gilead whether it would like to elect to include such Competing Product as a Product pursuant to clause (x) above (subject to Gilead’s consent) or cease all research, development, manufacturing and commercialization activities with respect to such Competing Product in the Field of Use pursuant to clause (z) above (provided that in such case such activities shall be required to cease within [**] except in the case of [**]; provided that [**]). In the event that, following notice to Gilead that Gritstone (or its Affiliate) would like to include such Competing Product as a Product under this Agreement but Gilead does not approve of such inclusion, Gritstone shall notify Gilead whether it elects to divest its rights to such Competing Product pursuant to clause (y) above or cease all research, development, manufacturing and commercialization activities with respect to such Competing Product in the Field of Use pursuant to clause (z) above (provided that in such case such activities shall be required to cease [**] except in the case of [**]; provided that [**]. As used herein, “divest” means, with respect to a Competing Product, [**].

3.5.3. Exception for Change of Control. Notwithstanding the foregoing, in the event of a Change of Control of Gritstone, from and after the date of such Change of Control, [**].

3.5.4. Certain Third Party Arrangements. Gilead acknowledges that (a) prior to the Effective Date, Gritstone entered into (i) [**]; (ii) [**]; and (iii) [**], pursuant to which, [**]; and (b) following the Effective Date, Gritstone may [**] pursuant to which Gritstone may [**] similar terms to

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

those contained in [**]; provided that for [**] to be subject to this Section 3.5.4, Gritstone shall provide Gilead with notice of, and, upon Gilead’s written request, a redacted copy of, any such [**]. The Parties agree that this Section 3.5 is not intended and shall not be construed to restrict the agreements described in this Section 3.5.4 and Gritstone’s continued performance of such obligations will not be considered a breach of Section 3.5.1. Gritstone represents, warrants and covenants [**]) would or will require Gritstone or its Affiliates to [**].

3.6. Change of Control.

3.6.1. If Gritstone undergoes a Change of Control during the Term, then Gilead shall have the right, in its sole and absolute discretion, by written notice delivered to Gritstone (or its successor) at any time following the written notice contemplated in clause (a) of Section 3.5.3, to modify the Parties rights and obligations under this Agreement in any or all of the following ways, effective as of the date Gilead delivers such notice to Gritstone: (a) Gilead will have the right to conduct any activities allocated to Gritstone under the R&D Plan (and will have final decision-making authority at the JSC with respect to any such assumed activities or the costs thereof), (b) Gilead will have the right terminate the Supply Agreement and assume responsibility for supply of Vaccine, and (c) Gilead will have the right to immediately dissolve the JSC with any decisions formerly to be made by the JSC under this Agreement to be made (i) mutually by the Parties (subject to the final decision-making authority principles as set forth in Section 4.2, as applicable) or (ii) with respect to any activities Gilead elects to conduct as described in clause (a), by Gilead.

3.6.2. Gritstone covenants that, following such Change of Control, there shall be no material change in the level or nature of efforts or resources expended by Gritstone and its Affiliates in the performance of Gritstone’s obligations under this Agreement, which material change would reasonably be expected to adversely impact (a) Gritstone’s ability to perform its obligations under this Agreement or (b) the Exploitation of any Product under this Agreement.

Article IV
GOVERNANCE

4.1. Joint Steering Committee.

4.1.1. Formation. Promptly after the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to coordinate, oversee and, as applicable, approve the Parties’ activities under this Agreement during the Option Term until dissolution of the JSC pursuant to this Section 4.1.1. The JSC will dissolve upon the earlier of (a) Gilead’s exercise of the Option, (b) termination of this Agreement or (c) dissolution by Gilead pursuant to Section 3.6.1 in the event Gritstone undergoes a Change of Control; provided that if Gilead exercises the Option prior to completion of the R&D Plan, Gilead may elect for the JSC to remain intact until completion of all activities under the R&D Plan.

4.1.2. Membership. The JSC will consist of three (3) representatives from each of the Parties (or such other equal number of representatives as the JSC may determine), each with the requisite experience and seniority to enable such person to make decisions on behalf of such Party with respect to the issues falling within the jurisdiction of the JSC. From time to time, each Party may substitute one (1) or more of its representatives on the JSC upon written notice to the other Party. Gilead will designate one (1) of its JSC representatives as one (1) of the co-chairpersons of the JSC, and Gritstone will designate one (1) of its representatives as the other co-chairperson of the JSC (each, a “JSC Co-Chair”). The JSC Co-Chairs, in consultation with the Alliance Managers, will have the following roles and responsibilities: (a) to call meetings, send notice of each such meeting and designate the time, date and place of each such

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

meeting; (b) to convene or poll the representatives by other permitted means; and (c) to approve (including via email) the final minutes of any meeting of the JSC.

4.1.3. Meetings and Minutes. Unless otherwise agreed by the Parties, until dissolution of the JSC pursuant to Section 4.1.1, the JSC will meet quarterly to address matters within its jurisdiction. Meetings of the JSC may be held in person or by audio or video teleconference; provided, that unless otherwise agreed by the Parties, the location of any such in-person meetings will alternate between locations designated by Gilead and locations designated by Gritstone. The JSC Co-Chairs will be responsible for scheduling meetings and setting agendas based on the input of each Party. The JSC Co-Chairs will prepare and circulate for review and approval of the Parties minutes of each meeting promptly after the meeting. The Parties will agree on the minutes of each meeting promptly, but in no event later than [**] Business Days after receipt of such meeting minutes.

4.1.4. Procedural Rules. The JSC will have the right to adopt such standing rules as will be necessary for its work to the extent that such rules are not inconsistent with this Agreement. A quorum will exist whenever there is present at a meeting at least two (2) representatives appointed by each Party. The JSC will take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least two (2) representatives appointed by each Party. Employees or consultants of either Party that are not representatives of the Parties on the JSC may attend JSC meetings with prior notice and with respect to any consultants, prior consent, of the other Party; provided, however, that such attendees: (a) will not vote; (b) will not be counted when determining whether a quorum exists at any such meeting; and (c) will be bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article XII.

4.1.5. Specific Responsibilities. Until dissolution of the JSC pursuant to Section 4.1.1, the JSC’s responsibilities are as follows: (a) coordinating and serving as a forum for discussing the Parties’ activities under the R&D Plan; (b) reviewing and approving any amendments to the R&D Plan proposed by either Party; (c) reviewing and approving any amendments to the Gritstone R&D Budget proposed by either Party; (d) resolving disputes that arise in connection with the performance of the R&D Plan; (e) coordinating and serving as a forum for discussing the Parties’ activities under the Supply Agreement; (f) resolve matters presented by any ad hoc committee that are within the scope of responsibilities delegated to such ad hoc committee by the JSC; and (g) fulfilling such other responsibilities as may be allocated to the JSC under this Agreement, the Supply Agreement or by mutual written agreement of the Parties.

4.2. Dispute Resolution.

4.2.1. JSC. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC and within the scope of its authority, the representatives of the Parties on the JSC cannot reach consensus as to such matter in accordance with Section 4.1.4 within [**] after such matter was brought to the JSC for resolution, then either Party may refer such disagreement to the Senior Officers for resolution. If the Senior Officers cannot resolve such matter within [**] after such matter has been referred to them in accordance with this Section 4.2.1, then [**]. Notwithstanding the foregoing but subject to Section 3.6.1, without [**], no decision of the JSC [**] may be adopted, in each case, (a) to the extent pertaining to [**]; (b) with respect to or that may result in a material change [**]; or (c) with respect to [**], that may (i) [**]or (ii) [**].

4.2.2. Limitations on Authority. Each Party will retain the rights, powers and discretion granted to it under this Agreement, and no such rights, powers or discretion will be delegated to or vested in the JSC unless such delegation or vesting of rights, powers or discretion is expressly provided for in this

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Agreement or the Parties expressly so agree in writing. The JSC will not have the power to amend, modify or waive compliance with this Agreement or the Supply Agreement, which may only be amended, modified or waived as provided in Section 17.7 or the Supply Agreement.

4.3. Alliance Managers. Promptly following the Effective Date, each Party will appoint (and notify the other Party of the identity thereof in writing) one (1) senior representative having a general understanding of therapeutic vaccine Research and Development to act as its alliance manager under this Agreement (each, an “Alliance Manager”). The Alliance Managers will serve as the contact points between the Parties and will be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties, including: (a) facilitating periodic communications between the Parties in connection with the Parties’ reporting requirements; (b) providing single-point communication for seeking consensus both internally within the respective Party’s organization and together regarding key global strategy and planning issues, as appropriate, including facilitating review of external corporate communications; (c) raising cross-Party or cross-functional disputes in a timely manner; and (d) consulting with the JSC Co-Chairs, in accordance with Section 4.1.2. Each Alliance Manager may be a member of the JSC and vice versa; provided, that such Alliance Manager has the requisite experience and seniority to enable such person to make decisions on behalf of such Party with respect to the issues falling within the jurisdiction of the JSC. From time to time, each Party may substitute its Alliance Manager at any time upon written notice to the other Party.

4.4. Ad-Hoc Committees. By mutual agreement, the JSC may establish and disband ad-hoc committees having such responsibilities as may be expressly delegated by the JSC; provided that the JSC may not grant any responsibilities to an ad-hoc committee that are beyond the scope of the responsibilities of the JSC as set forth herein. Each such committee will consist of the number of representatives that is mutually agreed upon by the Parties. Each Party shall be free to change its representatives on any such committee by notice to the other Party or to send substitute representatives to any meeting of any such committee (provided that any non-employee representatives must receive prior approval of the JSC to attend committee meetings). Each Party’s representatives and any substitutes for such representatives on any such committee shall be bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article XII. No such committee shall have the authority to bind the Parties hereunder. Each such committee shall make recommendations to, and any unresolved disputes shall be referred for resolution to, the JSC.

4.5. Costs of Governance. The Parties agree that the costs incurred by each Party in connection with its participation at any meetings under this Article IV will be borne solely by such Party.

Article V
TECHNOLOGY TRANSFERS

5.1. Disclosure of Know-How.

5.1.1. Initial Know-How Transfer. Gritstone will provide to Gilead copies of the Licensed Know-How (other than Licensed Know-How relating to the Manufacture of Products, any transfer of which will be performed under Section 7.4, Section 7.5 or pursuant to the Supply Agreement as provided therein) that (a) exists as of the Effective Date, (b) [**] and (c) is either (i) [**] or (ii) otherwise reasonably requested by Gilead, in each case no later than [**] in a format reasonably acceptable to both Parties.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

5.1.2. Periodic Know-How Transfers.

(a) At Gilead’s request, the Parties shall meet and confer in accordance with this Section 5.1.2, through research or development colleagues that each Party may designate from time to time, regarding [**] (any such meeting, a “R&D Team Review Meeting”). Gritstone shall use [**]. Such meetings shall occur [**], and thereafter on [**] or as otherwise mutually agreed until [**].

(b) As Gilead may reasonably request [**] following each R&D Team Review Meeting, [**], Gritstone will provide to Gilead copies of [**] and that is (a) [**]; or (b) [**], and, in each case ((a) and (b)), [**]; provided that, with respect to any [**]that is Controlled by Gritstone or its Affiliates [**], Gritstone’s obligations to [**] shall be subject to the applicable [**], as applicable. Gritstone shall [**] in a format reasonably acceptable to both Parties, with respect to such Selected Licensed Data. For purposes of this Agreement, “Selected Licensed Data” means [**], provided that, [**].

(c) As Gilead may reasonably request [**] following any such R&D Team Review Meeting, [**], Gritstone will provide to Gilead copies of [**], provided that, with respect to any [**] that is Controlled by Gritstone or its Affiliates [**], Gritstone’s obligations to [**] shall be subject to the applicable [**], as applicable with respect to such [**]. Gritstone shall [**] in a format reasonably acceptable to both Parties.

5.1.3. Cooperation. Without limiting the foregoing, to the extent reasonably requested by Gilead for Gilead’s conduct of Gilead R&D Activities or Gilead’s Exploitation of any Vaccine component of a Product pursuant to this Agreement [**], Gritstone shall consider in good faith any other reasonable requests from Gilead for Gritstone to transfer Licensed Know-How not otherwise covered by Section 2.1.3 or this Section 5.1 (other than Licensed Know-How relating to the Manufacture of Products, which shall be addressed under Section 7.4, Section 7.5 or under the Supply Agreement). For clarity, safety data exchanges will occur pursuant to the Pharmacovigilance Agreement entered into pursuant to Section 6.5.

5.1.4. Limitations. Notwithstanding the foregoing or any term or condition of this Agreement, unless Gritstone otherwise agrees in writing, Gritstone shall not have an obligation to provide or license to Gilead under this Agreement (a) [**], or (b) [**], and this Agreement shall be deemed to exclude such data (under clauses (a) and (b)) from the Licensed Technology licensed to Gilead in this Agreement; provided that this Section 5.1.4 shall not modify Gritstone’s obligations pursuant to the last sentence of Section 6.3.4 or under the Pharmacovigilance Agreement.

5.2. Consultation and Assistance. In addition to providing copies of the relevant Licensed Know-How in accordance with Section 5.1, Gritstone will make its personnel reasonably available to Gilead, [**], so as to enable Gilead to practice the Licensed Technology in connection with its performance of the Gilead R&D Activities and the Exploitation of the Products (and any components thereof). To the extent reasonably requested by Gilead after Gilead’s exercise of the Option, Gritstone will provide technical assistance and support to enable Gilead to utilize Licensed Know-How with respect to the [**] for use Exploiting the Products (and any components thereof), including by coordinating with [**] to request that [**] provide reasonable ongoing technical support in connection with the foregoing [**] (it being understood that [**] is not obligated to provide such support pursuant to the [**]). If Gilead requests assistance pursuant to this Section 5.2 [**].

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Article VI
DEVELOPMENT AND REGULATORY MATTERS

6.1. Development. From and after the Option Effective Date, Gilead will be solely responsible for conducting all Development activities with respect to Products in the Field of Use in the Territory, at Gilead’s sole expense.

6.2. Development Reports. From and after the Option Effective Date, Gilead will provide to Gritstone within [**] after the end of each [**] a written report, substantially in the form attached hereto as Schedule 6.2, which [**] during the prior [**] with respect to Products in the Field of Use in [**]. Each report will be the Confidential Information of Gilead.

6.3. Regulatory.

6.3.1. General Responsibility. From and after the Effective Date, subject to Section 6.3.2, as between the Parties, Gilead will have the sole right (and will solely control, at its discretion), itself or with or through its Affiliates, Sublicensees or other Third Parties, to: (a) prepare and submit to applicable Regulatory Authorities all Regulatory Materials, including INDs, for Products; (b) obtain and maintain all Regulatory Approvals for Products; and (c) conduct communications with the Regulatory Authorities for the Products.

6.3.2. Gritstone Responsibility. As between the Parties, during the Option Term, Gritstone will be responsible for [**], except that Gilead shall remain responsible for [**]. Gritstone will (a) [**] (subject to the foregoing proviso) in a timely manner to [**]; (b) [**]; (c) timely prepare [**]; and (d) provide timely support [**]. Without limiting the foregoing, Gritstone will assist Gilead as may be reasonably requested by Gilead in connection with Gilead’s preparation, submission to Regulatory Authorities and maintenance of Regulatory Materials for respective Products, including Gilead’s preparation for [**]. Notwithstanding the foregoing or any term or condition of this Agreement, including Section 5.1, this Section 6.3.2 and Section 6.3.5, in no event will Gilead have [**].

6.3.3. Ownership. All Regulatory Materials generated under this Agreement with respect to any Product, including in the course of the R&D Program, will be owned by and held in the name of Gilead or its designee. Nothing contained in this Section 6.3.3 is intended or shall be construed to convey to Gilead any ownership of any Licensed Know-How contained in any such Regulatory Materials or any Gritstone Operational Documentation.

6.3.4. Communication with Regulatory Authorities. For clarity and without limiting Section 6.3.1, Gilead will have the exclusive right to correspond or communicate with Regulatory Authorities regarding the Products and other regulatory matters in the Field of Use under this Agreement. Unless required by Applicable Law, Gritstone, its Affiliates and its Subcontractors will not correspond or communicate with Regulatory Authorities regarding any Product without first, in each case, obtaining Gilead’s prior written consent, either during or after the Option Term; provided, that, upon Gilead’s request, Gritstone or its Affiliates will attend any meeting with a Regulatory Authority regarding any Product. If Gritstone, its Affiliates or its Subcontractors receive any correspondence or other communication from a Regulatory Authority regarding a Product, Gritstone will provide Gilead with access to or copies of all such material written or electronic correspondence promptly (and in any event, within [**]) after its receipt. If any correspondence, communication or meeting with a Regulatory Authority regarding the Products or other regulatory matters in the Field of Use under this Agreement concerns a [**], Gilead will [**]. If Gritstone has any correspondence, communication or meeting with a Regulatory Authority [**].

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

6.3.5. Right of Reference; Access to Data. Gilead and its designees will have, and Gritstone (on behalf of itself and its Affiliates) hereby grants to Gilead and its designees, a right of reference (without any further action required on the part of Gritstone or its Affiliates, except as set forth in Section 6.3.2, whose authorization to file this consent with any Regulatory Authority is hereby granted) to the [**] and its designees to exercise its rights and perform its obligations under this Agreement with respect to the applicable Products in the Field of Use[**]. In the interim, Gilead and its designees will [**], and Gritstone will ensure that Gilead and its designees [**]; provided that [**] in a format reasonably acceptable to both Parties. During the Term, with respect to other products or programs of Gritstone or its Affiliates, upon Gilead’s reasonable request for rights of reference with respect to Regulatory Materials Controlled by Gritstone and its Affiliates with respect to other products and programs, as may be reasonably useful to Gilead with respect to the Vaccine component of any Product, [**].

6.4. Development Diligence. Beginning as of the Option Effective Date and subject to the terms and conditions of this Agreement, Gilead will itself, or with or through its Affiliates, Sublicensees or other Third Parties, use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for (a) [**] in the Field of Use; and (b) [**]. For clarity, subject to compliance with this Section 6.4 and the other applicable terms and conditions of this Agreement, the Development of Products will be in Gilead’s sole discretion.

6.5. Pharmacovigilance. Prior to [**], the Parties will agree upon and implement a procedure for the mutual exchange of adverse event reports and safety information associated with the Products. Details of the operating procedure respecting such adverse event reports and safety information exchange will be the subject of a mutually-agreed written pharmacovigilance agreement between the Parties which will be entered into within the same period (the “Pharmacovigilance Agreement”).

6.6. Compliance. Each Party agrees that in performing its obligations under this Agreement, it: (a) will comply with all Applicable Law, including applicable current international regulatory standards, such as GMP, GLP, GCP, and other rules, regulations, and requirements; and (b) will not employ or use any person that has been debarred under Sections 306(a) or 306(b) of the FDCA.

6.7. Regulatory Notices. In the event that: (a) based on the results of an audit or inspection by a Regulatory Authority of any facility of a Party (including its CRO or CMO, subject to the terms of such Party’s contract with such CRO or CMO) involved in the Research, Development or Manufacture of a Product, a Regulatory Authority notifies such Party in writing of a finding; or (b) a Regulatory Authority takes, or gives notice in writing of its intent to take, any regulatory action with respect to any activity of a Party, in each case ((a) or (b)), which finding or action would reasonably be expected to have a material adverse effect on, with respect to Gritstone, its activities under any R&D Plan or Manufacture of a Product or, with respect to Gilead, any activities under any R&D Plan or the Research, Development, Manufacture or Commercialization of a Product, such Party will promptly notify the other Party thereof and provide a copy of such notice or summary of such action taken, as applicable. Such notice, finding, action, and all information related thereto will constitute the Confidential Information of the disclosing Party. Notwithstanding the foregoing, this Section 6.7 will terminate and be of no further force or effect, on a Product-by-Product basis, following First Commercial Sale of such Product.

Article VII
MANUFACTURING

7.1. Supply Agreement. Concurrent with the Effective Date, the Parties will execute a supply agreement (“Supply Agreement”) (and a corresponding quality agreement with customary terms and conditions) pursuant to which Gritstone will Manufacture and supply (a) Research Supply Product (as

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

defined in the Supply Agreement) [**], [**] and (b) GMP Supply Product containing [**] to the extent necessary for approximately [**].

7.2. Manufacturing. Subject to Section 7.1, the terms of the Supply Agreement and the Parties’ rights and responsibilities in connection with the R&D Program as provided in the R&D Plan, Gilead and its Affiliates or its Sublicensees will be solely responsible, at Gilead’s expense, for the Manufacture of the Products being Developed or Commercialized under this Agreement.

7.3. Manufacturing Know-How and Assistance. In addition to its obligations under Section 7.1 and without limiting its obligations under the Supply Agreement, during the Term, Gritstone will [**] provide assistance to Gilead or its designee, [**], to enable Gilead or its designee, in an efficient and timely manner, to prepare for Manufacturing of the Product, it being understood that any Manufacturing technology transfer and support for obtaining Regulatory Approvals for Manufacturing shall be carried out pursuant to, and governed by, Section 7.4. Without limitation to any amounts due to Gritstone pursuant to the terms of the Supply Agreement, if Gilead requests assistance pursuant to this Section 7.3, [**].

7.4. Manufacturing Technology Transfer. Without limiting the other provisions of this Article VII or Gritstone’s obligations under the Supply Agreement, as soon [**] following the Option Effective Date or [**] of Gritstone (and [**] to complete no later than [**] after the Option Effective Date or such written notice), Gritstone will transfer or cause to be transferred (from Gritstone, its Affiliates, or its CMOs) to Gilead and its designees copies (in writing and in an electronic format) of Licensed Know-How Controlled by Gritstone or its Affiliates with respect to the Manufacturing process for the Product supplied by Gritstone to Gilead pursuant to the Supply Agreement, as such Licensed Know-How is further described in Schedule 7.4 [**], in order to enable Gilead and its designees to [**] (such transfer, the “Manufacturing Technology Transfer”). Such transfers will include [**] as such Licensed Know-How is further described in Schedule 7.4. Promptly upon Gilead’s initiation of the Manufacturing Technology Transfer, the Parties will meet and confer regarding the Licensed Know-How used by or on behalf of Gritstone to Manufacture Product for Gilead pursuant to the Supply Agreement and the Parties will update Schedule 7.4 to the extent reasonably requested by Gilead based on such discussions. In addition, [**] (such period, the “Transition Period”), Gritstone will [**] to Gilead and its designees [**] in order to ensure an orderly transition of the Manufacturing technology and operations to Gilead and its designees and to assist Gilead and its designees pursuant to this Section 7.4 in the Manufacture of the Products. [**].

7.5. Future Manufacturing Improvements. At the request of either Party, the Parties shall meet and confer [**] during the period following the Manufacturing Technology Transfer and prior to [**] regarding any Transferrable Manufacturing Improvements. With respect to Transferrable Manufacturing Improvements [**], Gritstone will transfer or cause to be transferred (from its Affiliates or its CMOs) to Gilead and its designees copies (in writing and in an electronic format) of such Licensed Know-How detailing identified Transferrable Manufacturing Improvements, as is [**] to enable Gilead and its designees to [**], provided that, with respect to any [**] that is Controlled by Gritstone or its Affiliates [**], Gritstone’s obligations [**] shall be subject to the applicable [**], as applicable, with respect to such [**]. [**].

7.6. Gritstone Operational Documentation. To the extent reasonably requested by Gilead during the term of the Supply Agreement, Gritstone will permit Gilead pursuant to the audit provisions of the Supply Agreement to review, during regular business hours, the Gritstone Operational Documentation at Gritstone’s facilities to the extent such documents or information is reasonably useful for Gilead to conduct Research, Development or Manufacturing activities under this Agreement.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

7.7. Transfer Limitation. Notwithstanding any term or condition of this Article VII (including Schedule 7.4) or this Agreement to the contrary, in no event shall Gritstone have any obligation to transfer, cause to be transferred or provide any [**], or any [**], unless Gilead has either (i) [**]or (ii) [**], in a form reasonably satisfactory to Gritstone [**].

Article VIII
COMMERCIALIZATION

8.1. Commercialization. From and after the Option Effective Date, Gilead will be solely responsible for Commercializing Products in the Field of Use in the Territory, at Gilead’s sole expense.

8.2. Commercialization Diligence. Following Regulatory Approval of a Product in the Field of Use in [**], Gilead will itself, or with or through its Affiliates, Sublicensees or other Third Parties, use [**] to Commercialize such Product in the Field of Use in [**]. If Gilead’s sublicense under the Genevant Agreement is in effect, following Regulatory Approval of [**] (for clarity, [**]) in the Field of Use in (i) [**] and (ii) [**], Gilead will [**]. For clarity, subject to compliance with this Section 8.2 and the other applicable terms and conditions of this Agreement, the Commercialization of the Products will be in Gilead’s sole discretion.

Article IX
FINANCIAL PROVISIONS

9.1. Upfront Payment. In consideration of the licenses and rights granted to Gilead and its Affiliates hereunder, within [**] days following the Effective Date, Gilead will pay Gritstone a non-refundable, non-creditable, one-time upfront payment of Thirty Million Dollars ($30,000,000).

9.2. Equity Investment. Concurrently with the execution of this Agreement, the Parties will execute the Stock Purchase Agreement in the form attached hereto as Schedule 9.2 (the “Stock Purchase Agreement”), pursuant to which Gilead will purchase the Shares (as such term is defined in the Stock Purchase Agreement) on the terms set forth in the Stock Purchase Agreement.

9.3. Option Exercise Fee. In the event that Gilead exercises (in its sole discretion) the Option pursuant to Section 2.4, Gilead will pay Gritstone [**] within [**] days after receipt of an invoice from Gritstone for such payment (such payment, the “Option Exercise Fee”). For clarity, Gritstone will not issue an invoice for the Option Exercise Fee until on or after the [**].

9.4. Milestone Payments.

9.4.1. Development Milestones. In further consideration of the licenses and rights granted to Gilead and its Affiliates hereunder, Gilead will make one-time milestone payments to Gritstone set forth in Table 9.4.1 below upon the first achievement by Gilead or its Affiliates or Sublicensees of each of the development milestone events set forth in Table 9.4.1 below for the first Product to achieve such milestone event (the development milestone events set forth in Table 9.4.1, the “Development Milestone Events” and the development milestone payments set forth in Table 9.4.1, the “Development Milestone Payments”). For the avoidance of doubt, each Development Milestone Payment hereunder will be payable only once upon the first achievement of the applicable Development Milestone Event. If Gilead or its Affiliates or sublicensees achieve all Development Milestone Events, then the maximum amount payable by Gilead under this Section 9.4.1 is [**]. All payments to be made pursuant to this Section 9.4.1 will be made as provided in Article X.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Table 9.4.1 - Development Milestone Event	Development Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

9.4.2. Commercial Milestones. Gilead will make one-time milestone payments to Gritstone set forth in Table 9.4.2 below upon the achievement by Gilead or its Affiliates or sublicensees of each of the sales-based milestones events set forth in Table 9.4.2 below with respect [**] (for each Product, the “Per Product Annual Net Sales,” and the sales-based milestone events set forth in Table 9.4.2, the “Sales Milestone Events,” and the sales-based milestone payments set forth in Table 9.4.2, the “Sales Milestone Payments” and together with the Development Milestone Payments, the “Milestone Payments”). For purposes of this Section 9.4.2, [**]. Each of the Sales Milestone Payments set forth below will be payable only once upon the first achievement of the applicable Sales Milestone Event. If Gilead or its Affiliates or sublicensees achieve all Sales Milestone Events, then the maximum amount payable by Gilead under this Section 9.4.2 is [**]. All payments to be made pursuant to this Section 9.4.2 will be made as provided in Article X.

Table 9.4.2 - Sales Milestone Event	Sales Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

9.5. Royalty Payments.

9.5.1. Royalty Rates. In further consideration of the licenses and rights granted to Gilead and its Affiliates hereunder, subject to the provisions of Section 9.6, on a Product-by-Product basis, Gilead will pay to Gritstone royalties in the amount of the marginal royalty rates set forth in Table 9.5.1 below based on the Per Product Annual Net Sales for such Product (such payments, “Royalties”). For purposes of this Section 9.5, [**]. For clarity, the royalty tiers will be calculated [**]. All payments made pursuant to this Section 9.5.1 will be made as provided in Article X.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Table 9.5.1 - Pre Product Annual Net Sales	Royalty Rate
Portion of Per Product Annual Net Sales that is less than [**]	[**]
Portion of Per Product Annual Net Sales that is equal to or greater than [**], and less than [**]	[**]
Portion of Per Product Annual Net Sales that is equal to or greater than [**], and less than [**]	[**]
Portion of Per Product Annual Net Sales that is equal to or greater than [**], and less than [**]	[**]
Portion of Per Product Annual Net Sales that is equal to or greater than [**], and less than [**]	[**]
Portion of Per Product Annual Net Sales that is equal to or greater than [**], and less than [**]	[**]
Portion of Per Product Annual Net Sales that is equal to or greater than [**]	[**]

9.5.2. Royalty Term. On a Product-by-Product and country-by-country basis, Gilead’s obligation to pay Royalties for a Product in a country will begin upon the First Commercial Sale of such Product in such country and will expire upon the last to occur of (a) [**]; (b) [**]; and (c) [**] (the “Royalty Term”). Upon expiration of the Royalty Term for a given Product in a given country (i) no further Royalties will be payable in respect of sales of such Product in such country, and (ii) the licenses granted to Gilead under Section 3.1.2 with respect to the Exploitation of such Product in such country will automatically become fully paid-up, perpetual, irrevocable and royalty free. For clarity, only a single Royalty will be payable as a result of one or more Valid Claims in a Licensed Patent Covering the sale of such Product during the applicable Royalty Term. On a Product-by-Product and country-by-country basis, from and after the expiration of the Royalty Term for a Product in a country, Net Sales of such Product in such country shall be excluded for purposes of calculating the Net Sales thresholds set forth in Section 9.4.2 and the Net Sales thresholds and ceilings set forth in Section 9.5.1.

9.6. Royalty Reductions.

9.6.1. No Valid Claim. On a Product-by-Product and country-by-country basis, if the sale of such Product is no longer Covered by a Valid Claim within the Licensed Patents in such country, then the royalties payable with respect to such Product during the Royalty Term pursuant to Section 9.5 in such country will be reduced by [**] during such period.

9.6.2. Loss of Market Exclusivity. On a Product-by-Product and country-by-country basis, if [**], then, thereafter, the royalties payable with respect to annual Net Sales of such Product during the Royalty Term pursuant to Section 9.5, as may be adjusted by Section 9.6.1, in such country will be reduced to [**]of the royalties otherwise payable pursuant to Section 9.5, as may be adjusted by Section 9.6.1. [**].

9.7. Third Party Obligations.

9.7.1. Product-Specific Third Party IP. [**] will [**] a license agreement or otherwise acquire rights to Patent Rights, Know-How or other intellectual property (including by way of settlement of litigation) that is [**] to Exploit a Product in the Field of Use in the Territory and [**] (any such intellectual property, “Product-Specific Third Party IP”), [**] subject to the remainder of this Section 9.7. For clarity, [**].

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

9.7.2. Other Third Party IP.

(a) Notice; Negotiation of Future In-License Agreements.

(i) If Gritstone reasonably determines that any Patent Rights, Know-How or other intellectual property rights owned or otherwise controlled by a Third Party are necessary in order for Gilead to practice any Qualifying Use of Gritstone Platform Technology to Exploit a Product in the Field of Use in the Territory, then Gritstone will notify Gilead of any such intellectual property.

(ii) If Gritstone reasonably determines, or Gilead notifies Gritstone, that any Patent Rights, Know-How, or other intellectual property rights owned or otherwise controlled by a Third Party are [**] to Exploit the Gritstone Platform Technologies in the Field of Use in the Territory and such intellectual property is not Product-Specific Third Party IP, then [**]. Subject to the terms of this Section 9.7.2(a)(ii), Gritstone will [**]. Without limiting the foregoing, if Gritstone is negotiating a proposed Future Core In-License Agreement that is, [**], Gritstone will [**].

(b) Disclosure of Future In-License Agreements.

(i) Except for Future Gritstone Product-Related Agreements, which are subject to Section 9.7.2(b)(ii), in the event that Gritstone enters into an agreement with a Third Party after the Effective Date pursuant to which Gritstone in-licenses, or otherwise acquires, Control of Patent Rights, Know-How or other intellectual property rights that are [**] in order to Exploit the Gritstone Platform Technologies in the Field of Use in the Territory (excluding any such intellectual property rights that would constitute Excluded Technology), then Gritstone will promptly provide Gilead with notice of such license or other agreement.

(ii) In the event that Gritstone enters into any Future Gritstone Product-Related Agreement and pursuant to such agreement Gritstone in-licenses, or otherwise acquires, Control in the Field of Use of (1) any (A) [**], or (B) [**] or (3) [**] (in each case, ((1), (2) and (3)), “Gritstone Product-Related Agreement Selected Improvement IP”), then Gritstone will [**], (x) [**], or (y) [**] (or, if later, [**]). For clarity, Gritstone’s obligation to [**] will not arise in relation to a Future Gritstone Product-Related Agreement unless and until there are [**].

(iii) If Gritstone provides Gilead with notice of a potential Gritstone In-License Agreement pursuant to Section 9.7.2(b)(i) and [**], then Gritstone will provide Gilead with a copy of the applicable license or other agreement with the Third Party (redacted as necessary to protect agreement terms and confidential information that are not necessary to confirm the scope of the sublicensed rights and compliance with this Agreement), together with a [**] under any such potential [**] applicable to sublicensees, and (a) [**] (including with respect to sublicensees under the Licensed Technology Controlled by Gritstone pursuant to such agreement) and (b) [**], as applicable to the Licensed Technology that would be subject to such sublicense agreement. If Gritstone provides Gilead with notice of a potential Gritstone In-License Agreement pursuant to Section 9.7.2(b)(i) or Section 9.7.2(b)(ii) and [**], then Gilead may [**] (x) (I) [**] and (II) [**] or (y) a copy of the applicable proposed Gritstone In-License Agreement (redacted as necessary to protect agreement terms and confidential information that are not necessary to confirm the scope of the sublicensed rights and compliance with this Agreement). For clarity, [**].

(c) Acceptance or Non-Acceptance of Future In-License Agreements.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

(i) Within [**] days following receipt of such notice pursuant to Section 9.7.2(b)(i), Gilead will decide, in its sole discretion, whether or not to accept the applicable Patent Rights, Know-How or other intellectual property as Licensed Technology licensed under this Agreement and will provide Gritstone written notice of such decision. If Gilead decides to accept a sublicense under such intellectual property, then (x) such Patent Rights, Know-How or other intellectual property will constitute Licensed Technology sublicensed to Gilead under this Agreement pursuant to the license grants in Section 3.1, (y) such agreement will thereafter be included within the definition of Gritstone In-License Agreements, and (z) subject to Section 9.7.2(d), Gilead shall, and shall cause its Affiliates and, subject to Section 3.1.4(g), its and their Sublicensees to, comply with all applicable terms (including with respect to sublicensees and the Exploitation of any Product in the Field of Use) pursuant to Sections 3.1.4 and 11.10.2 with respect to such Gritstone In-License Agreement.

(ii) Within [**] days following receipt of such notice pursuant to Section 9.7.2(b)(ii), Gilead will decide, in its sole discretion, whether or not to accept a sublicense under the applicable Gritstone Product-Related Agreement Selected Improvement IP that would be Licensed Technology for purposes of this Agreement if such agreement had been in effect as of the Effective Date. If Gilead decides to accept a sublicense under such intellectual property, then (x) such Gritstone Product-Related Agreement Selected Improvement IP will constitute Licensed Technology sublicensed to Gilead under this Agreement pursuant to the license grants in Section 3.1, (y) such agreement will thereafter be included within the definition of Gritstone In-License Agreements solely with respect to the applicable Gritstone Product-Related Agreement Selected Improvement IP and the terms and conditions applicable thereto (any such Gritstone In-License Agreement, a “Future Gritstone Product-Related Agreement Sublicense”), and (z) subject to Section 9.7.2(d), Gilead shall and shall cause its Affiliates and, subject to Section 3.1.4(g), its and their Sublicensees to, comply with all applicable terms (including with respect to sublicensees and the Exploitation of any Product in the Field of Use) pursuant to Sections 3.1.4 and 11.10.2 with respect to such Future Gritstone Product-Related Agreement Sublicense.

(iii) If Gilead does not accept any Third Party agreement as a Gritstone In-License Agreement pursuant to Section 9.7.2(c)(i) or (ii), as applicable (including by failing to respond within such [**]-day period), then (1) Gilead and its Affiliates will have no obligations with respect to such Third Party agreement and (2) Gritstone will have no obligation to grant any sublicense or other rights to Gilead under such Third Party agreement. Notwithstanding any other term or condition of this Agreement, the definitions of Licensed Know-How, Licensed Patents and Licensed Technology, Licensed Technology under this Agreement shall be deemed to exclude Patent Rights, Know-How or other intellectual property licensed to Gritstone or any of its Affiliates pursuant to a license or other agreement entered into by Gritstone or its Affiliates after the Effective Date unless and until such agreement becomes a Gritstone In-License Agreement pursuant to this Section 9.7.2(c).

(d) Responsibility for Payments under Gritstone In-License Agreements. Gritstone will be solely responsible for, and will satisfy, all financial obligations, including royalties, due from Gritstone to any Third Party under the Existing In-License Agreements [**] (i) [**]and (ii) [**]. With respect to any Gritstone In-License Agreement that becomes a Gritstone In-License Agreement pursuant to Section 9.7.2(c), [**] will be responsible for all payment obligations under such agreement [**], except as follows. [**]. The Parties shall coordinate in good faith to agree upon timing and mechanics for payments and any required notice of milestone achievement under each Gritstone In-License Agreement that are [**] under this Agreement with the goal of ensuring that such payments are made and notices [**] in sufficient time [**] to make corresponding payments and notices to the Third Party in a timely manner under the Gritstone In-License Agreement. All such payments that are [**] in accordance with the terms of the applicable Gritstone In-License Agreement. For purposes of this Agreement, “Qualifying Use of

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Gritstone Platform Technology” means any aspect of the Gritstone Platform Technology that both (a) [**] and (b) [**] (1) [**] or (2) [**].

9.7.3. Offset for Third Party Payments. If Gilead, any of its Affiliates or any of its Sublicensees obtains a right or license under any Patent Rights, Know-How or other intellectual property right of a Third Party after the Effective Date that is [**] for the Development, Manufacturing, Commercialization or other Exploitation of [**] in the Field of Use in the Territory by or on behalf of Gilead, its Affiliates or its Sublicensees, including any rights or licenses obtained pursuant to Section 9.7.1 or Section 9.7.2, then Gilead may deduct from the Royalties that would otherwise have been due in a particular [**] an amount equal to [**] of the amount of any payments (including payments for obtaining such right or license, royalties, milestones, amounts paid in settlement and any other amounts) paid or accrued by Gilead or any of its Affiliates or Sublicensees to such Third Party for such right or license or the exercise thereof during [**]. Notwithstanding the foregoing, to the extent any amounts paid to such Third Party for such right or license are [**], Gilead may not deduct such amounts from the Royalties.

9.8. Cumulative Effect of Reductions.

9.8.1. On a country-by-country and Product-by-Product basis, in no event will Royalties payable to Gritstone in accordance with Section 9.5.1 in any country in any [**] for any Product be reduced, pursuant to Sections 9.6.1, 9.6.2, 9.7.3 or 14.3, to less than the amount provided pursuant to clause (a) or clause (b) (as applicable, the “Royalty Floor”):

(a) in the event that [**], or

(b) in the event that [**].

9.8.2. In the event that Gilead would, but for the restriction set forth in this Section 9.8, have the right to reduce the Royalties due to Gritstone for Products pursuant to Section 9.5.1 in a country in a given [**] under Section 9.6.1, 9.6.2, or 9.7.3, alone or together to an amount lower than the Royalty Floor, then such unused reduction may be carried forward and used as a credit in one or more future [**] for Products in the same country, and such unused reduction will be [**]; provided that such Royalties due in such country are not reduced by more than the Royalty Floor for each such Product in each such [**].

9.9. No Projections. Each of Gritstone and Gilead hereby acknowledges and agrees that nothing in this Agreement will be construed as representing an estimate or projection of anticipated sales of any Product, and that the Milestones and Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to Gritstone in the event such Milestones or Net Sales levels are achieved. NEITHER GRITSTONE NOR GILEAD MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP, OBTAIN REGULATORY APPROVAL FOR, OR COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

9.10. Non-Refundable and Non-Creditable Payments. Notwithstanding the non-refundable or non-creditable nature of any payments hereunder, but subject to the limitations set forth in Section 16.5, nothing in this Agreement will limit either Party’s rights to assert or obtain damages for breach of this Agreement, including damages calculated based on the payments made under this Agreement.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Article X
REPORTS AND PAYMENT TERMS

10.1. Reports; Payment Terms.

10.1.1. Development Milestone Payments. Gilead will furnish to Gritstone a written notice of the achievement by Gilead, its Affiliates or its Sublicensees of a Development Milestone Event within [**] Business Days after such Development Milestone Event has been achieved. After the receipt of any such notice, Gritstone will submit an invoice to Gilead with respect to the corresponding Development Milestone Payment. Gilead will pay such Development Milestone Payment within [**] days after receipt of such invoice.

10.1.2. Royalties and Sales Milestone Payments. During the period from the First Commercial Sale of any Product until the end of the last-to-expire Royalty Term, Gilead will, within [**] following the end of each [**] for which Royalties are due: (a) furnish to Gritstone a written report, showing the (i) aggregate Net Sales of each Product sold in each country during the relevant [**] in Dollars and amounts of such Net Sales [**], (ii) Royalties and any Sales Milestone Events that have accrued hereunder in respect of Net Sales [**], and (iii) the exchange rates used in determining the amounts payable in Dollars; and (b) pay such Royalties and Sales Milestone Payments with respect to such [**] as set forth in such written report.

10.1.3. Gritstone Reimbursable Costs. Gilead shall reimburse Gritstone for Gritstone Reimbursable Costs incurred in accordance with this Agreement [**]. After each [**] during the Term, Gritstone will invoice Gilead for any Gritstone Reimbursable Costs incurred during [**]for which reimbursement is due to Gritstone under this Agreement and Gilead shall reimburse Gritstone for undisputed Gritstone Reimbursable Costs within [**] days of receipt of Gritstone’s invoice therefor. “Gritstone Reimbursable Costs” shall mean [**].

10.1.4. Payment Method. On or before the Effective Date, Gritstone will provide its current IRS Tax Form W-9 to Gilead. All payments under this Agreement will be made by deposit of Dollars in the requisite amount to the following bank account of Gritstone or such other account as Gritstone may from time to time designate by notice to Gilead. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

[**]

10.2. Currency. All payments under this Agreement will be payable in Dollars. With respect to sales of a Product and other amounts received or to be paid to a Third Party in a currency other than Dollars, such amounts and amounts payable will be converted to Dollars using the exchange rate mechanism generally applied by Gilead in preparing its audited financial statements for the applicable [**]; provided that such mechanism is in compliance with Accounting Standards and Gilead’s normal practices used to prepare its audited financial statements.

10.3. Blocked Currency. If at any time legal restrictions in the Territory prevent the prompt remittance of any payments with respect to sales therein, Gilead will have the right and option to make such payments by depositing the amount thereof in local currency to Gritstone’s account in a bank or depository designated by Gritstone in the Territory.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

10.4. Taxes; Withholding.

10.4.1. Generally. Except as set forth in this Section 10.4.1 or Section 10.4.2, the Payee will be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments made by the Payor to Payee under this Agreement (“Agreement Payments”). The amounts set forth herein are exclusive of all applicable sales or use, goods and services, value added, consumption or other similar fees or taxes (“Transfer Taxes”) arising on the Agreement Payments, and the Payor will be responsible for and pay any such Transfer Taxes imposed on it with respect to the Agreement Payments due to the Payee hereunder.

10.4.2. Tax Withholding. If Applicable Law requires the withholding of Taxes in respect of any Agreement Payment, the Payor is authorized to deduct the amount thereof from such Agreement Payment and shall remit such withheld amount to the relevant Governmental Authority in a timely manner. Notwithstanding the foregoing, except if as a result of Gritstone assigning this Agreement or changing its domicile, additional taxes become due that would not have otherwise been due hereunder with respect to the upfront payment pursuant to Section 9.1 and the Option Exercise Fee pursuant to Section 9.3, Gilead shall pay to Gritstone the upfront payment pursuant to Section 9.1 and the Option Exercise Fee pursuant to Section 9.3 free and clear of any withholding, and without any deduction, on account of any Taxes. For the avoidance of doubt, the Payor’s remittance of Taxes withheld in accordance with this Section 10.4.2, together with payment to the Payee of the remaining Agreement Payments, will constitute the Payor’s full satisfaction of Agreement Payments under this Agreement. The Payor will promptly (as available) submit to the Payee appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time.

10.4.3. Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate such withholding of Taxes, Transfer Taxes, or similar obligations in respect of payments made under this Agreement, as permitted under Applicable Law, including under any applicable provision of any present or future income tax treaty.

10.5. Records and Audit Rights.

10.5.1. Records. Each Party will keep, and will cause its Affiliates and as applicable sublicensees, to keep complete, true and accurate books and records in accordance with its Accounting Standard in relation to this Agreement and Net Sales, Royalties, Development Milestone Payments, Sales Milestone Payments and any other payments and reimbursements required hereunder, as applicable. Each Party will keep such books and records for at least [**] years following the Calendar Year to which they pertain or for such longer period of time as required under any Applicable Law.

10.5.2. Audit Rights. Subject to the other terms of this Section 10.5.2, during the Term, at the request of a Party (the “Auditing Party”), which will not be made more frequently than one (1) time per [**], upon at least [**] days’ prior written notice from the Auditing Party, the other Party (the “Audited Party”) will permit an independent, nationally-recognized certified public accountant selected by the Auditing Party and reasonably acceptable to the Audited Party (the “Auditor”) to inspect, during regular business hours, the relevant records required to be maintained by the Audited Party under Section 10.5.1; provided that such audit right will not apply to records beyond [**] years from the end of the Calendar Year to which they pertain and that records for a particular period may only be audited once. Prior to its inspection, the Auditor will enter into a confidentiality agreement with both Parties having obligations of confidentiality and non-use no less restrictive than those set forth in Article XII and limiting the disclosure and use of such information by such Auditor to authorized representatives of the Parties and the purposes germane to Section 10.5.1.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

10.5.3. Payment. In the event such audit leads to the discovery of a discrepancy to the Auditing Party’s detriment, the Audited Party will, within [**] days after receipt of such report from the Auditor, pay any undisputed amount of the discrepancy. The Auditing Party will pay the full cost of the audit unless the underpayment of amounts due to or overpayment of amounts payable by the Auditing Party is greater than [**] of the amount due for the entire period being examined, in which case the Audited Party will pay the reasonable cost charged by the Auditor for such review. Any undisputed overpayments by the Audited Party revealed by an examination will be paid by the Auditing Party within [**] days of the Auditing Party’s receipt of the applicable report.

10.5.4. Disputes. Any disagreement regarding the results of any audit conducted under this Section 10.5 will be subject to the dispute resolution provisions for Selected Disputes set forth in Section 17.5.4.

Article XI
INTELLECTUAL PROPERTY RIGHTS

11.1. Inventorship. Except as otherwise expressly provided herein, determination of inventorship of any Inventions (whether patentable or not) created, conceived or reduced to practice by or on behalf of a Party or any of its Affiliates, whether solely or jointly with any Third Party (or with the other Party or any of its Affiliates), in the course of activities performed under this Agreement, will be determined by application of U.S. patent law pertaining to inventorship.

11.2. Ownership.

11.2.1. Background Intellectual Property. As between the Parties, and subject to the licenses granted under this Agreement, each Party retains all rights, title and interests in and to all Patent Rights, Know-How and other intellectual property rights that such Party owns or otherwise Controls as of the Effective Date or that it develops or otherwise acquires after the Effective Date outside the performance of the activities under this Agreement. Without limiting the generality of the foregoing, as between the Parties, and subject to the licenses granted under this Agreement, Gilead retains all of its rights, title and interests in and to the Gilead Background IP, and Gritstone retains all of its rights, title and interest in and to the Gritstone Background IP.

11.2.2. Collaboration IP.

(a) Gritstone Collaboration IP. As between the Parties, Gritstone will own and retain all right, title and interest in and to all Gritstone Collaboration IP. Gilead will promptly disclose to Gritstone in writing the creation, conception or reduction to practice of any Invention within Gritstone Collaboration IP by or on behalf of Gilead or any of its Affiliates. Gilead, for itself and on behalf of any of its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to Gritstone all its right, title and interest in and to any Gritstone Collaboration IP.

(b) Gilead Collaboration IP. As between the Parties, Gilead will own and retain all right, title and interest in and to all Gilead Collaboration IP. Gritstone will promptly disclose to Gilead in writing the creation, conception or reduction to practice of any Invention within Gilead Collaboration IP by or on behalf of Gritstone or any of its Affiliates. Gritstone, for itself and on behalf of any of its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to Gilead all its right, title and interest in and to any Gilead Collaboration IP.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

(c) Joint Collaboration IP. Joint Collaboration IP will be owned jointly by Gilead and Gritstone on the basis of an equal, undivided interest and will be deemed to be Controlled by each Party. Each Party, for itself and on behalf of any of its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to the other Party a joint, equal and undivided right, title and interest in and to any Joint Collaboration IP. Subject to the licenses granted under Section 3.1 and the exclusivity obligations under Section 3.5, each Party will have the right to use such Joint Collaboration IP, or license such Joint Collaboration IP to its Affiliates or any Third Party, or sell or otherwise transfer its interest in such Joint Collaboration IP to its Affiliates or a Third Party, in each case, without a duty to seek consent or account to the other Party, so long as such use, sale, license or transfer is consistent with this Agreement.

(d) Cooperation. Each Party will reasonably cooperate, and will cause its Affiliates to reasonably cooperate, with the other Party to effectuate and perfect the ownership rights set forth in this Section 11.2 and Section 11.10.1, including by promptly executing and recording affidavits, assignments, agreements and other documents, as applicable, consistent with such ownership.

(e) Third Party Arrangements. In addition, each Party will ensure that its arrangements with any of its Affiliates, employees, Subcontractors and successors-in-interest include provisions that allow such Party to comply with its obligations under this Section 11.2 with respect to any Collaboration IP developed, conceived or reduced to practice from the activities of any of such Party’s Affiliates, employees, and successors-in-interest with respect to any Licensed Technology and with Section 11.10, as applicable; provided that [**], without limiting Section 3.1.3 or 3.1.4, (i) each sublicense under Section 3.1.1 or 3.1.2 shall provide, and Gilead shall ensure, that each sublicensee thereunder (through multiple tiers) shall comply with Section 11.10 (to the extent applicable) and (ii) Gilead will [**] to ensure that each sublicense under Section 3.1.1 or 3.1.2 provides a present grant of rights or present assignment such that Gritstone receives a present grantback license pursuant to Section 3.2.2 to any Patent Rights or Know-How conceived, discovered, otherwise made or invented by or on behalf of such sublicensee that (x) would be [**] and (y) that would be [**].

11.3. Prosecution and Maintenance.

11.3.1. Right to File and Prosecute.

(a) Solely Owned Patents. Except as otherwise expressly provided in this Section 11.3, as between the Parties, each Party will have the sole right (but not the obligation) to Prosecute and Maintain any Patent Rights that it owns, at its sole cost and expense.

(b) Joint Collaboration Patents. [**] will have the first right (but not the obligation) to Prosecute and Maintain the Joint Collaboration Patents, at [**] sole cost and expense. If, during the Term, [**] in any country decides not to file a Joint Collaboration Patent, or intends to allow such Patent Right to lapse or become abandoned, then it will promptly provide written notice to [**] of such decision (and, in any event, no less than [**] in advance of any applicable deadline). [**] may, upon written notice to [**], assume the Prosecution and Maintenance of such Patent Right. In such event [**] will be responsible for [**] of the costs and expenses incurred thereafter for the Prosecution and Maintenance of such Patent Right.

(c) Licensed Patents. [**] will have (i) the first right (but not the obligation) to Prosecute and Maintain [**] (such Licensed Patents, the “Gritstone Product Patents”), and (ii) the sole right (but not the obligation) to Prosecute and Maintain all other Licensed Patents, each at [**] sole cost

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

and expense. If, during the Term, [**] in any country decides not to file a Gritstone Product Patent, or intends to allow such Gritstone Product Patent to lapse or become abandoned, then it will promptly provide written notice to [**] of such decision (and, in any event, no less than [**] in advance of any applicable deadline). [**] may, upon written notice to [**], assume the Prosecution and Maintenance of such Gritstone Product Patent at [**] sole cost and expense. In such event [**] will be responsible [**] of the costs and expenses incurred thereafter for the Prosecution and Maintenance of such Gritstone Product Patent. [**].

11.3.2. Review and Comment Rights. The Party having the right to Prosecute and Maintain a [**] under Section 11.3.1 (the “Prosecuting Party”) will keep the other Party (the “Non-Prosecuting Party”) informed as to material developments with respect to the Prosecution and Maintenance of such Patent Right, including by providing copies of all substantive office actions or any other substantive documents to or from any patent office, including notice of all interferences, reissues, reexaminations, inter partes reviews, post grant proceedings, oppositions or requests for patent term extensions. The Prosecuting Party will also provide the Non-Prosecuting Party with a reasonable opportunity to comment substantively on the Prosecution and Maintenance of such Patent Right prior to taking material actions (including the filing of initial applications), and will in good faith consider and, solely in the case of Gritstone Product Patents, incorporate, any reasonable comments timely made by and actions timely recommended by the Non-Prosecuting Party.

11.3.3. Cooperation and Coordination. Each Party will (a) upon reasonable request by a Party, obtain and deliver to the other Party any necessary documents for the other Party to exercise its rights to Prosecute and Maintain all Patent Rights pursuant to Section 11.3.1; (b) render all signatures that will be necessary in connection with all such patent filings consistent with this Article XI; and (c) assist the other Party in all other reasonable ways that are necessary for the issuance of those Patent Rights for which such other Party is responsible, as well as for the preparation, prosecution, defense and maintenance of such Patent Rights.

11.4. Enforcement.

11.4.1. Notification. During the Term, the Parties will promptly inform each other in writing if either Party becomes aware of any suspected, threatened or actual: (a) infringement by any Third Party of any Licensed Patents or Collaboration Patents; or (b) unauthorized use or misappropriation of any of the Licensed Know-How or Collaboration Know-How (such infringement or unauthorized use or misappropriation, in each case of (a) and (b), an “Infringement”) that arises as a result of the making, using, offering to sell, selling or importing of a vaccine product that would be competitive with a Product in the Field of Use in the Territory (a “Competing Infringement”). Each Party will provide any available evidence of such Infringement with such notification.

11.4.2. Infringement Actions.

(a) Solely Owned IP. Except as otherwise expressly provided in this Section 11.4, as between the Parties, each Party will have the sole right (but not the obligation) to initiate an infringement, misappropriation or other appropriate suit (an “Infringement Action”) with respect to any infringement or misappropriation of any Patent Rights or Know-How that such Party solely Controls, by counsel of its own choice, in such Party’s own name and under such Party’s sole direction and control and at such Party’s sole cost and expense.

(b) Joint Collaboration IP. [**] will have the first right (but not the obligation) to initiate an Infringement Action with respect to any Infringement of any Joint Collaboration IP at [**] sole

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

cost and expense. If [**] fails to initiate an Infringement Action against any such Infringement with respect to any Joint Collaboration IP within [**] after written notice of such Infringement is first provided by a Party under Section 11.4.1, then [**] will have the right to initiate and control an Infringement Action with respect to such Infringement by counsel of its own choice, at its own discretion and at [**] cost and expense and [**] will have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided that if [**].

(c) Licensed Technology. Subject to Section 11.4.2(d), [**] will have the first right (but not the obligation) to initiate an Infringement Action with respect to any Competing Infringement of any Licensed Technology at [**] sole cost and expense. If [**] fails to initiate an Infringement Action against any Competing Infringement with respect to any Licensed Technology within [**] after written notice of such Competing Infringement is first provided by a Party under Section 11.4.1, then [**] will have the right to initiate and control an Infringement Action with respect to such Competing Infringement by counsel of its own choice, at its own discretion and at [**] cost and expense and [**] will have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided that if [**].

(d) Gritstone Background IP. Gritstone will have the [**] right (but not the obligation) to initiate an Infringement Action with respect to any Competing Infringement of any Licensed Gritstone Background Technology at Gritstone’s sole cost and expense. Gritstone will keep Gilead informed of the status and progress of such enforcement efforts and will reasonably consult with Gilead, including using reasonable efforts to take Gilead’s comments into good faith consideration with respect to the infringement or claim construction of any claim in any Patent Rights contained in the Licensed Gritstone Background Technology. If [**] Notwithstanding the foregoing Section 11.4.2(d), Gilead shall have no right [**], and, for clarity, [**].

(e) Procedures. If the Party having the right to initiate an Infringement Action under this Section 11.4 (the “Initiating Party”) desires to initiate such Infringement Action but may not do so due to Applicable Law or regulation (even as the assignee or exclusive licensee of such infringed Patent Right), then such Initiating Party may require that the other Party join as a named party in such action or itself initiate such Infringement Action, at the Initiating Party’s sole cost and expense. The Initiating Party will take the lead in the control and conduct of any such Infringement Action under this Section 11.4 and will keep the other Party reasonably informed of any such Infringement Action, and the other Party will reasonably assist the Initiating Party in any such Infringement Action under this Section 11.4 at the Initiating Party’s expense. In no event may the Initiating Party settle any such Infringement Action in a manner that would limit the rights of the other Party or impose any obligation on the other Party, in each case, without the other Party’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned.

(f) Notwithstanding the foregoing, if either Party receives a copy of an application submitted to the FDA for a Biosimilar Product (a “Biosimilar Application”) referencing a Product, whether or not such copy is provided in accordance with the BPCI Act, or otherwise becomes aware that such a Biosimilar Application has been submitted to or approved by a Regulatory Authority (such as through receipt of a notice of commercial marketing described in Section 351(l)(8)(A) of the PHSA or in an instance described in Section 351(1)(9)(C) of the PHSA), then (i) such Party shall promptly provide the other Party with written notice and (ii) [**].

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

11.5. Defense.

11.5.1. Notification. Each Party will promptly notify the other Party of any actual or potential claim alleging that the Research, Development, Manufacture, Commercialization or Exploitation of any Product infringes, misappropriates or otherwise violates any Patent Rights, Know-How or other intellectual property rights of any Third Party (“Third Party Infringement”). In any such instance, the Parties will as soon as practicable thereafter discuss in good faith the best response to such notice of Third Party Infringement.

11.5.2. Right to Defend. Subject to Section 16.3, Gilead will have the sole right (but not the obligation) to defend, and take other actions (including to settle) with respect to, any such claim of Third Party Infringement, at Gilead’s sole discretion, cost and expense, and Gritstone will have the right to be represented in any such action by counsel of its own choice at Gritstone’s sole cost and expense; provided that in no event will Gilead settle or otherwise compromise any Third Party Infringement by admitting that any Patent Right included within the Licensed Technology is invalid or unenforceable without first obtaining the prior written consent of Gritstone, which consent will not be unreasonably withheld, conditioned or delayed. In the event that Gilead enters into any settlement with respect to any actual or potential claim of Third Party Infringement which includes the acceptance of any license to Patent Rights, Know-How or other intellectual property rights owned or otherwise Controlled by any Third Party and necessary or reasonably useful for the Exploitation of any Product, such settlement will further be subject to Section 9.7.3 to the extent applicable.

11.6. Recovery.

11.6.1. Enforcement Actions. Any recovery received as a result of any action under clauses (b) through (d) of Section 11.4 will be allocated in the following order: (a) to pay to any applicable Third Party any applicable portion of such recovery owed to such Third Party pursuant to Section 11.10, (b) to reimburse the Party taking legal action for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such action, to the extent not previously reimbursed; (c) to reimburse the non-enforcing Party, where it joins a legal action as provide under Section 11.4; and (d) the [**].

11.6.2. Defense Actions. Any recovery received as a result of any action under Section 11.5 will be allocated in the following order: (a) to pay to any applicable Third Party any applicable portion of such recovery owed to such Third Party pursuant to Section 11.10, (b) to reimburse Gilead for the costs and expenses (including attorneys’ and professional fees) that Gilead incurred in connection with such action, to the extent not previously reimbursed; (c) to reimburse Gritstone, where it joins a legal action as provided under Section 11.5, for the costs and expenses (including attorneys’ and professional fees) that Gritstone incurred in connection with such action, to the extent not previously reimbursed; and (d) the [**].

11.7. Trademarks. Gilead will have the right, but not the obligation, to brand the Products using trademarks, trade dress and trade names owned or Controlled by Gilead that it determines appropriate in its sole discretion for the Products, which may vary within the Territory (each, a “Product Mark”). Gilead will own all rights, title and interests in and to the Product Marks, and all goodwill in the Product Marks will inure to the benefit of Gilead. Gilead will register and maintain the Product Marks to the extent it determines reasonably necessary. Except as otherwise agreed in writing by both Parties, Gilead does not grant to Gritstone, by implication, estoppel or otherwise, any license to any Product Mark.

11.8. Product Listings. With respect to filings in the FDA’s Orange Book or Purple Book or other similar filings or listings as may be applicable to a biologic or drug (and foreign equivalents) for

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

issued patents for a Product, upon request by Gilead, Gritstone will provide reasonable cooperation to Gilead in filing and maintaining any such listing and filings.

11.9. Patent Term Extensions. Gritstone will cooperate, at Gilead’s reasonable expense, with Gilead upon Gilead’s reasonable request in obtaining patent term extension or supplemental protection certificates and the like with respect to any Licensed Patent that is not a Gritstone Background Patent, in each country and region where it is possible to do so. Gilead will make the election in accordance with the preceding sentence, and Gritstone agrees to abide by such election.

11.10. Third Party Agreement-Governed Intellectual Property Rights.

11.10.1. Notwithstanding any term or condition of Section 11.2 to the contrary, Gritstone will own all right, title and interest in and to [**]. For purposes of this Agreement, any such [**] will be deemed to be Gritstone Collaboration IP with respect to which Gritstone grants to Gilead in Sections 3.1.1 and 3.1.2 a sublicense under [**].

11.10.2. Notwithstanding the foregoing or any term or condition of this Article XI to the contrary:

(a) Gilead acknowledges that Third Party counterparties to the Existing In-License Agreements and the [**] have, and the Third Party counterparties to future Gritstone In-License Agreements may have, certain rights with respect to the prosecution, maintenance, enforcement and defense of certain of Patents Rights (x) owned or controlled by the Third Party counterparties (including (I) [**] and (II) [**], or (y) otherwise governed by the applicable agreement, that in each case ((x) and (y)) constitute Licensed Gritstone Background IP or Collaboration IP hereunder (such Patent Rights, “Third Party Agreement-Governed Intellectual Property Rights”); and

(b) The Parties agree that the rights and obligations of the Parties with respect to the prosecution, maintenance, enforcement and defense of any Third Party Agreement-Governed Intellectual Property Rights under this Article XI will be subject to the prosecution, maintenance, enforcement and defense rights of such Third Party counterparties (i) pursuant to the applicable Existing In-License Agreement as applicable (including with respect to [**], (ii) pursuant to the [**] or applicable Future Core In-License Agreement, as applicable, solely to the extent such obligations are [**]), (iii) pursuant to the applicable Future Other In-License Agreement, solely to the extent the terms and conditions were provided to Gilead for review prior to the Effective Date or prior to such agreement becoming a Gritstone In-License Agreement pursuant to Section 9.7, or were consented to by Gilead pursuant to Section 15.5.7 and (iv) pursuant to the applicable Future Gritstone Product-Related Agreement, solely to the extent such obligations are [**]) or included in the copy of the such agreement provided to Gilead for review prior to such agreement becoming a Gritstone In-License Agreement pursuant to Section 9.7, as applicable based on Gritstone’s election thereunder, or were consented to by Gilead in writing.

Article XII
CONFIDENTIALITY

12.1. Nondisclosure. Each Party agrees that a Party (the “Receiving Party”) which receives the Confidential Information of the other Party (the “Disclosing Party”) pursuant to this Agreement will: (a) maintain in confidence such Confidential Information using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; (b) not disclose such Confidential Information to any Third Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

expressly permitted pursuant to this Article XII; and (c) not use such Confidential Information for any purpose except those permitted under this Agreement, including, in the case of each Party, the performance of obligations and the exercise of the rights and licenses granted to such Party hereunder. The obligations of confidentiality, non-disclosure and non-use under this Section 12.1 will be in full force and effect from the Effective Date until [**] years following the Term. Except as otherwise requested in writing by the Disclosing Party, the Receiving Party will destroy the Confidential Information of the Disclosing Party disclosed or transferred to it by the Disclosing Party pursuant to this Agreement, within [**] days after the expiration or termination of this Agreement; provided, however, that a Party may retain: (i) Confidential Information of the Disclosing Party to exercise rights and licenses which expressly survive such termination or expiration pursuant to this Agreement; (ii) one (1) copy of all other Confidential Information in archives solely for the purpose of establishing the contents thereof or in accordance with Applicable Law and (iii) any backup media copies made in the ordinary course of business. In addition, Gritstone will keep confidential, and will cause its Affiliates and its and their employees, consultants, licensees, sublicensees, professional advisors and Affiliates to keep confidential, the [**] on confidentiality and non-disclosure terms at least as protective as the confidentiality provisions of this Agreement without regard to Section 12.2.

12.2. Exceptions.

12.2.1. General. Section 12.1 will not apply with respect to any portion of the Confidential Information of the Disclosing Party to the extent that such Confidential Information:

(a) was known to, or otherwise in the possession of, the Receiving Party or any of its Affiliates, as evidenced by written records, prior to disclosure by the Disclosing Party;

(b) is subsequently disclosed to the Receiving Party or any of its Affiliates on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party or any of its Affiliates;

(c) is subsequently disclosed to the Receiving Party or any of its Affiliates on a confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party or any of its Affiliates, solely for use and disclosure within the scope agreed between the Receiving Party or any of its Affiliates and such Third Party;

(d) is or becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, through no breach by the Receiving Party or any of its Affiliates of its obligations hereunder; or

(e) is independently developed by or on behalf the Receiving Party or any of its Affiliates, as evidenced by written records, without reference to or reliance upon the Disclosing Party’s Confidential Information.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

12.3. Authorized Disclosure.

12.3.1. Disclosure. Notwithstanding Section 12.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:

(a) subject to Section 12.5, to comply with Applicable Law (including the rules and regulations of the U.S. Securities and Exchange Commission or any national securities exchange in any jurisdiction in the Territory) (each, a “Securities Regulator”) or with judicial process (including prosecution or defense of litigation) if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance or for such judicial process (including prosecution or defense of litigation);

(b) disclosure to a Governmental Authority in order to obtain Patent Rights, to obtain or maintain approval to conduct Clinical Trials or to market the Products or make other Regulatory Filings, in each case under this Agreement and in accordance with this Agreement or, in the case of Gritstone with respect to any Confidential Information of Gilead that constitutes Selected Collaboration IP licensed to Gritstone pursuant to Section 3.2.2, in connection with the exercise of a sublicense thereunder in accordance with this Agreement; provided that reasonable steps are taken to ensure confidential treatment of such Confidential Information to the extent available;

(c) disclosure to (i) any of its officers, employees, consultants, agents or Affiliates as necessary or useful to perform on behalf of such Party or exercise rights and licenses granted to such Party under this Agreement, (ii) in the case of Gilead, any actual or potential collaborators, licensees or Sublicensees to the extent reasonably necessary to conduct negotiations or in connection with the Exploitation of Products, (iii) in the case of Gritstone (1) to any actual or potential licensors of any Licensed Technology under any actual or potential Gritstone In-License Agreements to the extent reasonably necessary to conduct negotiations of any potential Gritstone In-License Agreement or to comply with any actual Gritstone In-License Agreement, as applicable or (2) without limitation to clause (1), with respect to the terms of this Agreement or any Confidential Information of Gilead that constitutes Selected Collaboration IP licensed to Gritstone pursuant to Section 3.2.2, [**], licensees or sublicensees to the extent reasonably necessary to conduct negotiations or in connection with the grant or exercise of a sublicense thereunder, and (iv) in the case of either Party, such Party’s actual or potential Subcontractors, [**]; provided that prior to any such disclosure ((i)-(iv)), each such disclosee is bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this Article XII (subject to a commercially reasonably period of confidentiality appropriate to the circumstances) to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 12.3.1(c) ((i)-(iv)), the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 12.3.1(c) to treat such Confidential Information as required under this Article XII;

(d) disclosure to its advisors (including attorneys, financial advisors and accountants) in connection with activities under this Agreement; provided that prior to any such disclosure, each such disclosee is bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this Article XII (subject to a commercially reasonably period of confidentiality appropriate to the circumstances) (provided, however, that in the case of legal advisors, no written agreement will be required), to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 12.3.1(d), the Receiving Party will remain responsible for any failure by any

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Person who receives Confidential Information from such Receiving Party pursuant to this Section 12.3.1(d) to treat such Confidential Information as required under this Article XII; and

(e) in the case of each Party with respect to any Confidential Information of the other Party that constitutes [**], as reasonably necessary or useful in the exercise of such Party’s rights pursuant to the [**].

12.3.2. Terms of Disclosure. If and whenever any Confidential Information is disclosed in accordance with this Section 12.3, such disclosure will not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information other than by breach of this Agreement.

12.4. Terms of this Agreement. The Parties agree that this Agreement and the terms hereof will be deemed to be Confidential Information of both Gritstone and Gilead, and each Party agrees not to disclose this Agreement or any terms hereof without obtaining the prior written consent of the other Party; provided, that [**].

12.5. Securities Filings; Disclosure under Applicable Law. Each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the Securities Regulators or to other Persons as may be required by Applicable Law, and if a Party submits this Agreement to, or files this Agreement with, any Securities Regulator or other Person, as may be required by Applicable Law, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party is required by any Securities Regulator or other Person to make a disclosure of the terms of this Agreement in a filing or other submission as required by such Securities Regulator or such other Person, in each case under Applicable Law, and such Party has: (a) provided copies of the disclosure to the other Party reasonably in advance under the circumstances of such filing or other disclosure; (b) promptly notified the other Party in writing of such requirement and any respective timing constraints; and (c) given the other Party reasonable time under the circumstances from the date of provision of copies of such disclosure to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by such Securities Regulator or such other Person. Notwithstanding the foregoing, if a Party seeks to make a disclosure as required by a Securities Regulator or other Person as may be required by Applicable Law as set forth in this Section 12.5 and the other Party provides comments in accordance with this Section 12.5, the Party seeking to make such disclosure or its counsel, as the case may be, will consider in good faith such comments.

12.6. Publicity.

12.6.1. Use of Names. Except as otherwise expressly set forth herein, neither Party (or any of its respective Affiliates) will use the name, trademark, trade name or logo of the other Party or any of its Affiliates, or its or their respective employees, in any publicity, promotion, news release or other public disclosure relating to this Agreement or its subject matter, without first obtaining the prior written consent of the other Party; provided that such consent will not be required to the extent use thereof may be required by Applicable Law, including the rules of any securities exchange or market on which a Party’s or its Affiliate’s securities are listed or traded.

12.6.2. Press Releases. On or promptly after the Effective Date, the Parties will issue a public announcement of the execution of this Agreement in the form attached hereto as Schedule 12.6.2. Subject to Section 12.3, Section 12.5 and this Section 12.6.2, neither Party will, and each Party will cause

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

its Affiliates not to, issue any other press release or other public statement disclosing this Agreement, the activities hereunder or the transactions contemplated hereby, without first obtaining the other Party’s prior written consent; provided that (a) after the [**], Gilead may issue press releases or other public statements going forward, [**], upon [**] Business Days’ prior written notice to Gritstone (provided that such right of issuance without consent shall not apply to any press release or other public statement that contains the Confidential Information of Gritstone); and (b) each Party will be authorized to make any disclosure, without first obtaining the other Party’s prior written consent, that is required by Applicable Law, the rules of any Securities Regulator or by judicial process, subject to and in accordance with Sections 12.3 and 12.5, as applicable.

12.7. Publications. During [**], a Party (a “Publishing Party”) will, prior to publishing, publicly presenting or otherwise publicly disclosing any paper, publication, oral presentation, abstract, poster, manuscript or other presentation relating to the Exploitation of any Product or the use of the Licensed Technology in the Field of Use under this Agreement (each, a “Publication”) provide the other Party (a “Reviewing Party”) an opportunity to review such Publication to determine whether such Publication contains the Confidential Information of the Reviewing Party. The Publishing Party will deliver to the Reviewing Party a copy of any such proposed Publication or an outline of the proposed oral disclosure at least [**] days prior to submission for publication or presentation for review by the Reviewing Party. The Reviewing Party will have the right, in its sole discretion, to: (a) require the removal of its Confidential Information from any such Publication by the Publishing Party; or (b) request a reasonable delay in publication or presentation in order to protect patentable information. If the Reviewing Party requests such a delay, the Publishing Party will delay submission or presentation for a period of [**] days after its provision of the copy of the proposed Publication to enable patent applications protecting the Reviewing Party’s rights in such information. Following [**], (x) any proposed Publication (whether written, electronic, oral or otherwise) by Gritstone or any of its Affiliates related to activities under this Agreement or the Products will require, in each case, the prior written consent of Gilead (such consent to be given or withheld in Gilead’s sole discretion) and (y) Gilead or any of its Affiliates will have the sole right, without any required consents from Gritstone, to publish or have published information about Clinical Trials related to the Products, including the results of such Clinical Trials, or other activities under this Agreement. This Section 12.7 will not affect the rights or obligations of the Parties pursuant to Article XII.

Article XIII
TERM AND TERMINATION

13.1. Term. The term of this Agreement will commence upon the Effective Date and, unless earlier terminated as permitted by this Agreement, will expire in its entirety upon the date of expiration of the last Royalty Term for the last Product; provided that (a) if the Option is not exercised by Gilead by the last day of the Option Term, this Agreement will expire on the last day of the Option Term and (b) if Gilead exercises the Option but the Option Effective Date does not occur on or before the Outside Date, this Agreement will expire on the Outside Date (the “Term”).

13.2. Termination for Material Breach.

13.2.1. Material Breach. If a Party (the “Non-Breaching Party”) reasonably believes that there has been a Material Breach by the other Party (the “Breaching Party”), the Non-Breaching Party may give written notice to the Breaching Party specifying the breach in reasonable detail. The Breaching Party will have [**] following receipt of the Non-Breaching Party’s written notice to either cure such breach or, if cure cannot be reasonably effected within such [**] period, then such [**] period will be extended for an additional [**] so long as the Breaching Party continues to use Commercially Reasonable

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Efforts to cure such Material Breach during such extension period (such [**] period, as may be extended in accordance with this Section 13.2.1, the “Cure Period”). In the event such breach is not cured within the Cure Period, the Non-Breaching Party will have the right thereafter to terminate this Agreement immediately, in its entirety or in part, with the consequences as set forth in Section 14.1 or 14.2, as applicable, by giving written notice to the Breaching Party to such effect. Notwithstanding the foregoing, in the event that any Material Breach [**].

13.2.2. Disagreement as to Material Breach. Notwithstanding Section 13.2.1, if the Parties in good faith disagree as to whether there has been a Material Breach, then: (a) the Party that disputes whether there has been a Material Breach may contest the allegation by referring such matter, within [**] following its receipt of notice of the alleged Material Breach, for resolution in accordance with Section 17.5; (b) the relevant Cure Period with respect to such alleged Material Breach will be tolled from the date on which the Party that disputes in good faith whether there has been a Material Breach notifies the other Party of such Dispute and through the resolution of such Dispute in accordance with the applicable provisions of this Agreement; (c) during the pendency of such Dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder; and (d) if it is ultimately determined that the breaching Party committed such Material Breach, then the breaching Party will have the right to cure such Material Breach, after such determination, within the Cure Period (as may be extended in accordance with Section 13.2.1) which will commence as of the date of such determination.

13.3. Termination for Insolvency. Either Party may terminate this Agreement at any time during the Term upon the other Party’s filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate will only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [**] after the filing thereof. In addition, Gilead may terminate this Agreement in the event that Gritstone rejects this Agreement under Section 365 of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the “Code”).

13.4. Termination by Gilead for Convenience.

13.4.1. At any time during the Term, Gilead will have the right to terminate this Agreement [**] for convenience upon ninety (90) days’ prior written notice to Gritstone; provided that in the event Gilead terminates this Agreement in [**], Gritstone will have the right to [**] upon written notice to Gilead.

13.4.2. At any time during the Term, Gilead will have the right to terminate [**] upon [**] prior written notice to Gritstone, and upon such termination (a) [**]; and (b) Gilead’s obligations pursuant to [**] shall terminate. On the effective date of termination of [**], Gilead shall promptly return to Gritstone or destroy all Confidential Information with respect to any [**].

13.4.3. At any time during the Term, Gilead will have the right to terminate Gilead’s sublicense under any Existing In-License Agreement ([**]) in its entirety upon [**] prior written notice to Gritstone, and upon such termination any Patent Rights or Know-How licensed by Gritstone under such Existing In-License Agreement shall be deemed excluded from the Licensed Technology and the scope of the licenses granted by Gritstone to Gilead pursuant to Section 3.1. On the effective date of termination of such sublicense, Gilead shall promptly return to Gritstone or destroy all Confidential Information provided by Gritstone to Gilead and identified as Confidential Information of the applicable counterparty to such

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Existing In-License Agreement or any other applicable Third Party in connection with such Existing In-License Agreement.

13.5. [**]. [**].

13.6. Rights in Bankruptcy.

13.6.1. The Parties agree that this Agreement constitutes an executory contract under Section 365 of the Code for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar Applicable Laws in any other country in the Territory. The Parties further agree that Gilead, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights, and elections under the Code, including under Section 365(n) of the Code, and any similar Applicable Laws in any other country in the Territory.

13.6.2. All rights, powers, and remedies of Gilead provided for in this Section 13.6 are in addition to and not in substitution for any and all other rights, powers, and remedies now or hereafter existing at law or in equity (including under the Code and any similar Applicable Laws in any other country in the Territory). Gilead, in addition to the rights, power, and remedies expressly provided herein, will be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity, including under the Code. The Parties agree that they intend the following Gilead rights to extend to the maximum extent permitted by law, including for purposes of the Code, and the Gritstone In-License Agreements: (i) the right of access to any Licensed Technology (including all embodiments thereof), or receive the name and contact information of any Third Party with whom Gritstone contracts to perform an obligation of Gritstone under this Agreement for purposes of entering into negotiations for such Third Party to perform such obligation directly on behalf of Gilead which is necessary for the Exploitation of Products in the Field of Use in the Territory; (ii) the right to contract directly with any Third Party described in paragraph (i) to complete the contracted work; and (iii) the right to cure any breach of or default under any such agreement with a Third Party and, subject to Section 365(n) of the Code, set off or recoup the costs thereof against amounts payable to Gritstone under this Agreement.

Article XIV
EFFECT OF TERMINATION

14.1. Termination by Gilead for Convenience or by Gritstone for Material Breach or Insolvency of Gilead or Expiration Without Option Exercise. Upon termination of this Agreement by Gilead pursuant to Section 13.4, termination of this Agreement by Gritstone pursuant to Section 13.2, or 13.3, expiration of this Agreement on the last day of the Option Term because Gilead has not exercised the Option or because Gilead has exercised the Option but the Option Effective Date has not occurred on or before the Outside Date, the following will apply as of the effective date of such termination or expiration, but, in the case of partial termination of this Agreement, solely with respect to the applicable Terminated Products (except that, for clarity, the limitation as to Terminated Products will not be applicable to Section 14.1.3):

14.1.1. the licenses (and sublicenses) granted by Gritstone to Gilead pursuant to Section 3.1 with respect to the Terminated Product will terminate and Gilead will not have any rights to use or exercise any rights under the Licensed Technology with respect to such Terminated Product;

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

14.1.2. the license granted by Gilead to Gritstone pursuant to Section 3.2.1 with respect to the Terminated Product will terminate and Gritstone will not have any rights to use or exercise any rights under the Gilead Licensed Technology with respect to such Terminated Product;

14.1.3. [**];

14.1.4. Gilead will be released from its Development and Commercialization obligations under this Agreement with respect to the Terminated Product, including with respect to Section 6.2, Section 6.4, and Section 8.2; for clarity, it being understood that Gilead’s obligations under such Sections survive as to [**];

14.1.5. Gilead, its Affiliates or its Sublicensees will cease all Commercialization of Products in a prompt manner and in accordance with Applicable Laws; provided, however, that Gilead, its Affiliates or its Sublicensees will be entitled (and the applicable licenses to Gilead will survive solely to the extent and for so long as is necessary to permit), during the [**] period following the effective date of a termination, to sell any commercial inventory of Terminated Products which remains on hand as of the effective date of the termination; provided, that Gilead pays to Gritstone the Royalties and, if applicable, Sales Milestone Payments applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement; and

14.1.6. [**].

14.2. Termination by Gilead for Material Breach by or Insolvency of Gritstone. Upon termination of this Agreement by Gilead pursuant to Section 13.2 or 13.3 the following will apply as of the effective date of such termination:

14.2.1. subject to Section 14.3, the licenses (and sublicenses) granted by Gritstone to Gilead pursuant to Section 3.1 will terminate and Gilead will not have any rights to use or exercise any rights under the Licensed Technology and Gilead, its Affiliates or its Sublicensees will cease all Commercialization of Products in a prompt manner and in accordance with Applicable Laws; provided, however, that Gilead, its Affiliates or its Sublicensees will be entitled (and the applicable licenses to Gilead will survive solely to the extent and for so long as is necessary to permit), during the [**] period following the effective date of a termination, to sell any commercial inventory of Terminated Products for which Regulatory Approval has been obtained which remains on hand as of the effective date of the termination; provided, that Gilead pays to Gritstone the Royalties and, if applicable, Sales Milestone Payments applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement;

14.2.2. the license granted by Gilead to Gritstone pursuant to Section 3.2.1 will terminate and Gritstone will not have any rights to use or exercise any rights under the Gilead Licensed Technology;

14.2.3. solely in the case of termination of this Agreement in its entirety, the license granted by Gilead to Gritstone pursuant to Section 3.2.2 will terminate and Gritstone will not have any rights to use or exercise any rights under the Selected Collaboration IP;

14.2.4. Gilead will be released from its Development and Commercialization obligations under this Agreement, including with respect to Section 6.2, Section 6.4, and Section 8.2;

14.2.5. [**];

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

14.2.6. [**]; and

14.2.7. [**].

14.3. Alternative to Termination. If Gilead has the right to terminate this Agreement pursuant to Section 13.2 or 13.3, then within [**] following the expiration of the relevant cure period or insolvency event, if any, Gilead may, by written notice to Gritstone, and as its sole and exclusive remedy and in lieu of exercising its right under Section 14.2 with respect to any applicable breach, elect [**] in which case, effective as of the date Gilead delivers notice of such election to Gritstone, the licenses granted by Gritstone to Gilead pursuant to Section 3.1 with respect to the Product that would have become a Terminated Product had Gilead exercised its termination right [**]; provided, that (a) with respect to [**] and, solely with respect to [**], and (b) solely if there [**].

14.4. Surviving Provisions.

14.4.1. Accrued Rights; Remedies. The expiration or termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such expiration or termination, and any and all damages or remedies (whether at law or in equity) arising from any breach hereunder, each of which will survive expiration or termination of this Agreement. Such expiration or termination will not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

14.4.2. Survival. Without limiting the provisions of Section 14.4.1, the following provisions and any other obligations and rights which are expressly intended to survive, will survive expiration or termination of this Agreement: Section 2.1.1 (Each Party’s Responsibilities) (solely with respect to Gilead’s obligation to reimburse, pursuant to Section 10.1.3, Gritstone any unreimbursed Gritstone Reimbursable Costs incurred during the Term under the Gritstone R&D Budget, including any permitted overages as set forth under Section 2.1.1); Section 2.1.3 (Records) (for a period of at least [**] after termination or expiration or such longer period as may be required by Applicable Law for particular records); Section 2.2.1 (Gilead Composition) (excluding the first sentence but, for clarity, without limiting Gritstone’s obligation to destroy the Confidential Information of Gilead under Section 12.1 unless otherwise requested by Gilead); Section 2.2.2 (No Warranties) (for clarity, without limiting Gritstone’s obligation to destroy the Confidential Information of Gilead under Section 12.1 unless otherwise requested by Gilead); Section 2.3 (Material Transfer) (last sentence only but, for clarity, without limiting the Receiving Party’s obligation to destroy the Confidential Information of the Disclosing Party under Section 12.1 unless otherwise agreed or requested by the Disclosing Party); Section 3.1.4(b) (Existing In-License Agreements) (second sentence solely with respect to any applicable provisions to the extent surviving pursuant to the terms and conditions of the applicable Gritstone In-License Agreement or this Section 14.4.2); Section 3.1.4(c) (Future Core In-License Agreements) (last sentence solely with respect to any applicable provisions to the extent surviving pursuant to the terms and conditions of the applicable Gritstone In-License Agreement or this Section 14.4.2); Section 3.1.4(d) (Future Other In-License Agreements) and Section 3.1.4(e) (Future Gritstone Product-Related Agreement Sublicense) (in each case, solely with respect to any applicable provisions to the extent surviving pursuant to the terms and conditions of the applicable Gritstone In-License Agreement or this Section 14.4.2); Section 3.1.4(f) (Cooperation) (solely with respect to [**]); Section 3.1.4(g) (Compliance by Gilead Sublicensees) (solely with respect to Gilead’s responsibility for consequences of a Sublicensee’s failure to comply (i) during the Term, with the applicable Gritstone In-License Agreement or (ii) after the effective date of termination or expiration, any applicable provisions surviving pursuant to the terms and conditions of the applicable Gritstone In-License Agreement

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

or this Section 14.4.2); Section 3.1.4(h) (Sublicense under [**]) (in the event the [**] is an Existing In-License Agreement, solely with respect to any applicable provisions surviving pursuant to the terms and conditions of the [**] or this Section 14.4.2); Section 3.2.2 (Grantback License) (solely to the extent provided in Section 14.1.3 unless terminated under Section 14.3); Section 3.2.3 (Sublicensing by Gritstone) (to the extent the license under Section 3.2.2 survives, the second sentence (with respect to consistency with surviving provisions of this Agreement) and last sentences); Section 5.2 (Consultation and Assistance) (solely with respect to any unreimbursed expense incurred by Gritstone during the Term that would have been reimbursed but for termination or expiration); Section 6.3.2 (Gritstone Responsibility) (solely with respect to Gilead’s obligation to reimburse Gritstone for any unreimbursed Gritstone Reimbursable Costs incurred during the Term in carrying out activities pursuant to Section 6.3.2); Section 6.3.3 (Ownership); Section 6.3.4 (Communication with Regulatory Authorities): (with respect to any applicable correspondence or other communications by a Regulatory Authority to Gilead, its Affiliates or its Sublicensees or Subcontractors as it relates to activities under this Agreement, and (solely during any sell off period or as it relates to activities under this Agreement) any applicable correspondence or other communications by a Regulatory Authority to Gritstone, its Affiliates or Sublicensees); Section 6.6 (Compliance) (solely to the extent a Party has obligations under this Agreement that survive termination of this Agreement including if Gilead continues to sell any commercial inventory of Terminated Products pursuant to Sections 14.1.5 and 14.2.1); Section 7.3 (Manufacturing Know-How and Assistance) (solely with respect to Gilead’s obligation to reimburse Gritstone for any unreimbursed Gritstone Reimbursable Costs incurred during the Term by Gritstone pursuant to Section 7.3); Section 7.4 (Manufacturing Technology Transfer) (solely with respect to Gilead’s obligation to reimburse Gritstone for any unreimbursed Gritstone Reimbursable Costs incurred during the Term by Gritstone pursuant to Section 7.4); Section 7.5 (Future Manufacturing Improvements) (solely with respect to Gilead’s obligation to reimburse Gritstone for any unreimbursed Gritstone Reimbursable Costs incurred during the Term by Gritstone pursuant to Section 7.5); Section 9.4.1 (Development Milestones) (solely with respect to any unpaid Development Milestone Payment achieved prior to the effective date of termination or expiration); Section 9.4.2 (Commercial Milestones) (solely with respect to applicable Net Sales prior to the effective date of termination or expiration or after such date pursuant to Section 14.1.5 or 14.2.1); Section 9.5 (Royalty Payments) (solely with respect to applicable Net Sales during the applicable Royalty Term prior to the effective date of termination or expiration or after such date pursuant to Section 14.1.5 or 14.2.1); Section 9.6 (Royalty Reductions) (solely with respect to Net Sales prior to the effective date of termination or expiration or after such date pursuant to Section 14.1.5 or 14.2.1); Section 9.7.2(d) (Responsibility for Payments under Gritstone In-License Agreements) (entire provision except for last sentence, solely with respect to any amounts accrued and not paid prior to the effective date of termination or expiration); Section 9.7.3 (Offset for Third Party Payments); Section 9.8 (Cumulative Effect of Reductions) (subject to Section 14.3 (Alternative to Termination); Section 9.10 (Non-Refundable and Non-Creditable Payments); Section 10.1.1 (Development Milestone Payments) (solely with respect to any unpaid and owed Development Milestone Payment achieved prior to the effective date of termination or expiration); Section 10.1.2 (Royalties and Sales Milestone Payments) (solely with respect to applicable Net Sales prior to the effective date of termination or expiration or after such date pursuant to Section 14.1.5 or 14.2.1); Section 10.1.3 (Gritstone Reimbursable Costs) (solely with respect to Gilead’s obligation to reimburse Gritstone for any unreimbursed Gritstone Reimbursable Costs incurred during the Term); Section 10.1.4 (Payment Method), Section 10.2 (Currency), Section 10.3 (Blocked Currency) and Section 10.4 (Taxes, Withholding) (in each case, solely with respect to any amounts accrued and not paid prior to the effective date of termination or expiration or accrued after such date pursuant to Section 14.1.5 or 14.2.1); Section 10.5 (Records and Audit Rights) (solely for the term set forth therein, but for clarity, including with respect to any sales or amounts accrued prior to the effective date of termination or expiration or after such date pursuant to Section 14.1.5 or 14.2.1); Section 11.1 (Inventorship); Section 11.2 (Ownership) (except for Section 11.2.2(e), which shall only survive with respect to (a) obligations under Section 11.10 (to the extent applicable and surviving) or (b) with respect to activities during the Term or any Patent Rights or Know-How conceived, discovered or

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

otherwise made or invented during the Term pursuant to the last sentence. For clarity, no Collaboration IP shall be developed, conceived or reduced to practice following the Term); Section 11.3.1(b) (Joint Collaboration Patents); Section 11.3.2 (Review and Comment Rights) (solely with respect to Joint Collaboration Patents); Section 11.3.3 (Cooperation and Coordination) (solely with respect to Joint Collaboration Patents); Section 11.4.1 (Notifications) (solely with respect to Joint Collaboration Patents); Section 11.4.2(b) (Infringement Actions – Joint Collaboration IP); Section 11.4.2(e) (Procedures) (solely with respect to Joint Collaboration IP); Section 11.5 (Defense) (solely with respect to Research, Development, Manufacture, Commercialization or Exploitation of any Product prior to the effective date of termination or expiration or after such date pursuant to Section 14.1.5 or 14.2.1); Section 11.6 (Recovery) (solely with respect to any surviving rights and obligations under the Sections cited therein (including Section 11.10 with respect to recoveries allocable under a Gritstone In-License Agreement) and recoveries under any applicable actions initiated prior to the effective date of termination or expiration); Section 11.10 (Third Party Agreement-Governed Intellectual Property Rights) (in the case of Section 11.10.2, solely to the extent necessary to comply with applicable terms of any Gritstone In-License Agreement that survive termination or expiration of this Agreement); Sections 12.1-12.5 (including with respect to all Confidential Information under this Agreement and, with respect to Section 12.1, for the [**] period, as applicable, cited under Section 12.1); Section 12.6 (Publicity); Section 13.6 (Rights in Bankruptcy); Sections 14.1-14.2 (as applicable); Section 14.3 (Alternative to Termination) (solely with respect to the royalty reduction in the event that royalties are otherwise payable after the Term for Net Sales during the Term); this Section 14.4 (Surviving Provisions); Article 16 (Indemnification; Liability) (with respect to Section 16.6 (Insurance), solely for the duration set forth under Section 16.6.3) and Article 17 (General Provisions).

If this Agreement is terminated with respect to a given Product or a given country, but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Product(s), as applicable (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety or as otherwise necessary for the Parties to exercise their rights with respect thereto) and all provisions not surviving in accordance with the foregoing shall terminate with respect to the Terminated Product(s), as applicable, upon the effective date of termination thereof. Notwithstanding the foregoing, for clarity, in no event shall [**].

Article XV
REPRESENTATIONS, WARRANTIES, AND COVENANTS

15.1. Representations and Warranties by Each Party. Each Party represents and warrants to the other Party, as of the Effective Date, that:

15.1.1. such Party is duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

15.1.2. such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

15.1.3. this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to: (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors; or (b) laws governing specific performance, injunctive relief and other equitable remedies;

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

15.1.4. the execution, delivery and performance of this Agreement by such Party does not breach or conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which such Party is a party or by which such Party is bound, nor violate any Applicable Law of any Governmental Authority having jurisdiction over such Party;

15.1.5. no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or will be necessary for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials, or to Manufacture or Commercialize any Product(s); and

15.1.6. such Party has obtained all necessary authorizations, consents and approvals of any Third Party that is required to be obtained by it for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials, or to Manufacture or Commercialize any Product(s).

15.2. Representations and Warranties by Gritstone as of the Effective Date. Gritstone represents and warrants to Gilead except as set forth in the disclosure schedule set forth in Schedule 15.2, as of the Effective Date, that:

15.2.1. Schedule 15.2.1 sets forth a complete and accurate list of all (a) Patent Rights within the Owned Licensed Gritstone Background Technology and, (b) to the Knowledge of Gritstone, published and issued Licensed Gritstone Background Patents exclusively licensed (including exclusivity with respect to a field or country) to Gritstone pursuant to any Existing In-License Agreement, including under the relevant Existing In-License Agreement set forth in Schedule 15.2.1. All issued Patent Rights constituting Owned Licensed Gritstone Background Technology (and all applications in such Patent Rights constituting Owned Licensed Gritstone Background Technology, when issued) are or will be, as applicable, in full force and effect and, to the Knowledge of Gritstone, valid and enforceable. To the Knowledge of Gritstone, all published and issued Licensed Gritstone Background Patents exclusively licensed (including exclusivity with respect to a field or country) to Gritstone pursuant to an Existing In-License Agreement are or will be, as applicable, in full force and effect and valid and enforceable. All application, registration, maintenance and renewal fees due as of the Effective Date with respect to all Patent Rights within the Owned Licensed Gritstone Background Technology have been paid (or are in process) and all necessary documents and certificates have been filed with the relevant patent registries for the purpose of maintaining such Licensed Patents (or are in process);

15.2.2. no claim has been issued or served, or written threat of a claim or litigation made by any Person, against Gritstone or its Affiliates that alleges that any Licensed Gritstone Background Patent is invalid or unenforceable;

15.2.3. Gritstone has the right and authority to grant the option, rights and licenses granted to Gilead (or purported to be granted to Gilead) hereunder with respect to Owned Licensed Technology free from Encumbrances, and has the right and authority to grant the sublicenses granted to Gilead with respect to Licensed Technology licensed to Gritstone pursuant to any Existing In-License Agreement, and neither Gritstone nor its Affiliates have granted any option, right, license or right of first refusal to any Third Party under any of the Licensed Technology in the Field of Use, in each case that would conflict with or limit the scope of any of the options, rights or licenses granted to Gilead hereunder;

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

15.2.4. all Affiliates of Gritstone have exclusively licensed or assigned all of their rights, title and interests in and to the Licensed Gritstone Background Technology to Gritstone. Neither Gritstone nor any of its Affiliates has granted any mortgage, pledge, claim, security interest, lien or other charge of any kind on the Licensed Technology, and the Owned Licensed Technology is free and clear of any mortgage, pledge, claim, security interest, lien or charge of any kind (provided, for clarity, that no representation or warranty is made under this Section 15.2.4 with respect to the grant of any option, license or right of first refusal);

15.2.5. Gritstone and its Affiliates have obtained from all individuals who participated in any respect in the invention or authorship of any Owned Licensed Gritstone Background Technology effective assignments of all ownership rights of such individuals in such Licensed Technology, either pursuant to written agreement or by operation of law, except with respect to any Know-How within Owned Licensed Gritstone Background Technology (a) that is not material for the Exploitation of Products in the Field of Use or (b) that is co-owned by Gritstone or any of its Affiliates and a Third Party, including any such Licensed Technology jointly created or conceived by or on behalf of Gritstone or any of its Affiliates, on the one hand, and such Third Party, on the other hand, in which case Gritstone has obtained from all individuals who are employees, officers or consultants of Gritstone and participated in the invention or authorship of such Licensed Technology effective assignments of all ownership rights of such individuals in such Know-How; and no Person who claims to be an inventor of an Invention claimed in a Patent Right within the Owned Licensed Gritstone Background Technology is not identified as an inventor of such Invention in the filed patent documents for such Licensed Patent;

15.2.6. all of Gritstone’s and its Affiliates’ employees, officers and consultants: (a) have executed agreements or have existing obligations under Applicable Law thereby assigning to Gritstone or its Affiliates all Inventions made during the course of and as the result of their association with Gritstone or its Affiliates, as applicable, which terms are applicable to Inventions that may be made by such employees, officers and consultants during the course of Gritstone’s performance under this Agreement; (b) to the Knowledge of Gritstone, are not subject to any agreement with any other Third Party that requires such officer or employee or consultant to assign any interest in any Licensed Technology to such Third Party; and (c) have executed agreements or have existing obligations under Applicable Law obligating the individual to maintain as confidential Gritstone’s Confidential Information as well as confidential information of other parties (including of Gilead and its Affiliates) that such individual may receive in its performance under this Agreement, to the extent required to support Gritstone’s obligations under this Agreement;

15.2.7. neither Gritstone nor its Affiliates have received any written notice of any claim that any Patent Right or Know-How (including any trade secret right) owned or controlled by a Third Party would be infringed, misappropriated or otherwise violated by Exploitation of the Products in the Field of Use;

15.2.8. to the Knowledge of Gritstone, the use of Gritstone Platform Technology in the Exploitation of the Products in the Field of Use, as anticipated to be utilized by Gritstone in conducting the R&D Plan or the Manufacture of Product under the Supply Agreement, and any anticipated Qualifying Use of Gritstone Platform Technology in the Exploitation of Products in the Field of Use by Gilead and its Affiliates, will not infringe, misappropriate or otherwise violate any intellectual property or proprietary right of any Third Party, except in the absence of a license or sublicense granted under the Existing In-License Agreements; provided that, for clarity, Gritstone makes no representation or warranty with respect to the Exploitation of any HIV Antigen or Other Agent (including any Gilead Composition);

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

15.2.9. there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial, or legal, administrative or other proceedings, or governmental investigations pending or, to the Knowledge of Gritstone, threatened against Gritstone or its Affiliates which would reasonably be expected to adversely affect or restrict the ability of Gritstone to consummate or perform the transactions contemplated under this Agreement, or which would reasonably be expected to adversely affect the Owned Licensed Technology (or Gritstone’s Control thereof) or, to the Knowledge of Gritstone, any other Licensed Technology or Gritstone’s Control thereof;

15.2.10. neither Gritstone nor any of its Affiliates has made a claim against a Third Party alleging that a Third Party is infringing or has infringed, is misappropriating or has misappropriated, or is violating or has violated, any Licensed Gritstone Background Technology, and, to the Knowledge of Gritstone, no Licensed Gritstone Background Technology is being infringed, misappropriated or violated by any Third Party, nor has Gritstone or any of its Affiliates received any written notice regarding any such alleged infringement, misappropriation or violation;

15.2.11. the Excluded Technology in existence as of the Effective Date is not necessary for the Exploitation of the Products as contemplated herein;

15.2.12. neither Gritstone nor any of its Affiliates has employed or otherwise used in any capacity with respect to the Product or any Licensed Gritstone Background Technology, the services of any Person suspended, proposed for debarment or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to the performance of activities hereunder;

15.2.13. except as set forth on Schedule 1.122, neither Gritstone nor its Affiliates have entered into any agreement under which Gritstone or its Affiliates: (a) has obtained a license or sublicense of rights from a Third Party to any Licensed Gritstone Background Technology in the Field of Use, other than under any (i) non-material licenses granted to the Gritstone or its Affiliates under (x) agreements with vendors or contractors working on Gritstone’s or any of its Affiliate’s behalf, or (y) clinical trial agreements or sponsored research agreements with clinical trial sites and other educational or non-profit medical institutions relating to products and programs outside the Field of Use, or (ii) non-disclosure agreements; or (b) has granted a license, sublicense, option or right to a Third Party that remains in effect to Exploit any Product;

15.2.14. Schedule 1.122 sets forth a complete and accurate list of the Existing In-License Agreements in effect as of the Effective Date in the Field of Use. Gritstone has provided Gilead true, correct and complete (subject to redactions thereto) copies of each such Existing In-License Agreement. Each such Existing In-License Agreement is in full force and effect, and there has been no Default of or under (or notice of Default of or under) any such Existing In-License Agreement as a result of any action or omission or alleged act or omission of Gritstone or its Affiliates or, to the Knowledge of Gritstone, the actions or omissions of any Third Party. Gritstone has not waived any of its rights under any such Existing In-License Agreement to which it is party;

15.2.15. other than the Existing In-License Agreements, Gritstone (or its Affiliates, as applicable) has not entered into any agreement specifically relating to the Research or Development or other Exploitation of any Product contemplated hereunder in the Field of Use;

15.2.16. the Existing In-License Agreements are not redacted in a manner that would affect Gilead’s understanding of its rights or obligations under this Agreement;

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

15.2.17. Gritstone (or its Affiliates, as applicable) has the right and authority to use and license (as Licensed Know-How under this Agreement) any Know-How conceived, reduced to practice or otherwise created [**] under [**] as contemplated herein;

15.2.18. the [**] (as defined in the [**]) in the [**] does not include the [**] under this Agreement;

15.2.19. a Product is not [**];

15.2.20. no Patent Rights that are [**] have been filed as of the Effective Date pursuant to the [**];

15.2.21. Gritstone has disclosed to Gilead (a) [**], (b) summaries of [**], (c) summaries of [**] and (d) all [**], and in each case ((a)-(d)) excluding CMC or Manufacturing data with respect to any products that utilize the Gritstone Platform Technology;

15.2.22. Gritstone has not obtained, or filed, any INDs, MAAs or other Regulatory Approvals or any other form of regulatory application for approval of Clinical Trials, marketing or other purpose, in each case for any Product, and, to the Knowledge of Gritstone, no other Person has obtained, or filed for, any such INDs, MAAs or other Regulatory Approvals; and

15.2.23. no funding, facilities or personnel of any Governmental Authority were used to develop or create any Owned Licensed Gritstone Background Technology, and neither Gritstone nor any of its Affiliates has entered into a government funding relationship, or any public or private education or research institution relationship, that, in each case, would result in rights to the Products residing in the U.S. Government, the National Institutes of Health, the National Institute for Drug Abuse or other agency, and the options and licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in Public Law 96-517 (35 U.S.C. §§ 200-204), or any similar obligations under the laws of any other country in the Territory.

15.3. Representations and Warranties by Gritstone as of the Disclosure Letter Date. Gritstone represents and warrants to Gilead except as set forth in the disclosure schedule set forth in Schedule 15.3, as of the Disclosure Letter Date, that:

15.3.1. [**] sets forth a complete and accurate list of all (a) [**]and, (b) to the Knowledge of Gritstone, [**], including under the relevant [**]. All issued Patent Rights constituting Owned Licensed Technology (and all applications in such Patent Rights constituting Owned Licensed Technology, when issued) are or will be, as applicable, in full force and effect and, to the Knowledge of Gritstone, valid and enforceable. All application, registration, maintenance and renewal fees due as of the Effective Date with respect to all Patent Rights within the Owned Licensed Technology have been paid (or are in process) and all necessary documents and certificates have been filed with the relevant patent registries for the purpose of maintaining such Licensed Patents (or are in process);

15.3.2. no claim has been issued or served, or written threat of a claim or litigation made by any Person, against Gritstone or its Affiliates that alleges that any Licensed Patent is invalid or unenforceable;

15.3.3. Gritstone has the right and authority to grant the option, rights and licenses granted to Gilead (or purported to be granted to Gilead) hereunder with respect to Owned Licensed Technology free from Encumbrances, and has the right and authority to grant the sublicenses granted to

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Gilead with respect to Licensed Technology licensed to Gritstone pursuant to any Gritstone In-License Agreement, and neither Gritstone nor its Affiliates have granted any option, right, license or right of first refusal to any Third Party under any of the Licensed Technology in the Field of Use, in each case that would conflict with or limit the scope of any of the options, rights or licenses granted to Gilead hereunder;

15.3.4. neither Gritstone nor any of its Affiliates has granted any mortgage, pledge, claim, security interest, lien or other charge of any kind on the Licensed Technology, and the Owned Licensed Technology is free and clear of any mortgage, pledge, claim, security interest, lien or charge of any kind (provided, for clarity, that no representation or warranty is made under this Section 15.3.4 with respect to the grant of any option, license or right of first refusal);

15.3.5. Gritstone and its Affiliates have obtained from all individuals who participated in any respect in the invention or authorship of any Owned Licensed Technology effective assignments of all ownership rights of such individuals in such Licensed Technology, either pursuant to written agreement or by operation of law, except with respect to any Know-How within Owned Licensed Technology (a) that is not material for the Exploitation of Products in the Field of Use or (b) that is co-owned by Gritstone or any of its Affiliates and a Third Party, including any such Licensed Technology jointly created or conceived by or on behalf of Gritstone or any of its Affiliates, on the one hand, and such Third Party, on the other hand, in which case Gritstone has obtained from all individuals who are employees, officers or consultants of Gritstone and participated in the invention or authorship of such Licensed Technology effective assignments of all ownership rights of such individuals in such Know-How; and no Person who claims to be an inventor of an Invention claimed in a Patent Right within the Owned Licensed Technology is not identified as an inventor of such Invention in the filed patent documents for such Licensed Patent;

15.3.6. neither Gritstone nor its Affiliates have received any written notice of any claim that any Patent Right or Know-How (including any trade secret right) owned or controlled by a Third Party would be infringed, misappropriated or otherwise violated by Exploitation of the Products in the Field of Use;

15.3.7. to the Knowledge of Gritstone, the use of Gritstone Platform Technology in the Exploitation of the Products in the Field of Use, as anticipated to be utilized by Gritstone in conducting the R&D Plan or the Manufacture of Product under the Supply Agreement, and any anticipated Qualifying Use of Gritstone Platform Technology in the Exploitation of Products in the Field of Use by Gilead and its Affiliates, will not infringe, misappropriate or otherwise violate any intellectual property or proprietary right of any Third Party, except in the absence of a license or sublicense granted under the (a) Gritstone In-License Agreements or (b) any license agreement with respect to which Gilead decides not to accept such agreement as a Gritstone In-License Agreement pursuant to Section 9.7.2(c); provided that, for clarity, Gritstone makes no representation or warranty with respect to the Exploitation of any HIV Antigen or Other Agent (including any Gilead Composition).

15.3.8. there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial, or legal, administrative or other proceedings, or governmental investigations pending or, to the Knowledge of Gritstone, threatened against Gritstone or its Affiliates which would reasonably be expected to adversely affect the Owned Licensed Technology (or Gritstone’s Control thereof) or, to the Knowledge of Gritstone, any other Licensed Technology or Gritstone’s Control thereof;

15.3.9. neither Gritstone nor any of its Affiliates has made a claim against a Third Party alleging that a Third Party is infringing or has infringed, is misappropriating or has misappropriated, or is violating or has violated, any Licensed Technology, and, to the Knowledge of Gritstone, no Licensed Technology is being infringed, misappropriated or violated by any Third Party, in each case in the Field of

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Use, nor has Gritstone or any of its Affiliates received any written notice regarding any such alleged infringement, misappropriation or violation;

15.3.10. the Excluded Technology described in clause (a) of the definition thereof in existence as of the Disclosure Letter Date is not necessary for the Exploitation of the Products as contemplated herein; and

15.3.11. neither Gritstone nor any of its Affiliates has employed or otherwise used in any capacity with respect to the Product, the services of any Person suspended, proposed for debarment or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to the performance of activities hereunder.

15.4. Covenants. Each Party hereby covenants to the other Party that such Party and its Affiliates will perform such Party’s activities pursuant to this Agreement in compliance (and will ensure compliance by any of its Subcontractors) with all Applicable Law, including, to the extent applicable, GCP, GLP and GMP.

15.5. Additional Covenants of Gritstone. Gritstone hereby covenants to Gilead that:

15.5.1. neither Gritstone nor its Affiliates will grant any option, right or license to any Third Party relating to any of the intellectual property rights it Controls (including the Licensed Technology) with respect to any Product, which conflict with the option, rights or licenses granted to Gilead in the Field of Use hereunder; provided that, following the Effective Date as set forth in Section 3.5.4, Gritstone may [**]; provided, further, that Gritstone shall provide Gilead with notice of, and, upon Gilead’s written request, a redacted copy of, any such [**].

15.5.2. subject to Gritstone’s retained rights as set forth in Section 3.4, except as otherwise expressly agreed to by Gilead in writing, neither Gritstone nor its Affiliates will use or otherwise Exploit (and neither will grant any Third Party the right to use or otherwise Exploit) [**];

15.5.3. except as otherwise expressly permitted under this Agreement, Gritstone will not, and will cause its Affiliates not to assign, transfer, convey, encumber (through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, any Licensed Technology or any Product, except to the extent that such assignment, transfer, conveyance, encumbrance or disposition would not conflict with, be inconsistent with or adversely affect in any respect any of the option, rights or licenses granted to Gilead hereunder;

15.5.4. Gritstone will not [**] under, any [**] in a manner that results in the counterparty thereto [**] in the Field of Use in a manner that would diminish the scope or exclusivity of the licenses granted to Gilead under any Licensed Technology; provided, however, that Gritstone shall not be in violation of this Section 15.5.4 in the case of any [**] that results from any action or inaction of Gilead or any of its Affiliates or its or their sublicensees or subcontractors;

15.5.5. all activities (including Research, Development and Manufacturing activities) conducted by or on behalf of Gritstone or its Affiliates hereunder with respect to any Product will be conducted in accordance with all Applicable Law (including, to the extent applicable, GCP, GLP and GMP), and in sufficient detail and in a good scientific manner appropriate for scientific, regulatory and intellectual property protection purposes, and all such activities will be segregated from other activities not performed under this Agreement and all records kept in connection with such activities will be complete

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

and accurate, and fully and accurately reflect all work done, data and developments made, and results achieved in the performance of the R&D Program and Supply Agreement;

15.5.6. if Gritstone receives notice of an alleged [**], then Gritstone will promptly, but in no event less than [**] Business Days thereafter, provide written notice thereof to Gilead;

15.5.7. Gritstone will not (a) [**], in each case in a manner that would adversely affect Gilead’s rights or Gritstone’s ability to perform its obligations under this Agreement or (b) modify or amend any [**] in a manner that would impose additional obligations on Gilead [**], in each case ((a) and (b)), without first obtaining Gilead’s prior written consent;

15.5.8. Gritstone will notify Gilead in the event that Gritstone modifies, amends, terminates or assigns [**], in each case in a manner that would adversely affect Gilead’s [**];

15.5.9. all of Gritstone’s employees, officers and consultants who will perform activities under this Agreement with respect to any Product have executed or will execute agreements or have existing obligations under Applicable Laws requiring assignment to Gritstone of all Inventions made during the course of and as the result of their association with Gritstone, free from any Encumbrances, and obligating the individual to maintain as confidential Gritstone’s Confidential Information as well as the confidential information of other parties (including Confidential Information of Gilead and its Affiliates) which such individual may receive (it being understood that such confidentiality obligations may be general in nature and need not be specific to Confidential Information under this Agreement), in each case above, to the extent required to support Gritstone’s obligations under this Agreement;

15.5.10. without limitation of Gritstone’s other obligations under this Agreement (including Section 6.6), if, at any time after execution of this Agreement, Gritstone becomes aware that it or any employee, agent, or Subcontractor of Gritstone who participated, or is participating, in the performance of any activities with respect to the Product or any Licensed Technology is on, or is being added to, the FDA Debarment List, it will provide written notice of this to Gilead within [**] Business Days of its becoming aware of this fact;

15.5.11. Gritstone will maintain sufficient security systems and intellectual property protection practices within its organization equivalent to international industry standards to avoid any unauthorized disclosure of intellectual property rights, including Know-How and Gilead Confidential Information, to any Third Party; and

15.5.12. Gritstone will not modify or amend the [**] in a manner that [**], which would include, for example, [**], without first obtaining Gilead’s prior written consent.

15.6. Limitation on Scope of Representations, Warranties and Covenants. Notwithstanding anything contained in this Article XV to the contrary, the Parties agree that for purposes of the representations, warranties and covenants contained herein, Gritstone makes no representation, warranty or covenant with respect to any HIV Antigen or Other Agent (including any Gilead Composition) contained, incorporated or otherwise included in any Product or any Know-How, Patent Rights or other intellectual property rights with respect to any HIV Antigen or Other Agent, and references to “Product” under this Article XV shall be deemed to include only the Vaccine contained, incorporated or otherwise included in such Product, excluding any HIV Antigen or Other Agent.

15.7. Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENT RIGHTS, KNOW-HOW OR MATERIALS, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. WITHOUT LIMITING THE FOREGOING, THE PARTIES AGREE THAT THE DEVELOPMENT MILESTONE EVENTS, SALES MILESTONE EVENTS AND NET SALES LEVELS SET FORTH IN THIS AGREEMENT OR THAT HAVE OTHERWISE BEEN DISCUSSED BY THE PARTIES ARE MERELY INTENDED TO DEFINE THE MILESTONE PAYMENTS AND ROYALTY OBLIGATIONS IF SUCH DEVELOPMENT MILESTONE EVENTS, SALES MILESTONE EVENTS OR NET SALES LEVELS ARE ACHIEVED. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP, MANUFACTURE OR COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OR PROFIT (LOSS) OF PRODUCT WILL BE ACHIEVED.

Article XVI
INDEMNIFICATION; LIABILITY

16.1. Indemnification by Gritstone. Gritstone will indemnify, defend and hold Gilead, its Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns (each, a “Gilead Indemnitee”) harmless from and against any and all liability, damage, loss, cost or expense of any nature (including reasonable attorney’s fees and litigation expenses) (“Losses”) incurred by or imposed upon the Gilead Indemnitees or any of them in connection with any claim, suit, action, demand, proceeding, cause of action or judgment resulting from a Third Party claim (“Claims”), in each case, to the extent arising or resulting from:

16.1.1. Gritstone’s, or any of its Affiliates’, (sub)contractors’ or (sub)licensee’s activities in connection with the R&D Program, except to the extent arising from use of any Gilead Composition, HIV Antigen or Other Agent;

16.1.2. the [**] under this Agreement or the Supply Agreement [**];

16.1.3. Gritstone’s, or any of its Affiliates’, (sub)contractors’ or (sub)licensee’s use of the license granted pursuant to Section 3.2.2;

16.1.4. the negligence or willful misconduct of Gritstone or any of its Affiliates or its (sub) licensees (other than Gilead or its Affiliate or sublicensee), or any directors, officers, employees, (sub)contractors or agents thereof, in connection with Gritstone’s performance of its obligations under this Agreement; or

16.1.5. the breach of any of the obligations, covenants, representations or warranties made by Gritstone to Gilead under this Agreement;

provided, however, that Gritstone will not be obliged to so indemnify, defend and hold harmless the Gilead Indemnitees for any Claims to the extent Gilead has an obligation to indemnify Gritstone Indemnitees pursuant to Section 16.2 or the Supply Agreement or to the extent that such Claims arise from the breach, negligence or willful misconduct of Gilead or any Gilead Indemnitee.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

16.2. Indemnification by Gilead. Gilead will indemnify, defend and hold Gritstone, its Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns (each, a “Gritstone Indemnitee”) harmless from and against any and all Losses incurred by or imposed upon the Gritstone Indemnitees or any of them in connection with any Claims, in each case, to the extent arising or resulting from:

16.2.1. Gilead’s, or any of its Affiliates’, Sublicensees’ or (sub)contractors’ activities in connection with the R&D Program or the Exploitation of Products in the Territory;

16.2.2. Gritstone’s, or any of its Affiliates’ or (sub)contractors’ use of any Gilead Composition in accordance with this Agreement or the Supply Agreement;

16.2.3. the negligence or willful misconduct of Gilead or any of its Affiliates or its Sublicensees, or any directors, officers, employees, (sub)contractors or agents thereof, in connection with Gilead’s performance of its obligations under this Agreement; or

16.2.4. the breach of any of the obligations, covenants, representations or warranties made by Gilead to Gritstone under this Agreement;

provided, however, that Gilead will not be obliged to so indemnify, defend and hold harmless the Gritstone Indemnitees for any Claims to the extent Gritstone has an obligation to indemnify Gilead Indemnitees pursuant to Section 16.1 or the Supply Agreement or to the extent that such Claims arise from the breach, negligence, or willful misconduct of Gritstone or any Gritstone Indemnitee.

16.3. Indemnification Procedure.

16.3.1. A Gilead Indemnitee or Gritstone Indemnitee seeking indemnification under Section 16.1 or Section 16.2, as applicable (the “Indemnified Party”) will notify the other Party (the “Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (each, an “Indemnification Claim Notice”); provided, that the failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice will contain a description of the Claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

16.3.2. Subject to Sections 16.3.3 and 16.3.4, the Indemnifying Party will have the right, upon written notice given to the Indemnified Party within [**] days after receipt of the Indemnification Claim Notice, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 16.3.3 below will govern; provided, that any such Claim is only for monetary damages. The assumption of the defense of a Claim by the Indemnifying Party will not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless from and against the Claim, the Indemnified Party will reimburse the Indemnifying Party for any and all reasonable costs and expenses (including reasonable attorneys’ fees and costs of suit) and any losses incurred by the

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within [**] days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 16.3.4 will govern.

16.3.3. Upon assumption of the defense of a Claim by the Indemnifying Party: (a) the Indemnifying Party will have the right to and will assume sole control and responsibility for dealing with the Claim; (b) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (c) the Indemnifying Party will keep the Indemnified Party informed of the status of such Claim; and (d) the Indemnifying Party will have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it will not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party. The Indemnified Party will cooperate with the Indemnifying Party and will be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party will furnish such records, information, and testimony, provide witnesses, and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

16.3.4. If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 16.3.2 or fails to conduct the defense and handling of any Claim in good faith after having assumed such Claim, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party will keep the Indemnifying Party timely apprised of the status of such Claim and will not settle such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned, or delayed. If the Indemnified Party defends or handles such Claim, the Indemnifying Party will cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and will be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

16.4. Mitigation of Loss. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

16.5. Limitation of Liability. NEITHER GRITSTONE NOR GILEAD, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR LOST PROFITS OR LOST REVENUES (WHETHER CONSEQUENTIAL OR DIRECT), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

DAMAGE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 16.5 IS INTENDED TO OR WILL LIMIT OR RESTRICT: (A) [**]; (B) [**]; OR (C) [**].

16.6. Insurance.

16.6.1. Insurance Maintained by Gilead. During the Term, Gilead will have and maintain, at its own expense, insurance (with a Third Party or through a program of self-insurance) against liability and other risks associated with its activities and obligations under this Agreement, in such amounts and on such terms as are customary for the activities to be conducted by Gilead under this Agreement. Gilead will furnish to Gritstone evidence of such insurance upon request. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article XVI.

16.6.2. Insurance Maintained by Gritstone. During the Term, Gritstone will have and maintain in full force and effect, at its own expense, insurance coverage to include:

(a) Commercial general liability insurance with limits of liability not less than [**] per occurrence and [**] in the aggregate. General liability limit requirements may be satisfied by a combination of primary and umbrella or excess liability insurance coverage;

(b) Workers’ compensation insurance in compliance with Applicable Law (including the local law requirements of the state or jurisdiction in which the work is to be performed). Employer’s liability insurance in amounts not less than [**] for each of: (i) bodily injury by accident (each accident); (ii) bodily injury by disease (policy limit); and (iii) bodily injury by disease (each employee). Where permitted by Applicable Law, such policies will contain a waiver of the insurer’s subrogation rights against Gilead;

(c) Automobile liability insurance for bodily injury, property damage and automobile contractual liability covering all owned, hired and non-owned automobiles with a combined single limit of liability for each accident of not less than [**]; and

(d) during the term of the Supply Agreement, Supply Products and Completed Operations Liability Insurance with a per occurrence limit of not less than [**].

16.6.3. Additional Requirements. Gritstone will name Gilead as an additional insured on the insurance policies maintained pursuant to Sections 16.6.2(a) and 16.6.2(c), as applicable, either by endorsement or blanket additional insured endorsement, and Gritstone will provide evidence of insurance maintained pursuant to Section 16.6.2 on request of Gilead. Gritstone will provide Gilead a notice of insurance policy cancellation in accordance with the provisions of the applicable insurance policy maintained pursuant to Section 16.6.2. Insurance policies maintained by Gritstone pursuant to Section 16.6.2 should be occurrence type. If policies maintained by Gritstone pursuant to Section 16.6.2 are claims made, then insurance will be maintained by Gritstone for at least [**] following completion of Gritstone’s activities under the R&D Plan (or in the case of clause (d) of Section 16.6.2, for at least [**] following expiration or termination of the Supply Agreement). All insurance maintained by Gritstone pursuant to Section 16.6.2 will be underwritten by companies with an AM best rating of at least A-VII. In addition, such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article XVI.

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Article XVII
GENERAL PROVISIONS

17.1. Assignment. Except as provided in this Section 17.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole: (a) to an Affiliate of such Party; (b) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement; or (c) pursuant to a merger or consolidation (or similar transaction) of the assigning Party. Any attempted assignment not in accordance with this Section 17.1 will be void.

17.2. Extension to Affiliates. Each Party will have the right to extend the rights, immunities, and obligations granted in this Agreement to one (1) or more of its Affiliates. All applicable terms and provisions of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the assigning Party. The assigning Party will remain primarily liable for any acts or omissions of its Affiliates.

17.3. Severability. If one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid or unenforceable in any situation in any jurisdiction, such holding will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid or unenforceable term or provision in any other situation or in any other jurisdiction, and the term or provision will be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is void, invalid or unenforceable, the Parties agree to: (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good faith effort to replace any void, invalid or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

17.4. Governing Law and Waiver of Jury Trial.

17.4.1. Governing Law. This Agreement and any dispute arising from the performance or breach hereof will be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the application of any conflict of laws principles that would require application of the laws of another jurisdiction. The provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or any subject matter hereof.

17.4.2. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT WILL

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

17.5. Dispute Resolution; Rules of Arbitration.

17.5.1. Initial Dispute Resolution Process. Except as otherwise set forth in this Agreement, in the event of an unresolved matter, dispute, or issue which relates to the breach or alleged breach or interpretation of this Agreement (each, a “Dispute”) or which this Agreement expressly provides will be resolved in accordance with this Section 17.5 (each, a “Selected Dispute”), the Parties will refer the Dispute or Selected Dispute to the Alliance Managers for discussion and resolution. If the Alliance Managers are unable to resolve such Dispute or Selected Dispute within [**] days of the Dispute or Selected Dispute being referred to them by either Party in writing, either Party may require that the Parties forward the matter to the Senior Officers (or designees with similar authority to resolve such dispute), who will attempt in good faith to resolve such Dispute or Selected Dispute. If the Senior Officers cannot resolve such Dispute or Selected Dispute within [**] days of the matter being referred to them in writing, then the Dispute or Selected Dispute will be resolved as provided in Sections 17.5.3 and 17.5.4, as applicable.

17.5.2. Dispute Escalation. Any unresolved Dispute between the Parties arising out of or in connection with this Agreement will be resolved through litigation in accordance with this Section 17.5.2. This Agreement and any Dispute arising from the performance or breach hereof will be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to any choice of law rules, without giving effect to the application of any conflict of laws principles that would require application of the laws of another jurisdiction. The provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or any subject matter hereof. Each Party irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of New York located in New York, NY; and (b) the United States District Court for the Southern District of New York, for the purposes of any Dispute arising out of this Agreement. Each Party agrees to commence any Action either in the United States District Court for the Southern District of New York or if such Action may not be brought in such court for jurisdictional reasons, in the courts of the State of New York located in New York, NY. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth in Section 17.9 will be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction in this Section 17.5.2. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement in (i) the courts of the State of New York located in New York, NY and (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

17.5.3. Arbitration. Any unresolved Selected Dispute between the Parties arising out of or in connection with this Agreement will be resolved by final and binding arbitration. Whenever a Party decides to institute arbitration proceedings, it will give written notice to that effect to the other Party. Arbitration will be held in New York, New York, according to the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) in effect at the Effective Date, except as they may be modified herein or by mutual agreement of the Parties. All arbitration proceedings will be conducted by three (3) arbitrators unless otherwise mutually agreed by the Parties. The claimant and the respondent will each nominate an arbitrator in accordance with the ICC Rules, and the third arbitrator, who will be the president of the arbitral tribunal, will be appointed by the two (2) Party-appointed arbitrators in consultation with the Parties. The arbitrators will: (i) be disinterested, neutral, and independent from both Parties and all of their respective Affiliates; and (ii) have the requisite experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, will have appropriate experience with

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

respect to the subject matter(s) to be arbitrated, and will have some experience in mediating or arbitrating issues relating to such agreements. In the case of any Selected Dispute, the arbitrators shall in addition include an individual with experience and expertise in the worldwide development and commercialization of pharmaceuticals and the business, legal and scientific considerations related thereto. The arbitrators will have the authority to engage additional experts as necessary in order to facilitate resolution of the Dispute or Selected Dispute, as applicable.

17.5.4. Selected Dispute Arbitration. Notwithstanding anything contained in Section 17.5.2, within [**] days after the arbitrators are nominated or appointed, each Party will provide the arbitrators a proposal and written memorandum in support of its position regarding the Selected Dispute, including its specific proposal to resolve the Selected Dispute, as well as any documentary evidence it wishes to provide in support thereof (each, a “Brief”), and the arbitrators will provide each Party’s Brief to the other Party after it receives a Brief from each Party. Within [**] days after a Party submits its Brief, the other Party will have the right to respond thereto. The response and any material in support thereof (each, a “Response”) will be provided to the arbitrators and the other Party. The arbitrators will have the right to meet with the Parties as necessary to inform the arbitrators’ determination and to perform independent research and analysis. Within [**]days of the receipt by the arbitrators of both Parties’ Responses (or expiration of the [**]-day period if any Party fails to submit a Response), the arbitrators will deliver their decision regarding the Selected Dispute in writing; provided, that the arbitrators will select one (1) of the resolutions proposed by the Parties which corresponds with, or comes closer to, the determination of the arbitrators.

17.5.5. Confidentiality; Awards. The Parties undertake to maintain confidentiality in accordance with Article XII as to the existence of the arbitration proceedings and as to all submissions, correspondence, evidence, and findings relating to the arbitration proceedings. No arbitrator (nor any arbitral tribunal) will have the power to award punitive damages under this Agreement, and such award is expressly prohibited. Decisions of the arbitrator(s) will be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction. The costs of the arbitration will be shared by the Parties during the course of such arbitration, as assessed by the International Chamber of Commerce, and will be borne as determined by the arbitrator(s).

17.5.6. Preliminary Injunctive Relief. Notwithstanding anything to the contrary, either Party may at any time seek to obtain preliminary injunctive relief or other applicable provisional relief from a court of competent jurisdiction with respect to an issue arising under this Agreement if the rights of such Party would be prejudiced absent such relief. A request by a Party to a court of competent jurisdiction for interim measures necessary to preserve the Party’s rights, including attachments or injunctions, will not be deemed incompatible with, or a waiver of, the agreement to mediate or arbitrate contained in Section 17.5.3, or the availability of interim measures of protection under the ICC Rules. Notwithstanding anything to the contrary in this Section 17.5, any disputes regarding the scope, validity, enforceability, or inventorship of any Patent Rights will be submitted for final resolution by a court of competent jurisdiction.

17.6. Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have breached this Agreement for failure or delay performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from a cause beyond the reasonable control of such Party, including acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances (other than strikes, lockouts, or labor disturbances involving a Party’s own employees), government actions, fire, earthquakes, floods, epidemics, pandemics, or quarantines (“Force Majeure”) and for so long as such failure or delay continues to be caused by or result from such Force Majeure event. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a Force Majeure (to the

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

extent causing the applicable failure or delay) for the purposes of this Agreement, even though the pandemic is ongoing. The affected Party will notify the other Party in writing of any Force Majeure circumstances that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under the Agreement is expected to continue based on currently available information, to the extent reasonably practicable, and will undertake reasonable efforts necessary to mitigate and overcome such Force Majeure circumstances and resume normal performance of its obligations hereunder as soon as reasonably practicable under the circumstances.

17.7. Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

17.8. Relationship of the Parties. Nothing contained in this Agreement will be deemed to constitute a partnership, joint venture, agency, employee-employer relationship, or legal entity of any type between Gritstone and Gilead, or to constitute one as the agent of the other. Each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give any Party the power or authority to act for, bind, or commit the other.

17.9. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement will be in writing and will be sent by internationally-recognized courier or express delivery service with tracking capabilities or personal delivery to the following addresses, or to such other addresses as will be designated from time to time by a Party in accordance with this Section 17.9:

If to Gilead, addressed to:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

Attention: Alliance Management

With copies (which will not constitute, nor be required for effective, notice) to:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

Attention: General Counsel

If to Gritstone, addressed to:

Gritstone Oncology, Inc.

5959 Horton St., Suite 300

Emeryville, CA 94608

Attention: Chief Scientific Officer

With copies (which will not constitute, nor be required for effective, notice) to:

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Gritstone Oncology, Inc.

5959 Horton St., Suite 300

Emeryville, CA 94608

Attention: Rahsaan Thompson, General Counsel

All notices, requests, claims, demands, waivers and other communications under this Agreement will be deemed to have been duly given: (a) when delivered by hand, if personally delivered; or (b) upon receipt when delivered by a courier or express delivery service (such date of receipt being evidenced by the courier’s or express delivery service’s records).

17.10. Further Assurances. Gilead and Gritstone hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge, and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

17.11. Compliance with Law. Each Party will perform its obligations under this Agreement in accordance with all Applicable Laws. No Party will, or will be required to, undertake any activity under or in connection with this Agreement which violates, or which it reasonably believes in good faith may violate, any Applicable Law.

17.12. Parties in Interest; No Third Party Beneficiary Rights. All of the terms and provisions of this Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, heirs, administrators and permitted assigns. The provisions of this Agreement are for the sole benefit of the Parties and their permitted successors and assigns, and they will not be construed as conferring any rights to any Third Party (including any third party beneficiary rights), except for the indemnification rights of the Gilead Indemnitees pursuant to Sections 16.1 and 16.3 and the indemnification rights of the Gritstone Indemnitees pursuant to Sections 16.2 and 16.3.

17.13. English Language. This Agreement is written and executed in the English language. Any translation into any other language will not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version will prevail.

17.14. Expenses. Each Party will pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution, and delivery of this Agreement.

17.15. Interpretation. Headings used herein are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic, or otherwise. Accordingly, the terms of this Agreement will be interpreted and construed in accordance with the definitions for such terms provided herein or, if no such definitions are provided, with their usual and customary meanings, and each of the Parties hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Applicable Laws to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Exhibit, or Schedule will be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Exhibit, or Schedule, of or to, as the case may be, this Agreement. Except where the context

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

otherwise requires: (a) any definition of or reference to any agreement, instrument, or other document refers to such agreement, instrument, other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (b) any reference to any Applicable Laws refers to such Applicable Laws as from time to time enacted, repealed or amended; (c) the words “herein”, “hereof”, and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof; (d) the words “include”, “includes”, and “including” will be deemed to be followed by the phrase “but not limited to”, “without limitation”, or words of similar import; (e) the word “or” is used in the inclusive sense (and/or), unless explicitly indicated otherwise by the term “either/or”; (f) the word “will” will have the same meaning and effect as the word “shall”; (g) the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders; (h) a “Party” includes its permitted assignees or the respective successors in title to substantially the whole of its undertaking; and (i) the Exhibits and Schedules to this Agreement form part of the operative provision of this Agreement, and references to this Agreement will, unless the context otherwise requires, include references to the Exhibits and Schedules.

17.16. Entire Agreement. This Agreement, together with its Exhibits and Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter; provided, that this Agreement does not supersede (a) the [**] Agreement, which shall remain in effect; or (b) the Existing CDA with respect to any subject matter or disclosures other than with respect to Confidential Information governed by this Agreement; provided that, as of the Effective Date, the Existing CDA will be deemed not to apply to Confidential Information governed by this Agreement, which shall be governed by Article XII and the other terms and conditions of this Agreement. In the event of any conflict between a substantive provision of this Agreement and any Exhibit or Schedule hereto, the substantive provisions of this Agreement will prevail.

17.17. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same instrument. Counterparts and any other document required to be executed and delivered hereunder may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart or such document so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

17.18. Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

[Signature Page Follows]

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

GILEAD SCIENCES, INC.	GRITSTONE ONCOLOGY, INC.
By: /s/ Andrew Dickinson Name: Andrew Dickinson Title: Executive Vice President and Chief Financial Officer	By: /s/ Andrew Allen Name: Andrew Allen Title: CEO & President

[Signature Page to Collaboration, Option and License Agreement]

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

SCHEDULE 1.29

CHADV AND SAM PLATFORM TECHNOLOGY

Omitted pursuant to Regulation S-K, Item 601(a)(5)

1.66-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

SCHEDULE 1.66

[**]

Omitted pursuant to Regulation S-K, Item 601(a)(5)

1.66-2

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

SCHEDULE 1.71

Excluded Technology

Omitted pursuant to Regulation S-K, Item 601(a)(5)

1.71-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.CONFIDENTIAL

SCHEDULE 1.122

EXISTING IN-LICENSE AGREEMENTS

Omitted pursuant to Regulation S-K, Item 601(a)(5)

1.122-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

SCHEDULE 1.153

[**]

Omitted pursuant to Regulation S-K, Item 601(a)(5)

1.153-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

SCHEDULES 2.1.2(A) AND (B)

R&D PLAN AND GRITSTONE R&D BUDGET

Omitted pursuant to Regulation S-K, Item 601(a)(5)

2.1.2-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

SCHEDULE 3.1.4

Future IN-LICENSE AGREEMENT [**]

Not applicable as of the Effective Date.

3.1.4-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

SCHEDULE 3.5.4

SELECTED PROVISIONS OF [**] AGREEMENT

Omitted pursuant to Regulation S-K, Item 601(a)(5)

3.5.4-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

SCHEDULE 5.1

[**]

Omitted pursuant to Regulation S-K, Item 601(a)(5)

5.1-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

SCHEDULE 6.2

FORM OF DEVELOPMENT REPORT

Omitted pursuant to Regulation S-K, Item 601(a)(5)

6.2-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

SCHEDULE 7.4

[**]

Omitted pursuant to Regulation S-K, Item 601(a)(5)

7.4-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Schedule 9.2

Stock purchase agreement

Omitted pursuant to Regulation S-K, Item 601(a)(5)

9.2-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

SCHEDULE 11.10

[**]-RELATED PROVISIONS OF THIRD PARTY AGREEMENTS

Omitted pursuant to Regulation S-K, Item 601(a)(5)

11.10-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

SCHEDULE 12.6.2

PRESS RELEASE

Gilead Contacts: Gritstone Contacts:

Jacquie Ross, Investors Alexandra Santos, Investors

(650) 425-8408 (510) 871-6161

Mark Snyder, Media Dan Budwick, Media

(650) 446-6957 (973) 271-6085

Confidential Draft – Not for Distribution

GILEAD SCIENCES AND GRITSTONE ANNOUNCE COLLABORATION UTILIZING GRITSTONE’S VACCINE PLATFORM TECHNOLOGY FOR HIV CURE

Foster City, Calif. and Emeryville, Calif., February 1, 2021 – Gilead Sciences, Inc. (Nasdaq: GILD) and Gritstone Oncology, Inc. (Nasdaq: GRTS), a clinical-stage biotechnology company developing next generation cancer and infectious disease immunotherapies, today announced that the companies have entered into a collaboration, option and license agreement to research and develop a vaccine-based immunotherapy as part of Gilead’s efforts to find a curative treatment for human immunodeficiency virus (HIV) infection.

Gilead and Gritstone will develop an HIV-specific therapeutic vaccine using Gritstone’s proprietary prime-boost vaccine platform, comprised of self-amplifying mRNA (SAM) and adenoviral vectors, with antigens developed by Gilead.

“While HIV treatment has advanced dramatically over the past three decades, people living with HIV still face a lifetime of therapy,” said Diana Brainard, MD, Senior Vice President, Virology Therapeutic Area, Gilead Sciences. “Curing HIV remains the ultimate aspiration for Gilead’s HIV research and development efforts. Gritstone’s vaccine technology has the potential to educate the immune system to specifically recognize and destroy HIV-infected cells by leveraging SAM and adenoviral vectors. This, along with our other partnerships and internal programs, reflects Gilead’s commitment to continuing innovation to discover a cure for HIV and bring about an end to the HIV epidemic.”

“We are excited to be partnering with Gilead, a company that has decades long experience improving care for people living with HIV, to advance a novel immunotherapy using our proprietary platform for the treatment of HIV infection,” said Andrew Allen, MD, PhD, Co-Founder, President and Chief Executive Officer of Gritstone. “It is well-established that CD8+ T cells are critical for the elimination of virally infected cells, and we have built a highly differentiated vaccine platform that has been shown to generate large numbers of antigen-specific T cells, including CD8+ T cells, even in advanced and immunocompromised cancer patients. On the heels of our recent COVID-19 program initiation in

12.6.2-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

partnership with the NIH, this program adds to our growing infectious disease pipeline supported by collaborations with leading biopharma and renowned institutions.”

“Delivery of viral antigens in potent vaccine vectors to elicit a strong immune response is a cornerstone of successful infectious disease vaccines,” said Karin Jooss, PhD, Executive Vice President of Research and Chief Scientific Officer of Gritstone.

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“Our preclinical work at Gritstone developing our powerful prime-boost vaccine technology utilized simian immunodeficiency virus (SIV) derived antigens as model antigens, which are very similar to HIV-1. The resulting strong, durable and broad anti-SIV CD8+ T cell responses and T cell memory data captured the attention of Gilead’s virology team. We jointly performed further experiments that generated additional compelling data, which was also complemented by our exciting clinical data with neoantigens in cancer patients. We are delighted to now advance our partnership and product candidates for the treatment of patients with HIV infection.”

Terms of the Agreement

Under the terms of the agreement, Gilead will make a $60 million payment at closing, consisting of a $30 million upfront cash payment and a $30 million equity investment at a premium. Gilead will be responsible for conducting a Phase 1 study for the HIV-specific therapeutic vaccine and holds an exclusive option under the collaboration to obtain an exclusive license to develop and commercialize the HIV-specific therapeutic vaccine beyond Phase 1. Gritstone is also eligible to receive up to an additional $725 million if the option is exercised and if certain clinical, regulatory and commercial milestones are achieved, as well as mid single-digit to low double-digit tiered royalties on net sales upon commercialization.

Locust Walk served as transaction advisor to Gritstone.

About Gritstone Oncology

Gritstone Oncology (Nasdaq: GRTS), a clinical-stage biotechnology company, is developing the next generation of immunotherapies against multiple cancer types and infectious diseases. Gritstone develops its products by leveraging two key pillars—first, a proprietary machine learning-based platform, Gritstone EDGETM, which is designed to predict antigens that are presented on the surface of cells, such as tumor or virally-infected cells, that can be seen by the immune system; and second, the ability to develop and manufacture potent immunotherapies utilizing these antigens to potentially drive the patient’s immune system to specifically attack and destroy disease-causing cells. The company’s lead oncology programs include an individualized neoantigen-based immunotherapy, GRANITE, and an “off the shelf” shared neoantigen-based immunotherapy, SLATE, which are being evaluated in clinical studies. The company also has a bispecific antibody (BiSAb) program for solid tumors in lead optimization. Within its infectious disease pipeline, Gritstone is advancing CORAL, a COVID-19 program to develop a second-generation vaccine with support from departments within the National Institutes of Health (NIH) and the Bill & Melinda Gates Foundation and a license agreement with La Jolla Institute for Immunology. Additionally, the company has a global collaboration for the development of a therapeutic HIV vaccine with Gilead Sciences. For more information, please visit gritstoneoncology.com.

About Gilead Sciences

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California. For more information on Gilead Sciences, please visit the company’s website at www.gilead.com.

12.6.2-2

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Gritstone Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to the potential of Gritstone’s therapeutic programs; the advancements in the Company’s ongoing clinical trials; the timing of data announcements related to ongoing clinical trials and the initiation of future clinical trials.

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Such forward-looking statements involve substantial risks and uncertainties that could cause Gritstone’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including Gritstone’s programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, Gritstone’s ability to successfully establish, protect and defend its intellectual property and other matters that could affect the sufficiency of existing cash to fund operations. Gritstone undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Gritstone’s most recent Quarterly Report on Form 10-Q filed on November 5, 2020 and any current and periodic reports filed with the Securities and Exchange Commission.

Gilead Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including the ability of the parties to meet potential milestones in the estimated timelines or at all and the risk that the parties may not realize the expected benefits of this collaboration. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in Gilead’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

12.6.2-3

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

SCHEDULE 15.2

DISCLOSURE SCHEDULE

Omitted pursuant to Regulation S-K, Item 601(a)(5)

15.2-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Schedule 15.2.1

LICENSED PATENTS

Omitted pursuant to Regulation S-K, Item 601(a)(5)

15.2.1-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Schedule 15.3

DISCLOSURE SCHEDULE AS OF THE BRINGDOWN LETTER DATE

[Intentionally Blank as of the Effective Date]

15.3-1

Certain identified information has been omitted from this Exhibit 10.3 because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks [**] denote omissions.

Schedule 15.3.1

LICENSED PATENTS AS OF THE BRINGDOWN LETTER DATE

[Intentionally Blank as of the Effective Date]

15.3.1-1